      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 23, 1999
                                                            REGISTRATION NO. 333

-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                -----------------
                                    FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                                -----------------

                                BENZ ENERGY INC.
                 (Name of Small Business Issuer in its Charter)


           DELAWARE                            1311                       76-0577348
(State or Other Jurisdiction of    (Primary Standard Industrial        (I.R.S. Employer
Incorporation or Organization)      Classification Code Number)      Identification No.)

                        1000 LOUISIANA STREET, 15TH FLOOR
                              HOUSTON, TEXAS 77002
                                 (713) 739-0351
(ADDRESS AND TELEPHONE NUMBER OF PRINCIPAL EXECUTIVE OFFICES AND PRINCIPAL PLACE
                                  OF BUSINESS)

                         PRENTIS B. TOMLINSON, PRESIDENT
                        1000 LOUISIANA STREET, 15TH FLOOR
                              HOUSTON, TEXAS 77002
                                 (713) 739-0351
            (NAME, ADDRESS AND TELEPHONE NUMBER OF AGENT FOR SERVICE)

                                -----------------
                                  WITH COPY TO:
                             PORTER & HEDGES, L.L.P.
                            700 Louisiana, 35th Floor
                              Houston, Texas 77002
                                 (713) 226-0629
                              Attn: Samuel N. Allen
                                -----------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: AS SOON AS PRACTICABLE AFTER THE REGISTRATION STATEMENT BECOMES EFFECTIVE.

                                -----------------

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. /X/

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. / /

                                -----------------


                          CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------
            TITLE OF EACH CLASS OF                   AMOUNT                                PROPOSED MAXIMUM       AMOUNT OF
         SECURITIES TO BE REGISTERED            TO BE REGISTERED     PROPOSED MAXIMUM         AGGREGATE        REGISTRATION FEE
                                                      (3)                OFFERING           OFFERING PRICE
                                                                    PRICE PER SHARE
-------------------------------------------------------------------------------------------------------------------------------

Class A, Series II Convertible Preferred Stock,    238,201              90.91(1)               21,654,853        6,054.20
$1.00 par value
-------------------------------------------------------------------------------------------------------------------------------

Common Stock, $.01 par value,
issuable upon conversion of the
convertible preferred stock                      100,772,634              N/A                     N/A               N/A

Common Stock, $.01 par value,
issuable upon exercise of warrants
or otherwise previously issued                    8,558,649             .2179(2)               1,864,704           521.37
-------------------------------------------------------------------------------------------------------------------------------
     Total                                                                                                       6,575.57
-------------------------------------------------------------------------------------------------------------------------------

(1) Pursuant to Rule 457(i), the registration fee is calculated based on the offering price of the convertible preferred stock when originally issued by the Company.
(2) Pursuant to Rule 457(c), the registration fee is calculated based on the average of the bid and ask prices for the Common Stock reported on the Vancouver Stock Exchange July 19, 1999.
(3) Plus an indeterminate number of shares that may be issued upon conversion of preferred stock due to changes in the exchange rate of Canadian to U.S. dollars.

                                -----------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATE AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

                   Subject to completion, dated July 23, 1999

PROSPECTUS

--------------------------------------------------------------------------------
The information in this prospectus is not complete and may be changed. We may not offer these securities until the registration statement filed with the SEC is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
--------------------------------------------------------------------------------


                                     [LOGO]


                                BENZ ENERGY INC.


         238,201 Shares of Class A, Series II Convertible Preferred Stock

                       109,331,283 Shares of Common Stock


         This prospectus relates to the resale by certain of our selling securityholders of:

         - up to 238,201 shares of our class A, series II convertible preferred stock;
         - up to 100,772,634 shares of our common stock, par value $.01 per share, issuable upon conversion of the convertible preferred stock;
         - 3,974,923 shares of common stock issuable upon the exercise of outstanding warrants to purchase our common stock;
         - 2,984,526 shares of our common stock issued as commission and fees related to the offering of convertible preferred stock;
         - 541,700 shares of our common stock issued in exchange for certain convertible debentures, series III; and
         - 1,057,500 shares of our common stock issued in lieu of interest payments.

         We will not receive any of the proceeds from the resale of the convertible preferred stock or common stock issuable upon conversion of the convertible preferred stock or exercise of warrants.

         The convertible preferred stock currently is not listed on any securities exchange, but we expect to post the convertible preferred stock for trading on the Nasdaq Bulletin Board. Our common stock is traded on the Vancouver Stock Exchange under the symbol "BZG." In addition, upon completion of this offering, we expect to post our common stock for trading on the Nasdaq Bulletin Board and remove our common stock from trading on the Vancouver Stock Exchange.

        THIS INVESTMENT INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 4.

-------------------------------------------------------------------------------
         Neither the SEC nor any state securities commission has approved these securities or determined that this prospectus is accurate or complete. Any representation to the contrary is illegal.
-------------------------------------------------------------------------------

                The date of this prospectus is August ___, 1999.


                              TABLE OF CONTENTS
                                                                               PAGE
Summary .....................................................................    2

Cautionary Statement Regarding Forward-looking Statements ...................    4

Risk Factors ................................................................    4

Capitalization ..............................................................   13

Common Stock Price Range and Dividend Policy ................................   14

Selected Consolidated Financial Information .................................   15

Management's Discussion and Analysis of Financial Condition and
   Results of Operations ....................................................   16

Business and Properties .....................................................   25

Management ..................................................................   39

Certain Transactions ........................................................   44

Principal and Selling Shareholders ..........................................   47

Plan of Distribution ........................................................   50

Description of Capital Stock ................................................   52

Legal Matters ...............................................................   55

Experts .....................................................................   55

Index to Financial Statements ...............................................  F-1

                              AVAILABLE INFORMATION

         As a result of this offering, we will be subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith will file reports and other information with the Securities and Exchange Commission. The reports and other information filed by us with the Commission can be inspected and copies can be obtained at the public reference facilities maintained by the Commission at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Regional Offices of the Commission at 7 World Trade Center, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material also can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. In addition, the Commission maintains a site on the World Wide Web at HTTP://WWW.SEC.GOV that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

         This Prospectus constitutes a part of a registration statement on Form SB-2 filed by us with the Securities and Exchange Commission under the Securities Act. This prospectus omits certain of the information contained in the registration statement, and reference is hereby made to the registration statement for further information with respect to us and the securities offered hereby. Any statements contained herein concerning the provisions of any document filed as an exhibit to the registration statement or otherwise filed with the Securities and Exchange Commission is not necessarily complete, and in each instance, reference is made to the copy of such documents so filed. Each such statement is qualified in its entirety by such reference.

         The reports and other information we file with the Vancouver Stock Exchange can be inspected and copies can be obtained by contacting Warren H. Funt, Vice President, Corporate Finance Services, at P.O. Box 10999, 600 Cranville Street, Vancouver, BC Canada V7Y 1H1 or by telephone at (888) 547-8873. In addition, the Vancouver Stock Exchange maintains a site on the World Wide Web at HTTP://WWW.VSE.CA that contains reports, proxy and information statements and other information regarding registrants that file with the VSE.

         We intend to furnish our stockholders with annual reports containing audited financial statements and an opinion expressed by independent auditors and with quarterly reports for the first three quarters of each fiscal year containing unaudited summary financial information.

                                     SUMMARY


         THIS SUMMARY SHOULD BE READ IN CONJUNCTION WITH THE MORE DETAILED INFORMATION AND FINANCIAL INFORMATION, INCLUDING THE NOTES THERETO, APPEARING ELSEWHERE IN THIS PROSPECTUS. INVESTORS SHOULD CAREFULLY CONSIDER THE INFORMATION SET FORTH UNDER THE HEADING "RISK FACTORS." UNLESS OTHERWISE INDICATED HEREIN, ALL DOLLAR AMOUNTS ARE IN UNITED STATES DOLLARS. UNLESS OTHERWISE NOTED HEREIN, REFERENCES IN THIS PROSPECTUS TO US INCLUDE OUR WHOLLY OWNED SUBSIDIARIES.

BENZ ENERGY INC.

         We are an independent energy company engaged in the exploration for and development of oil and natural gas. We have interests in more than 25 oil and gas prospects and projects primarily in the United States Gulf Coast areas of Mississippi, Texas and Louisiana. Most of these prospects have been, are being, or are expected to be, enhanced with 3-D seismic data and CAEX technologies. The 3-D seismic data, including current surveys, will cover more than 820 square miles. Our 1999 capital budget provides for a total of $11.3 million for drilling and prospect development. Of such amounts, approximately $7.3 million is budgeted for development drilling, approximately $1.0 million is budgeted for exploratory drilling, testing, and subsequent completions, $2.3 million is budgeted for seismic data acquisitions and the remainder is budgeted primarily for leasehold purchases.

         Our principal executive offices are located at 1000 Louisiana Street, 15th Floor, Houston, Texas 77002, and our telephone number at that address is
(713) 739-0351.

THE OFFERING

         SHARES OFFERED:

         - 238,201 shares of our class A, series II convertible preferred stock;

         - 100,772,634 shares of our common stock, par value $.01 per share, issuable upon conversion of the convertible preferred stock;

         - 3,974,923 shares of common stock issuable upon the exercise of outstanding warrants to purchase our common stock;

         - 2,984,526 shares of our common stock issued as commission and fees related to the offering of convertible preferred stock;

         - 541,700 shares of our common stock issued in exchange for certain convertible debentures, series III; and

         - 1,057,500 shares of our common stock issued in lieu of interest payments.

                          SUMMARY FINANCIAL INFORMATION

         The following selected financial data as of and for the ten-month period ended August 31, 1997, the four-month period ended December 31, 1997, and the year ended December 31, 1998, have been derived from our audited consolidated financial statements. The selected consolidated financial data as of and for the three-month period ended March 31, 1998 and 1999 have been derived from our unaudited consolidated financial statements. The unaudited consolidated financial statements include all adjustments consisting of normal recurring accruals that we consider necessary for a fair presentation of our financial position as of these dates and the results of operations and cash flows for these periods. Operating results for the three months ended March 31, 1999 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 1999.

                                                                                                               TEN MONTH
                                                                                                FOUR MONTH       PERIOD
                                               FOR THE QUARTER ENDED          YEAR ENDED       PERIOD ENDED      ENDED
                                                       MARCH 31,              DECEMBER 31,     DECEMBER 31,    AUGUST 31,
                                             ----------------------------   ----------------   ------------    ----------
                                                 1999            1998             1998           1997 (1)       1997 (2)
                                             ------------    ------------   ----------------   ------------    ----------
                                             (unaudited)      (unaudited)       (audited)        (audited)     (audited)
INCOME STATEMENT DATA:

Petroleum revenues ......................    $  1,370,957    $  1,040,780     $  4,947,457     $    707,987    $   444,203

Earnings (loss) before DD&A, interest,
  amortization of issuance costs,
  income tax and preferred dividends.....         210,271        (465,790)      (2,756,466)      (1,479,769)    (1,686,624)

Net loss applicable to common
  stockholders ..........................      (2,665,782)     (2,365,163)     (11,915,191)      (2,739,322)    (1,917,141)


                                                      AS OF                               AS OF                   AS OF
                                                     MARCH 31,                         DECEMBER 31,            AUGUST 31,
                                             ----------------------------     -----------------------------    -----------
                                                 1999             1998             1998          1997 (1)        1997 (2)
                                             ------------    ------------     ------------     ------------    -----------
BALANCE SHEET DATA:                          (unaudited)     (unaudited)        (audited)       (audited)       (audited)

Working Capital Surplus (Deficit) .......    $(35,135,688)   $  2,538,902     $(27,360,635)    $(15,290,406)   $ 1,784,075

Properties and Equipment, net ...........      85,463,843      45,109,137       79,412,241       25,319,771     11,916,817

      Total Assets ......................      97,890,925      75,339,380       95,240,247       36,216,129     21,520,880

Long-term Debt, including current
  maturities ............................      61,871,586      41,152,167       59,490,912       12,708,303        781,326

Redeemable Preferred Shares .............       9,488,140      12,000,000        9,488,140               --             --

Stockholders' Equity ....................       4,394,320      12,547,544        6,990,828       11,806,496     14,089,948

--------------------
(1)      We changed our fiscal year end to December 31.

(2)      Represents the period from inception to original year-end, August 31.

           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

         The statements made in this prospectus or in the documents we have incorporated by reference that are not statements of historical fact are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "estimate," "anticipate" or "believe," or similar terminology.

         The forward-looking statements include discussions about business strategy and expectations concerning market position, future operations, seismic, drilling or exploration operations, profitability, liquidity and capital resources, and statements concerning the integration into our business of the operations we have acquired. Although we believe that the expectations in such statements are reasonable, we cannot give any assurance that those expectations will be correct or that the risks to investors in this offering will not occur.

         We caution you not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus.

         Uncertainties are inherent in estimating quantities of proved oil and natural gas reserves and in projecting future rates of production and timing of development expenditures, including many factors beyond our control. Reserve engineering is a subjective process of estimating underground accumulations of oil and natural gas that cannot be measured in an exact way, and the accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment. As a result, estimates made by different engineers often vary from one another. In addition, results of drilling, testing and production after the date of an estimate may justify revisions of such estimate and such revisions, if significant, would change the schedule of any further production and development drilling. Accordingly, reserve estimates generally are different from quantities of oil and natural gas that ultimately are recovered. Drilling and exploration plans are subject to modification based upon seismic analysis, drilling results, production results, and capital availability. Capital availability may also be affected by many factors including market conditions and exploration results.

         Additional important factors that could cause actual results to differ materially from our expectations are disclosed elsewhere in this prospectus.

         All subsequent written and oral forward-looking statements attributable to the company or persons acting on its behalf are expressly qualified in their entirety by such factors.

                                  RISK FACTORS

WE HAVE A LIMITED OPERATING HISTORY, A HISTORY OF FINANCIAL LOSSES AND HAVE ACCUMULATED SUBSTANTIAL WORKING CAPITAL DEFICITS.

         We commenced operations in 1991 and acquired a substantial portion of our operating assets through the acquisition of Texstar Petroleum, Inc. in October 1996. Potential purchasers, therefore, have limited historical financial and operating information upon which to base an evaluation of our performance and whether to invest in our securities. We have incurred substantial operating and net losses to date. The following table reflects total net losses and net losses per share of common stock for the periods indicated:

                                                                       PER SHARE
                                                          AMOUNT        (BASIC)
                                                       -------------   ---------
     Quarter ended March 31, 1999 ..................   $ (2,665,782)    $(0.08)
     Year ended December 31, 1998 ..................   $(11,915,191)    $(0.37)
     Four Month Period ended December 31, 1997 .....   $ (2,739,322)    $(0.10)
     Ten Month Period ended August 31, 1997 ........   $ (1,917,141)    $(0.09)

         We have also had the following working capital surplus (deficit) as at the dates indicated:

               March 31, 1999 ...................  $(35,135,688)
               December 31, 1998 ................  $(27,360,635)
               December 31, 1997 ................  $(15,290,406)
               August 31, 1997 ..................  $  1,784,075

WE WILL CONTINUE TO REQUIRE SUBSTANTIAL EXPENDITURES TO DEVELOP AND EXPAND OUR BUSINESS.

         Our future financial results will depend primarily on the following:

         - our ability to economically locate hydrocarbons in commercial quantities;
         - our ability to reduce drilling risks and costs through 3-D seismic data and CAEX technologies in selecting site and depth of wells;
         - our ability to secure adequate financial resources to fund activities; and
         -        externally, on oil and gas prices.

         There can be no assurance that we will achieve or sustain profitability or positive cash flows from operating activities in the future.

SUBSTANTIAL CAPITAL REQUIREMENTS--WE HAVE SUBSTANTIAL CAPITAL REQUIREMENTS THAT WE MAY BE UNABLE TO MEET.

         We have experienced and expect to continue to experience substantial working capital needs. Our ongoing capital requirements consist primarily of the following items:

         -        funding the 1999 capital and exploration budget;
         - payment for the recently completed 3-D survey at Old Ocean Field in remaining installments totaling approximately $3,338,000;
         - payment of EnCap Credit Facility, the BOCP Credit Facility and the Old Ocean Loan, all due July 31, 1999 in the principal amounts of $12.0 million, $6.0 million and $2.2 million, plus accrued interest, respectively;
         - payment of certain trade payables of which approximately $12,160,000 is past due as of June 30, 1999;
         - payment of preferred dividends not otherwise payable in common stock; and
         - payment of interest on our outstanding 9% convertible debentures and bank obligations.

         Our 1999 net capital and exploration budget is $11.3 million (excluding capitalized interest and overhead). Approximately $2.5 million of the net capital and exploration budget remains to be used in 1999. The net capital and exploration budget excludes expenditures anticipated to be funded by related property sales. We plan to finance anticipated ongoing expenses and our 1999 net capital and exploration budget with funds generated from the following sources:

         -        available cash and cash investments;
         -        cash provided by operating activities;
         - capital we believe we can raise through the Aquila Energy Capital Corporation ("Aquila") Production Payment and sale of equity;
         - non-core asset sales and sales of excess interests in core assets;
         -        a $4.0 million capital infusion from an affiliate of EnCap;
                  and
         - capital raised in connection with our recently completed offering of convertible preferred stock.

         No assurance can be given as to the availability or terms of additional financing that will be required. If adequate capital resources are not available, we may be required to curtail our drilling, development and other operations; may not be able to participate in operations proposed by others with an interest in our properties and be subjected to applicable non-consent penalties; and may not be able to meet certain of our existing contractual obligations, which as to any of the foregoing would have a material adverse effect on us and our financial condition.

IMPENDING MATURITY DATES--A SUBSTANTIAL AMOUNT OF OUR INDEBTEDNESS IS CURRENTLY DUE OR PAST DUE AND WE MAY BE UNABLE TO REPAY OR REFINANCE THIS INDEBTEDNESS.

         Our EnCap, BOCP and Old Ocean Credit Facilities will come due on July 31, 1999. As to the indebtedness reflected by the Old Ocean Loan, all lenders, other than affiliates of EnCap that are owed $100,000, elected to convert their respective indebtedness and the mineral interests obtained in connection with the Old Ocean Loan into our convertible preferred stock. We repaid the $100,000 owed to affiliates of EnCap under the Old Ocean Loan and expect to repay the indebtedness reflected by the EnCap Credit Facility and the BOCP Credit Facility with funds obtained in connection with our recently completed offering of convertible preferred stock and new funds anticipated being received in connection with a new production payment arrangement with Aquila. We are currently engaged in negotiations, but do not have a binding agreement with respect to the Aquila facility. There can be no assurance that this financing option will be consummated. We currently have an extension of the maturity dates to July 31, 1999 with respect to the EnCap and BOCP Credit Facilities, and the lenders thereunder have in the past granted maturity date extensions, and we believe that EnCap Energy and BOCP will continue to extend the maturity dates to provide us with sufficient time to obtain the new financings. If the maturity dates under the EnCap and BOCP Credit Facilities are not extended or we are unable to obtain sufficient new financings to repay the EnCap Credit Facility and the BOCP Credit Facility, then we will be in default under the applicable Credit Facility and the applicable lenders will have the right to seek immediate repayment of the entire indebtedness due thereunder and enforce their other remedies, which include the right to foreclose on substantially all of our properties. Such a default will also cause defaults under other material contracts to which we and our subsidiaries are parties. Any of the foregoing actions could cause us to cease operations.

         On June 10, 1999, we were obligated to pay one-half of the $6.7 million cost of acquiring certain seismic materials relating to the Old Ocean Prospect and were obligated to pay the remaining amounts 60 days after delivery of the processed data. We paid $700,000 of the total amount due on June 18, 1999, $2.6 million on July 9, 1999 and have reached an oral agreement to pay the remaining balance by July 31, 1999. Funds for the final payment are anticipated to come from the sale of approximately 37.5% of our interest in the Old Ocean Prospect. We currently are in negotiation for the sale of that interest, and have entered into a letter of intent with a potential purchaser. Although we believe the sale will be consummated in time for us to meet our payment obligations, there can be no assurance that the sale will be consummated by that time or at all. If we are unable to complete the transaction and are unable to satisfy our payment obligations by some other means, we will be in default with respect to our obligations to the company that has completed the seismic survey and with the other owner of an interest in the Old Ocean Prospect. The defaults would subject us to the possibility of losing our rights in the seismic materials and in a substantial portion of our rights in the Old Ocean Prospect. The defaults also will cause defaults under other material contracts to which we and our subsidiaries are parties. Any of the foregoing actions would have a material adverse effect on us and our financial condition.

TRADE PAYABLES--WE HAVE A SUBSTANTIAL AMOUNT OF PAST-DUE TRADE PAYABLES THAT WE CURRENTLY DO NOT HAVE THE FUNDS TO PAY.

         At June 30, 1999, we had outstanding approximately $14,377,000 of accounts payable to industry partners and trade creditors. Approximately $12,160,000 of this amount is past due. We have requested the holders of such accounts payable to accept payment over an extended time. There can be no assurance that a sufficient number of our creditors will accept the proposed discounts or other payment terms; however, on July 12, 1999, we conducted a meeting with our trade creditors, and a substantial number of them have indicated that they will be willing to participate in our proposed repayment plan.

          We anticipate funding our payment obligations by using the proceeds to be received from the new production payment that we are attempting to arrange, sale of assets and production revenue. If a creditor is unwilling to participate in any of our proposed repayment arrangements and we do not have sufficient funds to pay that creditor, then the creditor may declare us in default and pursue their available remedies against us. Those remedies could include, under certain circumstances, placing us into involuntary bankruptcy.

ABILITY TO CONTINUE AS A GOING CONCERN--THE REPORT OF OUR INDEPENDENT ACCOUNTANTS WITH RESPECT TO OUR FINANCIAL STATEMENTS DISCUSSES OUR ABILITY TO CONTINUE AS A GOING CONCERN.

         The report of our independent public accountants in our financial statements includes an explanatory paragraph that states that our ability to continue as a going concern is in question. Note 18 to our audited consolidated financial statements states that the financial statements were prepared assuming that we are able to continue as a going concern assuming certain events, such as refinancing of our indebtedness and the anticipated success of certain of our oil and gas wells. There can be no assurance that the events described in the going concern note will occur, and if they do not occur, we may be unable to continue as a going concern.

VOLATILITY OF OIL AND GAS MARKETS--THE VOLATILITY OF OIL AND GAS MARKETS CAUSES UNCERTAINTY CONCERNING THE VALUE OF OUR OIL AND GAS RESERVES.

         MARKET PRICES ARE VOLATILE. Our profitability and cash flow depend greatly on the market price of oil and natural gas. Prices for oil and natural gas are subject to wide fluctuations in response to relatively minor changes in supply and demand, market uncertainty and a variety of additional factors that we cannot control.
These factors include:

         -        the level of consumer product demand;
         -        weather conditions;
         -        domestic and foreign governmental regulations;
         -        the price and availability of alternative fuels;
         -        political conditions in the Middle East;
         -        the foreign supply of oil and natural gas;
         -        the price of oil and gas imports; and
         -        overall economic conditions.

         Our ability to maintain or increase our borrowing capacity and to obtain additional capital on attractive terms, or not at all, is also substantially dependent upon oil and gas prices. Compared to 1998, the average prices for our production have generally declined. Continued low prices could seriously affect our cash flow, financial condition and access to additional capital.

         HEDGING TRANSACTIONS MAY MITIGATE FLUCTUATION IN PRICES. Substantially all of our sales of oil and natural gas are made in the spot market or pursuant to contracts based on spot market prices. To reduce price risk, we sometimes execute contracts on a portion of our production to hedge against market price changes. Hedging transactions are intended to limit the negative effect of future price declines, but could also limit our participation in significant price increases for the covered period. We cannot be certain that hedging transactions will reduce the effect of any substantial declines in oil and natural gas prices. Except as described below, as of June 30, 1999, we were not a party to any natural gas futures contracts, crude oil swap agreements or other commodity hedging agreement; however, we have agreed to backstop the limited gas hedges entered into by Shell Capital covering gas dedicated to our term production payment if the gas volumes delivered to Shell Capital are less than the amounts hedged. In March, we entered into a forward sale of ten contracts for delivery in May 1999, and twelve contracts for delivery in June, July and August, of our anticipated gas production at an average price of $2.07/MMBTU. Each contract equates to 10,000 million BTU of gas.

UNCERTAINTY OF ESTIMATES OF OIL AND GAS RESERVES--ESTIMATING OIL AND GAS RESERVES IS UNCERTAIN AND WE MAY BE UNABLE TO RECOVER ALL OF OUR CURRENTLY ESTIMATED RESERVES.

         There is substantial uncertainty in estimating quantities of proved reserves and projecting future production rates and the timing of development expenditures. No one can measure underground accumulations of oil and natural gas in an exact way. Accordingly, oil and gas reserve engineering requires subjective estimations of those accumulations. Estimates of other engineers might differ widely from those of our internal engineers as well as R.A. Lenser and Associates, Inc., our independent engineers. Accuracy of reserve estimates depend on the quality of available data and on engineering and geological interpretation and judgment. Lenser & Associates may make material changes to reserve estimates based on the results of actual drilling, testing and production. As a result, our reserve estimates often differ from the quantities of oil and gas we ultimately recover. Also, we make certain assumptions regarding future oil and gas prices, production levels, and operating and development costs that may prove incorrect. Any significant variance from these assumptions could greatly affect our estimates of reserves and future net revenues.

EXPLORATION RISKS--OUR OPERATIONS ARE SUBJECT TO SIGNIFICANT EXPLORATION RISKS, INCLUDING THE RISKS THAT OUR 3-D SEISMIC DATA AND CAEX TECHNOLOGY MAY BE INSUFFICIENT FOR US TO IDENTIFY OIL AND GAS RESERVES.

         Our strategy is to enhance the value of our prospects through the use of 3-D seismic data and CAEX technology with emphasis on direct hydrocarbon detection technologies. These technologies create computer generated 3-D displays of subsurface geological formations that can help our explorationists detect seismic anomalies and structural features that are not apparent in 2-D seismic surveys. These technologies, however, require greater pre-drilling expenditures than traditional drilling strategies. Even when fully used and properly interpreted, 3-D seismic data and CAEX visualization techniques only assist geoscientists in identifying subsurface structures and hydrocarbon indicators, and do not conclusively allow the interpreter to know if hydrocarbons will in fact be present and recoverable.

OPERATING AND UNINSURED RISKS--OUR OPERATIONS ARE SUBJECT TO MANY OPERATING RISKS INCLUDING MANY FOR WHICH WE ARE NOT INSURED.

         We must continually acquire or explore for and develop new oil and natural gas reserves to replace those produced and sold. Our hydrocarbon reserves and revenues will decline if we are not successful in our drilling, acquisition or exploration activities. We cannot be certain that our exploration and development projects will result in significant additional reserves or that we will have success drilling productive wells at economically viable costs. Casualty risk and other operating risks could cause reserves and revenues to decline.

         CASUALTY RISKS. Our operations are subject to the following inherent casualty risks:

         -        fires;
         -        explosions and blowouts;
         -        abnormally pressured formations;
         -        uncontrollable flows of oil, natural gas or well fluids;
         -        pollution and other environmental risks; and
         -        pipe failure.

         We could suffer substantial financial losses due to any of the following:

         -        injury or loss of life;
         -        severe damage to and destruction of property and equipment;
         -        pollution and other environmental damage;
         -        regulatory investigations and penalties; and
         -        suspension of operations.

         UNINSURED RISKS. As is customary in the industry, we maintain insurance against some, but not all, casualty risks incidental to our business.

         OTHER OPERATING RISKS. Numerous risks affect our drilling activities, including the risk of drilling non-productive wells or dry holes. The cost of drilling, completing and operating wells and of installing production facilities and pipelines often is uncertain. Also, our drilling operations could diminish or cease because of any of the following:

         -        title problems;
         -        compliance with governmental regulations;
         - shortages or delays in the delivery or availability of drilling rigs and other equipment; and
         -        weather conditions.

         Moreover, effective marketing of our natural gas production depends on factors such as the following:


         -        existing market supply of and demand for natural gas;

         -        the proximity of our reserves to pipelines;
         -        the available capacity of such pipelines; and
         -        government regulations.

         The marketing of oil and gas production similarly depends on the availability of pipelines and other transportation, processing and refining facilities, and the existence of adequate markets. As a result, even if hydrocarbons are discovered in commercial quantities, a substantial period of time may elapse before commercial production commences. If pipeline facilities in an area are insufficient, we may have to wait for construction or expansion of pipeline capacity before we can market production from the area.

GOVERNMENTAL REGULATIONS AND ENVIRONMENTAL RISKS--OUR OPERATIONS ARE SUBJECT TO SUBSTANTIAL GOVERNMENTAL REGULATION AND ENVIRONMENTAL RISKS THAT COULD HAVE AN ADVERSE IMPACT ON OUR OPERATIONS.

         LEGAL LIMITATIONS. We are subject to various United States federal, state and local laws and regulations on taxation, exploration and development, and environmental and safety matters. Many laws and regulations require drilling permits and govern the spacing of wells, the prevention of waste, rates of production and other matters. These statutes and regulations, and any others that are passed by the jurisdictions where we have production, could limit the total number of wells drilled or the total allowable production from successful wells, which could limit revenues. Currently, we have not curtailed production on any of our oil and gas wells.

         ENVIRONMENTAL LIABILITIES. We could incur liability to the government or third parties for any unlawful discharge of oil, gas or other pollutants into the air, soil or water, including responsibility for remedial costs. We could potentially discharge oil or natural gas into the environment in any of the following ways:

         -        from a well or drilling equipment at a drill site;
         - leakage from storage tanks, pipelines or other gathering and transportation facilities;
         - damage to oil or natural gas wells resulting from accidents during normal operations; or
         -        blowouts or explosions.

         Environmental discharges may move through soil to water supplies or adjoining properties giving rise to additional liabilities. Some laws and regulations could impose liability for failure to notify the proper authorities of a discharge and other failures to comply with those laws. Environmental laws may also affect the costs of our acquisitions of properties. We do not believe that our environmental risks are materially different from those of comparable companies in the oil and gas industry. However, we cannot be certain that environmental laws will not, in the future, result in decreased production, substantially increased costs of operations or other adverse effects to our operations and financial condition. Pollution and similar environmental risks generally are not fully insurable.

COMPETITION--WE ARE SUBJECT TO INTENSE COMPETITION WITHIN OUR INDUSTRY AND MANY OF OUR COMPETITORS HAVE GREATER FINANCIAL RESOURCES THAN US.

         The oil and gas industry is highly competitive. We compete with major oil and gas companies, other independent oil and gas concerns, and individual producers and operators. Many of these competitors have financial and other resources substantially greater than those available to us. Moreover, the oil and gas industry competes with other industries in supplying the energy and fuel needs of industrial, commercial and other consumers. Increased competition causing over supply and depressed prices could greatly affect our operations revenues.

DEPENDENCE ON THE K.S. BYRD 31-1 #1 WELL AND HOWELL #1 WELL--WE ARE HIGHLY DEPENDENT ON A SMALL NUMBER OF PRODUCING OIL AND GAS WELLS THE LOSS OF PRODUCTION FROM WHICH WOULD HAVE A SERIOUS IMPACT ON OUR ABILITY TO CONTINUE OPERATIONS.

         For the first quarter of 1999, revenue from the K.S. Byrd 31-1#1 well totaled approximately $640,800, 47% of our total revenue, on net production of 4,290 MCFGED. The K.S. Byrd 31-1#1 well accounted for approximately $2.4 million of our revenues for the year ended December 31, 1998, 49% of total revenue, on net production of 3,226 MCFGED. After dedication of certain volumes to the Shell Production Payment or a replacement production payment, the K.S. Byrd 31-1 #1 will continue to be a major contributor to our net production. Subsequent to year-end 1998, we put the Howell #1 on production at a high rate of gas flow. The Howell well is expected to contribute greater net production than the Byrd, and thus, should become the largest production source for us.

CONFLICTS OF INTEREST WITH RESPECT TO CERTAIN TRANSACTIONS--WE HAVE ENGAGED IN SUBSTANTIAL TRANSACTIONS WITH CERTAIN OF OUR OFFICERS AND DIRECTORS THAT WERE NOT NEGOTIATED AT ARMS-LENGTH.

         We have engaged in acquisitions, financings, and other transactions with entities that are owned in part by certain of our officers, directors and affiliates. We believe that these transactions were fair to us; however, the transactions did not result from arms length negotiations. There can be no assurance that better terms would not have been negotiated in these transactions through arms-length negotiations with unaffiliated third parties.

CONTROL BY EXISTING MANAGEMENT AND STOCKHOLDERS--A SUBSTANTIAL PORTION OF OUR OUTSTANDING VOTING STOCK IS CONTROLLED BY A FEW SHAREHOLDERS THAT HAVE SUBSTANTIAL INFLUENCE OVER OUR BUSINESS DECISIONS.

         At June 30, 1999, the Chairman and Chief Executive Officer, Prentis B. Tomlinson, Jr. and his wife Heather Tomlinson, beneficially own approximately 33.8% and 7.9%, respectively, of our outstanding common stock. Mr. and Mrs. Tomlinson are able to exercise significant influence over our affairs, including election of the board of directors and other matters submitted to a vote of the stockholders.

SHARES ELIGIBLE FOR FUTURE SALE--WE HAVE A SUBSTANTIAL NUMBER OF SHARES OF COMMON STOCK ISSUABLE UPON THE CONVERSION OF OUTSTANDING CONVERTIBLE SECURITIES AND WARRANTS THAT IF SOLD INTO THE PUBLIC MARKETS COULD HAVE A MATERIAL ADVERSE EFFECT ON THE TRADING PRICE OF OUR COMMON STOCK.

         As of June 30, 1999, we had 34,785,224 shares of common stock outstanding. Of the outstanding common stock, 15,414,858 shares are owned by affiliates, as defined in regulations under the Securities Act, and will be considered "Restricted Stock" within the meaning of Rule 144 under the Securities Act. Common stock held by affiliates may not be sold in the absence of registration under the Securities Act, unless an exemption from registration is available. The remaining outstanding common stock is freely transferable by persons other than affiliates without restriction or further registration under the Securities Act. Although we cannot predict the timing or amount of future sales of common stock, if any, by our selling shareholders or affiliates or the effect that the availability of such common stock for sale will have on the market price from time to time, sales of substantial amounts of common stock could adversely affect the market price of the common stock. In addition to the common stock described above, 14,493,837 shares of common stock are reserved for issuance or are issuable upon the exercise of outstanding warrants, options and other convertible securities.

         To the extent that outstanding options and warrants are exercised, the percentage ownership of common stock of our stockholders will be diluted. Moreover, the terms upon which we will be able to obtain additional equity capital may be adversely affected because the holders of outstanding options and warrants can be expected to exercise them at a time when we would, in all likelihood, be able to obtain any needed capital on terms more favorable to us than the exercise terms provided by such outstanding securities. In the event of the exercise of a substantial number of stock options or warrants or the conversion of any convertible securities, within a reasonably short period of time after the right to exercise commences, the resulting increase in the amount of our common stock in the trading market could substantially affect the market price of the common stock.

ABSENCE OF UNITED STATES TRADING MARKET--OUR SECURITIES CURRENTLY ARE NOT TRADED ON ANY UNITED STATES STOCK EXCHANGE AND THERE CAN BE NO ASSURANCE THAT WE WILL BE SUCCESSFUL IN LISTING OUR COMMON STOCK ON ANY UNITED STATES EXCHANGE.

         Our common stock currently is traded on the Vancouver Stock Exchange. There is no established trading market for our common stock in the United States. The future value of the common stock and preferred stock will depend on many factors including:

         -        prevailing foreign currency exchange rates,
         -        operating results, and
         -        the market for similar domestic securities.

         We cannot assure that the common stock will be listed on a U.S. exchange, that an active United States public market will develop or that if convertible preferred stock is converted into common stock, that it will be able to resell these securities in the United States. See "Summary - The Offering."

CERTAIN ANTI-TAKEOVER PROVISIONS--OUR CERTIFICATE OF INCORPORATION CONTAINS PROVISIONS THAT COULD ALLOW OUR BOARD OF DIRECTORS TO IMPEDE THE ABILITY OF OTHERS TO ACQUIRE US.

         Our certificate of incorporation authorizes the issuance of preferred stock at the discretion of our board of directors. The board of directors can, without shareholder approval, issue preferred stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of holders of our securities. The preferred stock could be used, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of us. This could discourage bids for us and, thereby, prevent shareholders from receiving the maximum value for their shares. Notwithstanding our board's ability to issue preferred stock without shareholder approval, the certificates of designation with respect to our currently outstanding preferred stock limit the board's ability to issue any new series of preferred stock under certain circumstances. The board of directors may institute further protections on behalf of shareholders to assure their fair consideration in certain circumstances.

SUBORDINATION OF THE CONVERTIBLE PREFERRED STOCK--THE CONVERTIBLE PREFERRED STOCK SUBJECT TO RESALE UNDER THIS PROSPECTUS IS SUBORDINATE IN CERTAIN RESPECTS TO OTHER OF OUR ISSUED AND OUTSTANDING SECURITIES.

         The convertible preferred stock ranks PARI PASSU with certain other issued and outstanding preferred stock and any new issue of preferred stock that stipulates a liquidation preference PARI PASSU with the convertible preferred stock, and senior to all other present and any of our future equity that does not stipulate it, will be PARI PASSU with the convertible preferred stock. The convertible preferred stock is subordinate to claims of creditors, including holders of our outstanding debt instruments. As of March 31, 1999, we had $61,871,600 of indebtedness outstanding. In addition, at March 31, 1999, we had approximately $12,000,000 of trade payables outstanding and $4.8 million in notes payable to our vendors.

         Additional indebtedness will be incurred by us and our subsidiaries from time to time subject to certain restrictions contained in our credit arrangements, the trust indenture relating to our outstanding debentures and the terms of the convertible preferred stock. In the event of our liquidation, dissolution or winding up, our lenders to and other creditors and our subsidiaries would be entitled to payment in full before satisfaction of the liquidation preference on the convertible preferred stock.

EFFECT OF SUBSTANTIAL INDEBTEDNESS--OUR SUBSTANTIAL INDEBTEDNESS PLACES SIGNIFICANT RESTRICTIONS ON OUR ABILITY TO ACCESS CAPITAL MARKETS.

         Our indebtedness has several important consequences, including, but not limited to, the following:

         - the holders of convertible preferred stock will be subordinate to any such debt;
         - our ability to obtain additional financing in the future, as needed, is limited;
         - our leverage position and the covenants contained in our existing contractual arrangements limit our ability to expand our business and take advantage of certain business opportunities; and
         - our leverage makes us more vulnerable to economic downturns, limits our ability to withstand competitive pressures, and reduces our flexibility in responding to changing business and economic conditions.

NO DIVIDENDS--WE HAVE NEVER PAID CASH DIVIDENDS AND DO NOT EXPECT TO PAY DIVIDENDS ON COMMON STOCK IN THE FUTURE.

         We may only pay cash dividends out of surplus, as defined in the Delaware General Corporation Law, or, if no surplus is available, out of our net profits for the fiscal year which the dividend or distribution is declared and the preceding fiscal year. No dividends or distributions may be declared or paid if we are or would be rendered insolvent by virtue of the dividend distribution. We do not believe that these restrictions will limit our ability to pay dividends on the convertible preferred stock in the future. We have not paid any cash dividends on our common stock and do not expect to declare or pay any cash dividends on our common stock or the convertible preferred stock in the foreseeable future. We currently intend to pay dividends on the convertible preferred stock with common stock. The EnCap Credit Facility and the BOCP Credit
Facility currently contain restrictions on the payment of dividends; however, we intend to repay these credit facilities shortly.

LIMITATION ON MONETARY LIABILITY OF OFFICERS AND DIRECTORS TO STOCKHOLDERS--OUR CERTIFICATE OF INCORPORATION LIMITS THE LIABILITY OF OUR OFFICERS AND DIRECTORS FOR CERTAIN ACTIONS, WHICH MAY RESULT IN OUR INABILITY TO COLLECT MONETARY DAMAGES FROM THEM IN THE CASE OF THEIR MISCONDUCT.

         Section 145 of the Delaware General Corporation Law contains provisions entitling our directors and officers to indemnification from judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees, as the result of an action or proceeding in which they may be involved by reason of being or having been our director or officer provided the officers or directors acted in good faith. Our certificate of incorporation contains provisions indemnifying our officers and directors to the fullest extent permitted by Delaware law. These provisions provide, among other things, that our director shall not be liable either to us or our stockholders for monetary damages for breach of fiduciary duty as a director. These provisions may limit the ability of our stockholders to collect on any monetary liability owed to them by our officer or director.

                                 CAPITALIZATION

         The following table sets forth (i) our capitalization at March 31, 1999; (ii) our pro forma capitalization giving effect to the exchange on July 9, 1999, of 158,455 shares of our class A, series II convertible preferred stock for $15,145,000 principal amount of our 9% convertible debentures, series 1, due March 31, 2003, the related sale of 45,150 shares of class A, series II convertible preferred stock and 34,596 shares of our class A, series II convertible preferred stock for $2,200,000 principal amount due on the Old Ocean loan plus accrued interest and repurchase of the NPI, and the application of the net proceeds therefrom.


                                                                                              MARCH 31, 1999
                                                                                       ------------------------------
                                                                                        HISTORICAL       PRO FORMA
                                                                                       --------------  --------------
Long-term debt, including current maturities, net of unamortized discount of           $   61,871,586  $   44,526,586
    $937,500 ......................................................................

Redeemable Preferred Stock, no par value, unlimited shares authorized; 9,488,140
    shares issued and outstanding; redemption value of $9,488,140 .................        9,488,140       9,488,140

Stockholders' equity:
    Preferred Stock, $1.00 par value, 100,000,000 shares authorized; no shares issued
       or outstanding; (238,201 shares outstanding as adjusted) ....................              --      23,820,100

    Common Stock; $.01 par value, unlimited shares authorized; 33,727,724 shares
      issued and outstanding (1) ...................................................       20,424,996      20,424,996

    Common Stock reserved for issuance, 1,927,436 shares reserved (1) ..............        2,496,030       2,496,030

    Additional paid-in capital .....................................................          878,067         878,067

    Accumulated deficit ............................................................      (19,237,436)    (18,432,936)

    Unrealized losses on available for sale marketable securities ..................          (72,882)        (72,882)

    Cumulative foreign currency translation adjustment .............................          (94,455)        (94,455)
                                                                                       --------------  --------------
       Total stockholders' equity ..................................................        4,394,320      29,018,920
                                                                                       --------------  --------------
                 Total Capitalization ..............................................   $   75,754,046  $   83,033,646
                                                                                       --------------  --------------
                                                                                       --------------  --------------

-----------------------------

(1) On May 18, 1999, we migrated from the Yukon Territory, Canada and became a Delaware Corporation. Authorized capital stock is currently 400,000,000 shares consisting of 300,000,000 shares of common stock, par value $.01 per share, and 100,000,000 shares of preferred stock, par value $1.00 per share.

                  COMMON STOCK PRICE RANGE AND DIVIDEND POLICY

         Our common stock is listed on the Vancouver Stock Exchange under the symbol "BZG." At June 30, 1999, there were approximately 289 shareholders of record of common stock and 811 beneficial owners.

         The following table sets forth, for the periods indicated, the high and low sales prices per share, in Canadian dollars and in U.S. dollar equivalents, for the common stock as reported on Canada Stockwatch. We commenced operations on October 31, 1996.


                                                                  COMMON SHARE PRICE         COMMON SHARE PRICE
                                                                      RANGE (CDN)             RANGE (US$) (1)
                                                                ------------------------  -------------------------
                                                                   HIGH          LOW         HIGH          LOW
                                                                ------------  ----------  ------------  -----------
TEN MONTHS ENDED AUGUST 31, 1997:

    Month ended November 30, 1996 ............................  $       2.50  $     1.90  $       1.88   $     1.41
    Second Quarter ended February 28, 1997 ...................  $       4.30  $     2.00  $       3.15   $     1.48
    Third Quarter ended May 31, 1997 .........................  $       4.40  $     3.00  $       3.23   $     2.19
    Fourth Quarter ended August 31, 1997 .....................  $       3.35  $     2.50  $       2.44   $     1.82

FOUR MONTHS ENDED DECEMBER 31, 1997 (2): .....................  $       3.50  $     1.55  $       2.53   $     1.08
1998

    First Quarter ended March 31, 1998 .......................  $       2.10  $     1.10  $       1.49   $     0.77
    Second Quarter ended June 30, 1998 .......................  $       2.04  $     1.30  $       1.43   $     0.89
    Third Quarter ended September 30, 1998 ...................  $       1.80  $     0.45  $       1.24   $     0.30
    Fourth Quarter ended December 31, 1998 ...................  $       1.15  $     0.32  $       0.74   $     0.21
1999

    First Quarter ............................................  $       0.75  $     0.28  $       0.49   $     0.18
    Second Quarter ...........................................  $       0.50  $     0.28  $       0.34   $     0.19
    Third Quarter (through July 14, 1999) ....................  $       0.37  $     0.29  $       0.25   $     0.20

-------------------------------

(1) Share price was converted from Canadian dollars to U.S. dollars using the average of the high and low exchange rate in effect during the respective periods.

(2)      In 1997, we changed our fiscal year-end from August 31 to December 31.


DIVIDEND POLICY

         To date, we have not paid any cash dividends on our common stock. We intend to retain our earnings, if any, to provide funds for reinvestment in our exploration, development and production activities, and, therefore, do not anticipate declaring or paying cash dividends on our common stock in the foreseeable future. Furthermore, payment of dividends, if any, in the future is within the discretion of the board of directors and will depend on our earnings, if any, our capital requirements and financial condition and other relevant factors. Presently, the payment of dividends in cash by us on our common stock is restricted under the terms of certain of our credit facilities. We have the right through December 31, 1999 to pay dividends due on our class A, series I preferred stock with common stock priced at a trailing average closing price. To date, we have elected this option with respect to all dividends due on the class A, series I preferred stock.

                   SELECTED CONSOLIDATED FINANCIAL INFORMATION

         The following selected financial data as of and for the ten-month period ended August 31, 1997, the four-month period ended December 31, 1997, and the year ended December 31, 1998, have been derived from our audited consolidated financial statements. The selected consolidated financial data as of and for the three-month period ended March 31, 1998 and 1999 have been derived from our unaudited consolidated financial statements. The unaudited consolidated financial statements include all adjustments consisting of normal recurring accruals that we consider necessary for a fair presentation of our financial position as of such dates and the results of operations and cash flows for such periods. Operating results for the three months ended March 31, 1999 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 1999.


                                                                                                 FOUR MONTH
                                               FOR THE QUARTER ENDED          YEAR ENDED        PERIOD ENDED     TEN MONTH PERIOD
                                                     MARCH 31,               DECEMBER 31,       DECEMBER 31,     ENDED AUGUST 31,
                                            -----------------------------  ----------------    ---------------  ------------------
                                                1999            1998            1998              1997 (1)          1997 (2)
                                            --------------  -------------  ----------------    ---------------  ------------------
                                             (unaudited)    (unaudited)       (audited)          (audited)          (audited)
INCOME STATEMENT DATA:
Petroleum revenues .......................  $    1,370,957  $   1,040,780  $      4,947,457    $       707,987  $          444,203

Earnings (loss) before DD&A, interest,
amortization of issuance costs, income
tax and preferred dividends...............         210,271       (465,790)       (2,756,466)        (1,479,769)         (1,686,624)

Net loss applicable to common
stockholders .............................      (2,665,782)    (2,365,163)      (11,915,191)        (2,739,322)         (1,917,141)


                                                          AS OF                 AS OF               AS OF             AS OF
                                                        MARCH 31,            DECEMBER 31,        DECEMBER 31,       AUGUST 31,
                                            -----------------------------  ----------------    ---------------  ------------------
                                                1999            1998             1998               1997 (1)          1997 (2)
                                            --------------  -------------  ----------------    ---------------  ------------------
BALANCE SHEET DATA:                           (unaudited)    (unaudited)      (audited)           (audited)        (audited)
Working Capital Surplus (Deficit) ....      $  (35,135,688) $  2,538,902   $    (27,360,635)   $   (15,290,406) $        1,784,075

Properties and Equipment, net ........           85,463,843   45,109,137         79,412,241         25,319,771          11,916,817

   Total Assets ......................           97,890,925   75,339,380         95,240,247         36,216,129          21,520,880

Long-term Debt, including current
   maturities ........................           61,871,586   41,152,167         59,490,912         12,708,303             781,326

Redeemable Preferred Shares ..........            9,488,140   12,000,000          9,488,140                 --                  --

Stockholders' Equity .................            4,394,320   12,547,544          6,990,828         11,806,496          14,089,948

------------------------------

(1) We changed our fiscal year end to December 31.

(2) Represents the period from inception to original year-end, August 31.

     MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
                                  OF OPERATIONS

OVERVIEW

         The following matters had a significant impact on our results of operations and financial position for the three months ended March 31, 1999:

         VOLUME AND PRICE INFORMATION. Revenue for the first quarter of 1999 was significantly impacted by low average natural gas prices. Natural gas production accounts for 87% of our total production on an equivalent MCF basis. Our revenues are, therefore, more sensitive to gas price fluctuations than to oil price changes. For the first quarter of 1999, natural gas prices we received for our production averaged $1.70 per MCF compared to $2.27 for the comparable period in 1998.

         The following table summarizes volume and price information with respect to our oil and gas production for the three months ended March 31, 1999 and 1998:



                                                                THREE MONTHS
                                                                    ENDED
                                                                   MARCH 31,
                                                            ------------------------    INCREASE
                                                               1999         1998       (DECREASE)
                                                            -----------  ----------- --------------
                  Gas Volume - MCFGD ...................        7,913        4,570          3,343
                  Average Gas Price - per MCF ..........    $    1.70    $    2.27       $  (0.57)
                  Oil Volume - BOD .....................          191           99             92
                  Average Oil Price - per barrel .......    $    9.50    $   12.08       $  (2.58)

         OUTSTANDING DEBT. At March 31, 1999, we had outstanding debt of $61.9 million. Our EnCap, BOCP and Old Ocean Credit Facilities will come due on July 31, 1999. As to the indebtedness reflected by the Old Ocean Loan, all lenders, other than affiliates of EnCap that are owed $100,000, elected to convert their respective indebtedness and the mineral interests obtained in connection with the Old Ocean Loan into our convertible preferred stock. In July 1999, we repaid the $100,000 owed to affiliates of EnCap under the Old Ocean Loan and we anticipate that we will repay the indebtedness reflected by the EnCap Credit Facility and the BOCP Credit Facility in July, 1999, with funds obtained in connection with our recent offering of our convertible preferred stock and new funds received in connection with an increase either of the Shell Production Payment or through funds received in connection with a new production payment arrangement with a new lender. We currently are engaged in negotiations as to both financing options and believe such new financing will be available in time to meet the current maturity dates. If we are unable to obtain sufficient new financing to repay the EnCap Credit Facility and the BOCP Credit Facility, then we will be in default under the applicable Credit Facility and the applicable lenders will have the right to seek immediate repayment of the entire indebtedness due thereunder and enforce other remedies, which include the right to foreclose on substantially all of our properties. Any of the foregoing actions could cause us to cease operations.

         The following had a significant impact on our results of operations and financial position for the year ended December 31, 1998:

         CAPITALIZATION. We completed in March and April of 1998, the private placement of $37.5 million principal amount of 9% convertible debentures. After expenses and escrow of $1.056 million for the satisfaction of certain put rights of holders of the 9% convertible debentures (of which approximately $988,000 has been put), $32.5 million of the proceeds remained available to us. In April 1999, we agreed to lower the conversion price of the debentures from Cdn. $1.70 per common share to Cdn. $1.40 per common share in exchange for certain changes to the indentures. Series 3 debentureholders and the Series A special noteholders have agreed to the same changes by written consent. The 9% notes are convertible into 29,003,555 shares of common stock, based on a conversion price of Cdn.$1.40 and an exchange rate of $0.6711 per Cdn.$1.00 (the exchange rate as of April 15, 1999). The remaining 9% convertible debentures are convertible into 10,551,121 shares of common stock based on a current conversion price of Cdn.$1.40, adjusted for a 10% penalty on conversion due to delayed registration.

         DISCOVERY WELL. The K. S. Byrd Well, which began producing in September of 1997, contributed an average of 2,402 MCF per day during 1998, before including 747 MCF per day for acquired interests.

         ACQUISITIONS. We acquired certain producing properties from Lasco Energy Partners in January 1998, Calibre Energy, L.L.C. in April 1998 and Southern Gas Company in May 1998. The assets acquired in these transactions and certain other acquisitions contributed an average of 2,982 MCF per day during 1998, of which 747 MCF per day was additional production to us related to the K.
S. Byrd well not included in the discussion above.

         VOLUME AND PRICE INFORMATION. Our average realized price for natural gas decreased $0.56 per MCF from $2.80 per MCF for the year ended December 31, 1997 to $2.24 per MCF for the comparable period in 1998. Income in 1998 from hedging gains increased gas realizations by $0.18 per MCF. The average realized oil price decreased $8.25 per barrel from $19.08 per barrel in 1997 to $10.83 per barrel in 1998.

         The following table summarizes volume and price information with respect to our oil and gas production for the years ended December 31, 1998 and 1997, the four-month period ended December 31, 1997 and the ten month period ended August 31, 1997:





                                                   YEAR ENDED DECEMBER 31,
                                                 ---------------------------                FOUR MONTHS     TEN MONTHS
                                                                                               ENDED          ENDED
                                                     1998      1997(1)       INCREASE       DECEMBER 31,    AUGUST 31,
                                                                            (DECREASE)         1997           1997
                                                 ----------  ----------    -------------  --------------  -------------
         Gas Volume - MCFGD .................         5,506         788            4,718           1,834            276
         Average Gas Price - per MCF ........    $     2.24  $     2.80    $       (0.56) $         2.79  $        3.05
         Oil Volume - BOD ...................           111          33               78              37             31
         Average Oil Price - per barrel .....    $    10.83  $    19.08    $       (8.25) $        18.54  $       20.28

---------------------------------

(1) The amounts for the year ended December 31, 1997 were derived by adding the audited four month period ended December 31, 1997 and the audited ten month period ended August 31, 1997 and then subtracting the unaudited two month period ended December 31, 1996.

         OUTSTANDING DEBT. At December 31, 1998, we had outstanding debt of $59.5 million compared to $12.7 million at December 31, 1997. The increase reflects the issuance of $37.5 million of 9% convertible debentures, proceeds from which were used to fund oil and gas prospect drilling, leasing and seismic data acquisition activities in the onshore Texas and Mississippi Gulf of Mexico region, repayment of a portion of our outstanding debt and other working capital uses. In addition, we entered into a financing agreement with Shell Capital whereby we sold a term production payment to Shell Capital for $7.0 million.

THREE MONTHS ENDED MARCH 31, 1999 VS. THREE MONTHS ENDED MARCH 31, 1998

         NET LOSS. For the three months ended March 31, 1999, we reported a net loss applicable to common stockholders of $2.7 million, or $0.08 per share, compared to a net loss of $2.4 million, or $0.08 per share, in the comparable 1998 period. Weighted average shares outstanding increased from approximately
30.6 million in the first quarter of 1998 to over 33.7 million in the comparable 1999 period as a result of the issuance of Common Stock as dividend payment on preferred shares as well as the exercise of warrants and options in the second half of 1998.

         REVENUE. For the three months ended March 31, 1999, revenue from crude oil and natural gas production increased 32% over the same period in 1998. Natural gas contributed 88% and crude oil contributed 12% of total oil and gas production revenue.

         GAS SALES. Natural gas sales increased 30%, from $932,400 for the three months ended March 31, 1998 to approximately $1.2 million for the same period in 1999; however, the impact of increased production was significantly reduced by the decline in natural gas prices. Production for the first quarter of 1999 increased significantly over the comparable prior year period due primarily to production from the assets purchased in the second quarter of 1998 and production from new wells drilled and completed. This increase in production improved revenue from the 1999 period by $681,800. The average realized price for natural gas sales declined from $2.27 per MCF in the first quarter of 1998 to $1.70 per MCF in the comparable 1999 period decreasing revenues by $406,700.

         OIL SALES. For the three months ended March 31, 1999, oil sales increased 51% to $163,500, compared to $108,400 for the same period in 1998, due primarily to sales of production from properties acquired in the second quarter of 1998 and from new wells drilled and completed. This increase in production improved revenue for the first quarter of 1999 by approximately $99,500. Our average realized price for sales of crude oil in the first quarter of 1999 decreased by $2.58 per barrel, or 21%, decreasing revenue by $44,400 compared to the same period in 1998.

         DEPRECIATION, DEPLETION AND AMORTIZATION. Our depreciation, depletion and amortization expense for the first quarter of 1999 totaled $1.2 million compared to $676,600 in the comparable period for 1998. Full cost DD&A totaled $1.1 million for the three months ended March 31, 1999 compared to $621,600 for the same period in 1998. The increase in DD&A is consistent with a higher amortizable asset base and an increase in production for the 1999 period compared to the prior year period. On an equivalent MCF basis, full cost DD&A decreased $0.04 per MCFE, from $1.34 per MCFE for the three months ended March 31, 1998 to $1.30 per MCFE in the comparable 1999 period. DD&A of other assets for the first quarter of 1999 totaled $102,500, an increase of $47,500 over the comparable period in 1998, due primarily to an increase in the related asset base.

         OPERATING COSTS. Operating costs, including lease operating expense and production taxes, increased 30% from $129,200 in the first quarter of 1998 to $168,200 for the same period in 1999. The increase was due primarily to increased production from wells drilled or acquired since the prior year period. For the three months ended March 31, 1999, lease operating expense, excluding severance taxes, totaled $138,000 compared to $111,100 for the comparable period in 1998. On an equivalent MCF basis, average lease operating expense for the first quarter of 1999 decreased from $0.24 per MCFE in 1998 to $0.17 per MCFE in the same 1999 period.

         GENERAL AND ADMINISTRATIVE EXPENSE. General and administrative expense for the three months ended March 31, 1999 decreased $552,200, or 37%, compared to the same period in 1998. On an equivalent MCF basis, general and administrative expenses declined 64% to $1.15 per MCFE for the three months ended March 31, 1999 compared to $3.19 per MCFE for the same period in 1998. The decrease in general and administrative costs was due primarily to lower compensation expense generated by staff reductions during the fourth quarter of 1998 and the first quarter of 1999. These staff reductions, as well as salary reductions for certain of the remaining employees, are expected to significantly reduce general and administrative costs in 1999.

         INTEREST EXPENSE. Interest expense for the three months ended March 31, 1999 totaled $1.0 million compared to $1.2 million in the comparable prior year period. Average debt was approximately $59.8 million for the first quarter of 1999, resulting in gross interest costs of $2.0 million. Other financing costs include the amortization of a discount of $77,800. Partially offsetting these costs was capitalized interest of $1.0 million, which is based on the carrying value of unproved properties. Financing costs also included amortization of debt issuance costs totaling $582,030 for the first quarter of 1999. For the first quarter of 1998, average debt was approximately $25.6 million, resulting in gross interest costs of $857,000. Other financing costs included the amortization of the original issue discount for the EnCap NPI and warrants of $512,400. Partially offsetting these costs was capitalized interest of $171,400. Amortization of debt issuance costs totaled $53,800 for the first quarter of 1998.

         OTHER. Other income (expense) for the three months ended March 31, 1999 included interest income of $88,200 partially offset by losses on the sale of marketable securities totaling $58,600. For the comparable period in 1998 other income included interest income of $29,000 and gains on the sale of marketable securities totaling $108,800.

YEAR ENDED DECEMBER 31, 1998 VS. YEAR ENDED DECEMBER 31, 1997

         NET LOSS. For the year ended December 31, 1998, we reported a net loss applicable to common stockholders, of $11.9 million, or $0.37 per share, compared to a net loss of $4.4 million, or $0.18 per share, in the comparable 1997 period. Weighted average shares outstanding increased from approximately
24.1 million in 1997 to over 32.4 million in 1998 as a result of the conversion and exercise of warrants in late 1997 and the issuance of Common Stock to acquire certain properties in 1998 and to pay interest and dividends on the Lasco Acquisition note and subsequent preferred shares.

         REVENUE. For the year ended December 31, 1998, revenue from crude oil and natural gas production increased 378% over the same period in 1997. Natural gas contributed 91% and crude oil contributed 9% of total oil and gas production revenue.

         GAS SALES. Natural gas sales increased over 460%, from $804,700 for the year ended December 31, 1997 to approximately $4.5 million for the same period in 1998, as the impact of increased production more than offset the impact of the decline in natural gas prices. Production for 1998 increased significantly over the comparable prior year period due primarily to production from the assets purchased in our recent acquisitions and production from the K. S. Byrd Well. This increase in production improved revenue for 1998 by $4.8 million. The average realized price for natural gas sales declined from $2.80 per MCF in 1997 to $2.24 per MCF in the comparable 1998 period, decreasing revenues by $1.1 million. Income in 1998 from hedging gains increased gas realizations by $0.18 per Mcf.

         OIL SALES. For the year ended December 31, 1998, oil sales increased 91% to $440,500, compared to $231,100 for the same period in 1997, due primarily to sales of production for properties acquired in our recent acquisitions and production from our Reedy Creek properties. This increase in production improved revenue for 1998 by approximately $544,700. Our average realized price for sales of crude oil in 1998 decreased by $8.25 per barrel, or 43%, decreasing revenue by $335,300 compared to the same period in 1997.

         DEPRECIATION, DEPLETION AND AMORTIZATION. Our depreciation, depletion and amortization expense for 1998 totaled $3.2 million compared to $854,100 in the comparable period for 1997. Full cost DD&A totaled $2.8 million for the year ended December 31, 1998 compared to $709,200 for the same period in 1997. The increase in DD&A is consistent with the increased production for 1998 compared to the prior year period. Included in DD&A for the year ended December 31, 1997, was $221,000 of non-cash charges attributable to a price-related reduction in the book value of our oil and gas reserves. On an equivalent MCF basis, full cost DD&A decreased $0.71 per MCFE, from $1.97 per MCFE for the year ended December 31, 1997 to $1.26 per MCFE in the comparable 1998 period. DD&A of other assets for 1998 totaled $305,700, an increase of $160,800 over the comparable period in 1997 due primarily to an increase in the related asset base.

         OPERATING COSTS. Operating costs, including lease operating expense and production taxes, increased 763% from $111,500 in 1997 to $962,700 for the same period in 1998. The increase was due primarily to increased production from wells drilled or acquired since the prior year period. For the year ended December 31, 1998, lease operating expense, excluding severance taxes, totaled $860,200 compared to $86,500 for the comparable period in 1997. On an equivalent MCF basis, average lease operating expense for 1998 increased from $0.24 per MCFE in 1997 to $0.38 per MCFE in 1998. This increase is primarily due to the Lasco acquisition that comprised older, lower rate wells.

         GENERAL AND ADMINISTRATIVE EXPENSE. General and administrative expense for the year ended December 31, 1998 increased over $1.9 million, or 52%, compared to the same period in 1997. On an equivalent MCF basis, general and administrative costs declined 76% to $2.56 per MCFE for the year ended December 31, 1998 compared to $10.51 per MCFE for the same period in 1997.
The increase in general and administrative costs was due primarily to higher compensation expense generated by a larger staff. We began 1998 with 26 employees, increasing to 37 employees during the year. Staff reductions during the fourth quarter of 1998 reduced total employees to 29 at year-end. Further staff reductions during the first quarter of 1999 reduced total employees to 21 at March 31, 1999. These staff reductions, as well as salary reductions for the majority of the remaining employees, are expected to significantly reduce general and administrative costs in 1999. The overall high level of general and administrative expenses in 1997 was due to the initial costs associated with creating and managing our extensive capital program.

         INTEREST EXPENSE. Interest expense for the year ended December 31, 1998 totaled $5.8 million compared to $689,219 in the comparable prior year period. The increase is due primarily to the financing arrangements under the EnCap Credit Facility entered into in December 1997 and interest on the $37.5 million principal amount of 9% convertible debentures issued in March and April of 1998. Average debt was approximately $44.6 million for 1998, resulting in gross interest costs of $4.8 million. Other financing costs include the amortization of the original issue discount for the EnCap NPI of $1.7 million and the amortization of deferred loan and issuance costs of $1.2 million. Partially offsetting these costs were capitalized interest of $1.9 million, which is based on the carrying value of unproved properties.

         OTHER. Other income (expense) for the year ended December 31, 1998 included a charge of $1.0 million due to the termination of our key employee recorded in December 1998 to reflect settlement of his employment contract. Such settlement will be paid out through January 2001. Offsetting this expense was interest income of $573,609 and gains on the sales of marketable securities totaling $24,971. For the comparable period in 1997, interest income of $77,844 was offset by losses on the sales of marketable securities totaling $86,824.

FOUR MONTHS ENDED DECEMBER 31, 1997 AND TEN MONTHS ENDED AUGUST 31, 1997

         NET LOSS. We reported a net loss of $2,739,300, or $0.10 per share, for the four months ended December 31, 1997 and $1,917,100 or $0.09 per share, for the ten months ended August 31, 1997. Weighted average shares outstanding were
27.9 million for the four months ended December 31, 1997 and 21.9 million for the ten months ended August 31, 1997.

         GAS SALES. Natural gas sales for the four months ended December 31, 1997 and the ten months ended August 31, 1997 totaled $624,400 and $256,000, respectively. Production averaged 1,833 MCFD for the four-month period ended December 31, 1997 at an average price of $2.79 per MCF and 276 MCFD for the ten-month period ended August 31, 1997 at an average price of $3.05 per MCF. The K.S. Byrd Well began production in September 1997 and averaged 1,605 MCFD for the four months ended December 31, 1997.

         OIL SALES. Our crude oil sales for the four months ended December 31, 1997 and the ten months ended August 31, 1997 totaled $83,500 and $188,200, respectively. Production averaged 36.9 barrels per day and 30.5 barrels per day, respectively, for the four-month period ended December 31, 1997 and the ten-month period ended August 31, 1997. Our average realized price for sales of crude oil for the four-month period ended December 31, 1997 and the ten-month period ended August 31, 1997 were $18.54 per barrel and $20.28 per barrel, respectively.

         DEPRECIATION, DEPLETION AND AMORTIZATION. For the four months ended December 31, 1997, depreciation, depletion and amortization expense totaled $634,500 and for the ten months ended August 31, 1997, depreciation, depletion and amortization expense was $240,400. Full cost depreciation, depletion and amortization averaged $2.32 per MCFE for the four months ended December 31, 1997 and $1.07 per MCFE for the ten months ended August 31, 1997, due primarily to a ceiling test write-down of $221,000 at December 31, 1997.

         OPERATING COSTS. Operating costs totaled $49,800 and $68,500, respectively, for the four-month period ended December 31, 1997 and the ten month period ended August 31, 1997. Lease operating expense, excluding severance taxes, totaled $42,700 and $45,600 for the same periods, respectively. On an equivalent barrel basis, lease operating expense for the four months ended December 31, 1997 averaged $0.17 per MCFE and for the ten months ended August 31, 1997 averaged $0.33 per MCFE.

         GENERAL AND ADMINISTRATIVE EXPENSE. General and administrative costs totaled $2,087,100 for the four months ended December 31, 1997 and $2,026,400 for the ten months ended August 31, 1997. On an equivalent MCF basis, general and administrative expenses were $8.32 per MCFE for the four months ended December 31, 1997 and $14.53 per MCFE for the ten months ended August 31, 1997. General and administrative costs were significant during these periods and reflected establishment of the infrastructure necessary to sustain the planned expansion of oil and gas operations and our desired position as operator of many of our prospects. Costs included signing bonuses paid to professional and senior management staff as inducements to leave their previous employment and join us, legal and accounting fees, and the settlement of a lawsuit filed by a former employee.

         NET FINANCING COSTS. Net financing costs for the four months ended December 31, 1997 were $625,100, and consisted of gross interest expense of $286,700, the amortization of the original issue discount for the EnCap NPI of $427,500 and amortization of deferred loan costs of $42,900. Partially offsetting these costs was capitalized interest of $108,200 and interest income of $23,800. For the ten months ended August 31, 1997, gross interest expense of $49,300 was more than offset by interest income of $59,200. The higher financing costs in the four-month period ended December 31, 1997 reflect our increase in long-term debt from $759,300 at August 31, 1997 to $14.7 million at December 31, 1997. This increase in debt relates to the EnCap Credit Facility, entered into in late 1997, that was used to finance the Oakvale Dome Field and Old Ocean acquisitions and related development.

         OTHER. Other revenue for the four-month period ended December 31, 1997 and the ten-month period ended August 31, 1997 represents losses on the sale of marketable securities of $50,900 and $35,900, respectively.

LIQUIDITY AND CAPITAL RESOURCES

         Our primary cash needs are for exploration, development and acquisition of oil and gas properties, payment for the acquisition and processing of seismic data, the repayment of trade payables and repayment of principal and interest on outstanding debt. We have budgeted $11.3 million to fund planned capital expenditures on our prospects during 1999. Our sources of financing include net proceeds from our recently completed offering of convertible preferred stock, a tentative commitment of equity from an affiliate of EnCap, revenue generated from operations, ongoing sales of non-core assets and proceeds from production payment facilities. Based on the foregoing, we will require additional capital from more than one of the sources identified above to fund our ongoing activities and capital budget. If we are unable to obtain additional capital, we will either have to sell interests in our prospects to fund our drilling program, curtail our exploration activities or curtail ongoing activities. Such curtailing of activities could include reducing the number of wells drilled, slowing activities on projects that we operate, selling additional interests in our prospect inventory or a combination of the foregoing. In the absence of any new funding, we will have inadequate liquidity to satisfy our existing contractual obligations and to continue operations in our current form.

         Many of the factors that may affect our future operating performance and long-term liquidity are beyond our control, including, but not limited to, oil and natural gas prices, governmental actions and taxes, the availability and attractiveness of financing and our operational results. We continue to examine alternative sources of long-term capital, including bank borrowings, the issuance of debt instruments, the sale of common stock or other equity securities, the issuance of net profits interests, sales of promoted interests in our prospects, and various forms of joint venture financing. In addition, the prices we receive for our future oil and natural gas-production and the level of our production will have a significant impact on future operating cash flows.

         LIQUIDITY. At March 31, 1999, we had cash and cash equivalents on hand of $565,200 and working capital deficit of $35.1 million, as compared to a cash balance of $2.3 million and a working capital deficit of $27.4 million as at December 31, 1998 and a cash balance of $3.2 million and a working capital deficit of $15.3 million at December 31, 1997. Our ratio of current assets to current liabilities was 0.16:1 at March 31, 1999, 0.25:1 at December 31, 1998 and 0.37:1 at December 31, 1997. The working capital deficit and low current ratio is primarily due to the EnCap Credit Facility discussed below, repayment of which is due by July 31, 1999.

         CASH FLOWS. Cash flows used in operations, totaled $153,600 for the three months ended March 31, 1999, compared to $4.1 million for the year ended December 31, 1998. Cash used in investing activities for the quarter ended March 31, 1999 and year ended December 31, 1998 was $4.1 million and $35.4 million, respectively. During the first quarter of 1999, costs incurred for exploration and development expenditures totaled $4.2 million and capital expenditures for furniture and equipment totaled $64,200. Partially offsetting these costs were proceeds of $128,100 from the sale of marketable securities. Cash outlays for exploration and development expenditures totaled approximately $36.3 million and capital expenditures for furniture and equipment totaled $745,400 during the year ended December 31, 1998. Partially offsetting these costs were $1.1 million in proceeds from the sale of non-core properties and $1.1 million in proceeds from the sale of marketable securities.

         Cash provided by financing activities totaled $2.4 million for the first quarter of 1999 and included borrowings under the BOCP Credit Facility of approximately $2.7 million and repayments under the Shell Production Payment totaling approximately $352,500. For the year ended December 31, 1998 cash provided by financing activities totaled approximately $38.7 million and consisted primarily of proceeds from the issuance of 9% convertible debentures and 9% notes. We also borrowed $3.0 million under the EnCap Credit Facility and repaid $5.0 million thereunder during the first quarter of 1998. In December 1998, we entered into a financing agreement with Shell Capital whereby we sold a term production payment to Shell Capital for $7.0 million. Also in December, we repaid $2.9 million on Tranche A and Tranche B loans under our BOCP Credit Facility resulting in net borrowings under that Facility of $2.3 million for the year ended December 31, 1998. We also borrowed $2.2 million for the acquisition of property interests from Mobil through a short term, secured advance from investors introduced by the agent (referred to herein as the Old Ocean Loan).

CREDIT FACILITIES

         ENCAP CREDIT FACILITY. In 1997, we entered into a $20 million credit agreement with EnCap Capital Fund III, L.P. ("EnCap Energy") consisting of an original promissory note for $12,000,000 and a supplemental promissory note for $8,000,000. The original note bears interest at 10% per annum through December 31, 1998 and at 18% per annum thereafter. The original note is due, with accrued interest, by July 31, 1999. The supplemental note was repaid in full and is no longer outstanding. Under the terms of the 9% convertible debentures, we have agreed to limit borrowings under the EnCap Credit Facility to $12,000,000, all of which is outstanding and due July 31, 1999. The proceeds from the facility were applied to the acquisition of Oakvale Dome ($8,000,000), and Old Ocean properties and the drilling and completion of certain development wells ($4,000,000). A first lien on certain properties and a second lien on certain other properties secure the original note. Mr. Tomlinson, Calibre and certain affiliates of Calibre guarantee the original note.

         Under the terms of the original note, we agreed to convey to EnCap Energy, on January 1, 1999, a 25% net profit interest from the properties acquired with the proceeds of the borrowing. In connection with the original granting of the EnCap NPI, we recorded a discount on the original note of $2,102,180 as of December 31, 1997. The discount has been amortized over the term of the original note. The carrying amount of the oil and gas interests has been reduced by the same amount.

         Under the terms of the supplemental note, EnCap Energy was issued warrants to purchase up to 1.5 million shares of our common stock at an exercise price of $1.28 per share. In connection with the issuance of these warrants, we recorded a discount on the supplemental note of $367,881 as of December 31, 1997. This discount is being amortized over the term of the supplemental note. Pursuant to a financing agreement dated November 4, 1998 with EnCap Energy and as consideration for enabling additional funding through the BOCP Credit Facility, the warrants were re-priced to $0.46475 per share.

         BOCP CREDIT FACILITY. In December 1998, our loan agreement with Bank One NA was purchased by BOCP Energy Partners, L.P., an affiliate of EnCap. Pursuant to an assignment of note and liens dated December 29, 1998, Bank One assigned the original loan agreement, together with all loan documents referred to therein, to BOCP. In December 1998, the principal amount then outstanding under Tranche A of $2.9 million plus interest was repaid and, per amendments to the loan agreement, no further advances will be requested or made under Tranche
A. Interest accrued on Tranche A at prime plus 2.0% and on Tranche B at a rate of 15% per annum, payable monthly.

         The amendments also modified the terms of Tranche B of the credit facility as follows:

         -        Maximum availability of $6,000,000;

         - No advances on Tranche B will be requested or made on or after April 30, 1999;

         -        Maturity date of July 31, 1999; and

         - Interest rate of prime plus 8% per annum through and including December 31, 1998, and 15% per annum from and after January 1, 1999.

         The present outstanding balance of the BOCP Credit Facility is $6.0 million. All interest accrued on Tranche B remains unpaid and owing and is due on July 31, 1999. We have reached a standstill agreement covering certain covenants of which we are currently in violation and received an extension in the maturity date to July 31, 1999.

         SHELL FINANCING. In December 1998, we entered into a financing agreement with Shell Capital, Inc. whereby we sold a term production payment to Shell Capital for $7.0 million. The production payment comprised a dedication of 42% of the net revenues from the Wausau, Oak Hill and East Morgantown properties, 23.1% of Oakvale Dome's Howell well, 12.2% of Oakvale Dome's Fortenberry well and 38.5% of Oakvale Dome's Byrd well. The interests conveyed are subject to future adjustment. The Shell production payment is secured solely by the properties and is non-recourse to us. Following full pay-out ($7.0 million plus a 15% rate of return) of the production payment, the dedicated revenue interest is returned to us less a permanent royalty interest equal to 8.75% of our net revenue interest in Wausau, Oak Hill and East Morgantown; 4.8% of the Howell and Byrd wells; and 2.5% of the Fortenberry well. We have the right to buy back the production payment at a stated rate of return of 25% plus a payment of $1.0 million. In connection with the right to buy back the permanent overriding royalty interest conveyance, we recorded a discount on the financing of $1.0 million. The carrying amount of the oil and gas interests has been reduced by the same amount. Shell Capital further agreed to expand the Shell production payment up to $25.0 million provided that we sell certain properties, enter into a payment schedule for amounts owed to an industry partner, raise additional capital and obtain certain minimum results from current development drilling activity. We are currently negotiating with Shell Capital and other parties to complete the expansion of the Shell production payment or the creation of a new production payment.

         This financing has been classified as debt on the balance sheet and began being reduced in 1999 as production is delivered to Shell under the terms of the contract. Volumes delivered to Shell are reported as revenue at prices received by Shell. Interest expense is recorded based on a rate of 15% per annum.

         OLD OCEAN LOAN. On December 31, 1998, we obtained a $2.2 million loan from a group of lenders led by RP&C International, the agent in our recently completed offering of convertible preferred stock, the proceeds being used to acquire additional interests in the Old Ocean Project from Mobil. The loan is due, through extension, on July 31, 1999, and is secured by the acquired interests and a junior lien on certain other properties. We have repaid a majority of the loan through the issuance of our convertible preferred stock. We also granted the providers of the facility with an overriding royalty that is to be converted into a participating net profit interest, which interest can be repurchased by us for $1.1 million in cash or stock and $1.1 million principal amount of warrants. We repurchased the overriding interest and participating net profits interest with preferred stock as well. One lender of $100,000 elected to accept cash for repayment of their portion of the loan and purchase of the overriding interest.

CONVERTIBLE DEBENTURES

         In April 1998, we issued to certain Canadian investors $1,652,000 principal amount of our series A special notes, which are convertible into the same principal amount of our series 2 debentures, and issued to certain United States investors $6,960,000 principal amount of our series 3 debentures on substantially similar terms as the series A notes. We intend to offer holders of the series 3 debentures the ability to exchange their special notes or debentures into class A, series II preferred stock on terms no more favorable than the terms on which we recently completed the exchange of our 9% convertible debentures, series I due March 31, 2003. The holders of series 2 debentures will not be offered the opportunity to exchange their series 2 debentures for preferred stock.

CHANGES IN ISSUED SHARE CAPITAL

         On May 28, 1999, we issued 1,057,500 shares of our common stock to certain holders of our series 3 debentures in exchange for interest owed and due on March 31, 1999. We also agreed to issue 541,700 shares of our common stock to a holder of series 3 debentures to retire a $250,000 principal amount of the debentures.

YEAR 2000

         We operate on an externally designed software package that is compliant with the year 2000. The year 2000 problem is the result of software that uses two digits (rather than four) to define the applicable year. Any software or hardware that uses time-sensitive coding may recognize a day using "00" as the year 1900 rather than the year 2000, which could result in miscalculations or system failures. We are attempting to identify other potential areas of risk and have begun addressing these in our planning, purchasing and daily operations. Based on preliminary information, costs of addressing potential problems are not currently expected to have a material adverse impact on our financial position, results of operations, or cash flows in future periods. If, however, we, our customers, or vendors are unable to adequately resolve such processing issues in a timely manner, our operations and financial results may be adversely affected.

                             BUSINESS AND PROPERTIES

BACKGROUND

         We are an independent energy company engaged in the exploration for and development of oil and natural gas. We have interests in over 25 oil and gas prospects and projects primarily in the United States Gulf Coast areas of Mississippi, Texas and Louisiana. Most of these prospects have been, are being, or are expected to be, enhanced with 3-D seismic data and CAEX technologies. The 3-D seismic data, including current surveys, will cover over 820 square miles. Our 1999 capital budget provides for a total of $11.3 million for drilling and prospect development. Of such amounts, approximately $7.3 million is budgeted for development drilling, approximately $1.0 million is budgeted for exploratory drilling, testing, and subsequent completions, $2.3 million is budgeted for net seismic data acquisitions and the remainder is budgeted primarily for leasehold purchases.

         We were originally formed on February 9, 1981, for the purpose of conducting mineral exploration in Canada. In 1989, we changed our focus and concentrated on investment and merchant banking activities. At that time, we wrote off our mineral property costs and ceased all mineral exploration activities. From 1991 to 1993, we diversified into the acquisition and development of oil and gas properties. During 1996, we sold substantially all of our investments outside of oil and gas and refocused operations on oil and gas exploration and development in the United States. Effective as of October 31, 1996, we acquired Texstar, and as a result, we focused our operations on oil and gas exploration and development in the United States, specifically the Gulf Coast areas of Mississippi, Texas and Louisiana. Former shareholders of Texstar acquired our control, and Texstar became our wholly owned subsidiary. In July 1997, we changed our name from Benz Equities Ltd. to Benz Energy Ltd. We have migrated to the state of Delaware and are now a Delaware Corporation under the name Benz Energy Inc.

         A substantial portion of our growth has been through acquisitions, including the following 1998 acquisitions:

         - in January 1998, the acquisition of certain oil and gas prospects from Lasco Energy Partners, L.P.;

         - the acquisition on April 22, 1998 of certain oil and gas property interests of Calibre (certain closing matters to be completed);

         - the acquisition on May 1, 1998 of certain oil and gas properties from Southern Gas Corporation;

         - the acquisition effective in July 1998 of certain oil and gas property interests from Starbucks Trust (certain closing matters to be completed); and

         - the acquisition on December 29, 1998 of the Mobil interest in the Old Ocean project.

RECENT DEVELOPMENTS

         On July 9, 1999, we consummated an offering pursuant to which we offered to exchange up to 354,250 shares of our class A, series II convertible preferred stock for any and all of our outstanding 9% convertible debentures, series I, due March 31, 2003, and an offering to sell up to 121,000 shares of class A, series II convertible preferred stock. At the closing, we exchanged $15,145,000 principal amount of the 9% convertible debentures and issued an aggregate of 238,201 shares of class A, series II convertible preferred stock, which included 44,600 shares issued under the primary offering and the remainder of which were issued pursuant to the exchange offer. In addition, we issued 34,596 shares of class A, series II convertible preferred stock and warrants to purchase 3,974,923 shares of common stock in connection with the retirement of a majority of the Old Ocean Loan. The proceeds from the exchange offer and offering of convertible preferred stock were used to retire the Old Ocean Loan, to repurchase EnCap's portion of the Old Ocean NPI, the payment of a portion of the seismic costs relating to the Old Ocean Prospect, and for the fees and expenses of the transactions.

         On July 7, 1999, we executed a letter of intent with Prime
Natural Resources, Inc. for the sale of 37.5% of our interest in the Old Ocean Prospect. The consummation of the transaction is subject to the negotiation and execution of a definitive purchase and sale agreement. Under the letter of intent, Prime has agreed to pay us $3,500,000 at closing and $1,978,098 on or before September 15 in consideration of the interest to be purchased. We will reserve an overriding royalty interest in all leases and contractual rights to volumes of production and all similar interests, whether we currently own them or later acquire them, within the established area of mutual interest for the project. Prime has an option for a six month period to purchase an additional 12.5% of our interest in the Old Ocean Prospect, subject to the overriding royalty reservation set forth above, at a purchase price of $1,826,033, plus $214,276 at the end of the six month period. We have agreed to enter into an agreement under which Prime or one of its affiliates will have the right to market the 3-D seismic geophysical data covering the Old Ocean Prospect for a ten year period following a 120 day exclusivity period that we have retained. Prime will be entitled to our share of the proceeds from the sale of the data, which share may be no less than 66 2/3%, subject to applicable sales commissions. In addition, Prime or its affiliate must grant us a license to other geophysical data outside the Old Ocean Prospect owned by Prime or its affiliate. We may select the outside data of our choice covering up to 102 square miles. The letter of intent will expire if the transactions contemplated thereby are not closed on or before July 31, 1999.

         In January 1999, we acquired, on behalf of us and our partner in the Wausau prospect, a gas pipeline in Mississippi for approximately $425,000 to provide access for gas sales. Included in the purchase were a 100% and a 93.75% BPO working interest in two producing gas wells. We own a 53.8% interest in the pipeline and the Fairchild #1 well and a 50.5% interest in the A. Foote Estate #1 well. Gas reserves net to us are estimated to be in excess of 150 MMCFG and net production of over 150 MCFGPD.

         In May 1999, we closed the sale of our interests in the Lisbon Field, comprising essentially all of our proven reserves in Louisiana, for $507,500 in gross proceeds to an unrelated party.

         In June 1999, we completed the drilling of our Fortenberry #1 well to a depth of 16,126 feet at Oakvale Dome Field in Jefferson Davis County, Mississippi. We elected to not drill deeper to the projected depth of 16,250 feet due to concerns that additional drilling difficulty could be encountered in the sidetrack hole. Open hole electric and porosity logs which run to a depth of 16,088 feet indicate a total of 80 net feet of hydrocarbon bearing sands in the primary objectives in the Hosston Formation at depths between 15,792 feet and 15,992 feet. An additional four feet of net pay was measured by electric and porosity logs in the lower Booth zone starting at a depth of 16,075 feet based on mud logs from the original sidetrack hole. The remainder of the zone could not be logged due to existing hole conditions. We own a 70% working interest in the well and an average 64% working interest in the field. We are proceeding to complete the well for production.

         We plan to co-mingle the 42 net feet in the Harper and the 38 net feet in the Booth for production. Both of these zones are producing in the adjacent fault block to the north out of our first two wells in the field, the K. S. Byrd #1 and the Howell #1.

STRATEGY

         Our strategy is to expand our reserves, production and cash flow through the implementation of an exploration and exploitation program that focuses on:

         - obtaining dominant positions in core areas of exploration and development in under-exploited areas in or adjacent to fields and trends that have historically produced hydrocarbons in significant quantities;

         - enhancing the value of our prospects and reducing exploration risks through the use of 3-D seismic data and CAEX technologies;

         - maintaining an experienced technical staff with the expertise necessary to take advantage of our proprietary 3-D seismic data and CAEX technologies;

         - adding reserves and production using modern reservoir stimulation methods; and

         -        retaining control over critical exploration decisions.

         OBTAIN DOMINANT POSITION IN CORE AREAS. We have identified core areas for exploration and development in geological trends with demonstrated histories of prolific natural gas production from high porosity reservoir rocks with profiles suitable for seismic evaluation. We believe that by obtaining substantial working interests, related 3-D seismic data and significant acreage positions within our core areas, we will be able to achieve a dominant position in focused portions of those areas. With a dominant leasehold position, we believe we can better control the core areas, drilling opportunities and future production and can attempt to minimize costs through economies of scale and other efficiencies inherent in our focused approach. Such cost savings and efficiencies include the ability to use our 3-D seismic data to reduce drilling risks and lower our leasehold acquisition costs by identifying and purchasing leasehold interests only in those focused areas in which we believe drilling is most likely to be successful.

         USE OF 3-D SEISMIC AND CAEX TECHNOLOGIES. We attempt to enhance the value of our prospects through the use of 3-D seismic data and CAEX technologies, with an emphasis on direct hydrocarbon detection technologies. These technologies create a computer generated 3-dimensional displays of subsurface geological formations that help our professional staff detect seismic anomalies in structural features that are not apparent in 2-D seismic surveys. We believe that 3-D seismic data, if properly used, will reduce drilling risks and costs by reducing the number of dry holes, optimizing well locations and reducing the number of wells required to exploit a discovery.

         EXPERIENCED TEAM. We maintain an experienced staff, including engineers, geoscientists, landmen and other technical personnel. Such professional staff has on average 18 years of experience in the oil and gas industry.

         USE OF MODERN RESERVOIR STIMULATION METHODS AND NEW DRILLING TECHNOLOGY. In addition to applying the latest in 3-D seismic and CAEX technology, we use the latest in industry reservoir stimulation and directional drilling techniques. For example, many of our development and exploitation opportunities are "tight" reservoirs in which modern stimulation practices may significantly increase production.

         CONTROL OF DRILLING FUNCTIONS. We believe that controlling the most critical functions in the drilling process will enhance our ability to successfully develop our prospects. We have acquired a majority interest in many of our prospects, including interests in most of the 3-D seismic data relating to those prospects. In many cases where we do not own a majority interest in a prospect we still own a greater interest than that of any other working interest owner. As a result, in many of our prospects, we will be able to influence the areas to explore, manage the land permitting and option process, determine seismic survey areas, oversee data acquisition and processing, prepare, integrate and interpret the data and identify each prospect drillsite. In addition, we will be the operator of many of the wells drilled on these prospects.

THE PROSPECTS

         Our prospects are located primarily in the Gulf Coast areas of Mississippi, Texas and Louisiana. As of March 31, 1999, we owned interests in 20 producing wells we operated and also owned non-operated interests in one producing well in Texas. Daily production from both operated and non-operated wells net to our interest averaged 5,506 MCFGD and 111.4 BOPD for the year ended December 31, 1998, and 7,913 MCFGD and 191 BOPD for the three months ended March 31, 1999. Daily production as of March 31, 1999, was approximately 9,547 MCFGD and 219 BOPD. Each of our prospects differs in scope and character and consists of one or more types of assets, such as 3-D seismic data, working interests in oil and gas leases, oil and gas lease options, contractual rights to earn a working interest in oil and gas leases, royalty interests or other mineral interests. Most of our prospects have been, are being, or are expected to be enhanced with 3-D seismic data and CAEX technologies. The 3-D seismic data acquired will, when completed for the existing prospects, cover over 820 square miles (gross). The table below gives certain information regarding the location, objectives, and present status of our most significant prospects as of March 31, 1999:

                                          LEASED              ADDITIONAL         GROSS
                                          ACREAGE             ACREAGE (4)        SQUARE
                                     ------------------  ---------------------   MILES OF
                                      GROSS      NET      GROSS                    3-D                     APPROX.
                                      ACRES     ACRES     ACRES      NET         SEISMIC     FORMATION      TOTAL
PROSPECT                               (1)       (2)       (1)      ACRES (2)    DATA (5)    OBJECTIVE      DEPTH
----------------------------------  ---------  -------  ---------  ----------    --------    -----------   -------
MISSISSIPPI
Oakvale Dome (3,7) ............         4,853    2,675        N/A         N/A          33      Hosston     16,700'

Glancy Re-entry (3,8) .........         6,135    5,077        N/A         N/A         N/A      Hosston;    21,000'
                                                                                                Cotton
                                                                                                Valley

Wausau (3) ....................         1,240      471        N/A         N/A          55       Cotton     19,000'
                                                                                                Valley

Sardis Church Dome (3,8) ......         3,588    3,104        N/A         N/A         N/A      Hosston     16,500'

TEXAS
LaHinch (3,9) .................         1,382    1,037        N/A         N/A          20       Wilcox     16,000'

Old Ocean (8,10,11, 12, 13) ...           671      243     42,217       9,846         102         Frio     16,000'

Oak Hill Field (3) ............           793      698        N/A         N/A         N/A       Cotton      9,500'
                                                                                                Valley

Rayburn (3,8) .................         2,966    1,050      4,585       3,626          30       Yegua;     15,000'
                                                                                                Wilcox


OTHER
Louisiana .....................         7,362      705        N/A         N/A         478
Mississippi ...................        26,618   10,621        N/A         N/A          73
New Mexico ....................           160       12        N/A         N/A         N/A
Texas .........................         5,566    2,408        N/A         N/A          30
                                     ---------  -------  ---------  ---------- -----------

Total .........................        61,334   28,101     46,802      13,472         821
                                     ---------  -------  ---------  ---------- -----------
                                     ---------  -------  ---------  ---------- -----------

---------------------
(1) "Gross Acres" means an acre in which we own a working interest. When used in conjunction with acreage under options it means an acre in which we will acquire a working interest if and when the option is exercised.

(2) "Net Acres" means the sum of the fractional working interest owned in gross acres expressed as whole numbers and fractions thereof.

(3)      Operated by us.

(4) "Additional Acreage" refers to the number of acres in which we own options for oil and gas leases from mineral owners and, with respect to part of the acreage reported for the Old Ocean Prospect, also has contractual rights to earn a working interest in the 21,784 acre Old Ocean Unit.

(5) Represents 3-D seismic data acquired, being acquired or expected to be acquired.

(6)      Drilling.

(7)      Completing.

(8)      Soliciting industry participant.

(9)      Evaluating 3-D seismic data.

(10)     Shooting 3-D seismic survey.

(11) Affiliates of EnCap own an overriding royalty interest that is convertible into a participating net profit interest.

(12) We will earn an additional working interest in deep rights upon completion and delivery of a 3-D survey over the unit and the establishment of commercial production.

(13) Clients of the Agent and the Agent own an overriding royalty interest that is convertible into a participating net profit interest. We have the right to buy back the participating net profits interest and are currently negotiating such purchase in exchange for Preferred Stock.

         Below are descriptions, as of March 31, 1999, unless otherwise indicated, of our most significant prospects.

         OAKVALE DOME. The Oakvale Dome Prospect, located in Jefferson Davis County, Mississippi, is our most significant producing property. We own approximately 4,853 gross (2,675 net) acres in the Prospect. We are the operators.

         A 2-D seismic survey shot and processed originally in 1979, was reprocessed in 1996 and confirmed the discovery well, which was the K.S. Byrd Well. The K.S. Byrd Well was completed in June 1997 in the Harper formation from 15,964 feet to 15,988 feet, flowing 5.708 MMCFGD. Initial reserve estimates as of August 1, 1997 conducted by an independent petroleum engineer gave the well proved producing reserves of 8.7 BCFG and 34,800 barrels of condensate. Later reserve estimates as of January 1, 1999 conducted by an independent petroleum engineer revised the well's proved producing reserves to 12.1 BCFG and 41,500 barrels of condensate. The well began sales of production in September 1997 and, as of March 31, 1999, was flowing at the rate of 9.95 MMCFGD and 37 BOPD.

         In February of 1999 the Howell #1 well was completed and initial tests indicate a commercial production rate of 21.1 MMCFGD and 19 barrels of condensate per day.

         The Fortenberry #1 has just been drilled to total depth. The well is being completed for production.

          GLANCY. We own approximately 6,135 gross (5,077 net) acres in the Glancy Prospect in Copiah County, Mississippi. We are the operators. Glancy Field has produced gas and condensate from the Lower Cretaceous Rodessa formation on acreage not owned by us. The Glancy Prospect is characterized as a simple anticline structure that formed as a result of a deep-seated salt pillow. The presence of reservoir quality sandstones at both the deeper Hosston and Cotton Valley levels has been demonstrated by two well penetrations, both of which have produced gas and had multiple shows of hydrocarbons. Early attempts (in 1971) to fracture stimulated one of the test wells, having an initial production of 3.1 MMCFGD on an extended test from the Cotton Valley, damaged the formation in the near-wellbore area. We intend to reenter a deep test well and to apply modern fracture stimulation to establish commercial production.

         WAUSAU. We own approximately 1,240 gross (471 net) acres in the Wausau Prospect in Wayne County, Mississippi (surface to 15,360 feet only). We are the operators. We have rights in a 3-D survey acquired by Compagnie Generale de Geophysiqe over this prospect area. This project is located on two flanks of a large salt ridge trending northwest to southeast. Based upon 3-D seismic data, the Cotton Valley appears to be trapped in both a simple closure and an updip pinchout along the salt ridge flank. We commenced drilling a test well in May 1998 and completed the well in November 1998 as a Cotton Valley discovery. Production commenced in November and was increased to a rate of over 400 BOPD and 2,000 MCFD with the connection to a gas sales pipeline in February 1999. The well has three additional shallower Cotton Valley reservoirs behind pipe.

         SARDIS CHURCH DOME. We own approximately 3,588 gross (3,104 net) acres in the Sardis Church Dome Prospect in Copiah County, Mississippi. We are the operators. Our drilling objectives are the Paluxy, Hosston and Cotton Valley sands. We anticipate we will sell at least 50% of the working interest to an industry participant before spudding the test well. This prospect is an analog to the Oakvale Dome discovery and is located along a trend. A nearby off structure well has tested significant oil and gas shows in the Hosston objective section.

         LAHINCH. We own deep rights under approximately 1,382 gross (1,037 net) acres in the LaHinch Prospect in Duval County, Texas. We are the operators. The objectives for the prospect are sands in the Upper Wilcox formation. The adjoining operator has drilled an Upper Wilcox test on the same structure that, if successful, will confirm our prospect and reclassify it as a proven location. This well reached total depth in April 1999 and is currently being completed. If we complete a successful test well, we will commence a development program on our acreage.

         OLD OCEAN. We own leases, options for oil and gas leases and have contractual rights to earn working interests in approximately 42,888 gross (10,089 net) acres in the Old Ocean Prospect in Brazoria and Matagorda Counties, Texas. We own a 37.02% working interest within the Old Ocean Unit and a 69.23% working interest outside the unit, but within the 3-D area. A 3-D seismic survey is underway and we are the operator of the seismic survey. The Old Ocean Prospect is the largest Frio gas field in the Gulf Coast, having produced more than five TCFGE since our discovery in 1934. In excess of 200 wells have been drilled in the Old Ocean field. These reserves have been produced from four normally pressured reservoirs between 9,500 and 11,000 feet. The Old Ocean Prospect actually consists of numerous prospects and the main objective is in the over pressured Frio. Deep well information confirms reservoir quality sands and scattered production of 45 BCFG in the immediate vicinity. Precise structural mapping from the 3-D seismic survey will allow accurate delineation of prospects. Affiliates of EnCap and the Agent and certain of our clients own a 50% overriding royalty interest in certain of our properties that make up the Old Ocean Prospect, which interest is convertible into a participating net profit's interest. We have the right to buy back the participating net profits interests and are negotiating such purchase in exchange for a cash payment to affiliates of EnCap and using Preferred Stock for the other Old Ocean Lenders.

         OAK HILL FIELD. We own approximately 793 gross (698 net) acres in the Oak Hill Field in Gregg and Rusk Counties, Texas. We are the operator. This prospect produces from the Lower Cotton Valley sands at depths of approximately 10,150 to 10,500 feet and from the Upper Cotton Valley sands at depths of approximately 9,000 to 10,000 feet. We have completed a recompletion program covering six wells and involving up to eleven distinct zones. Six recompleted zones have been fracture stimulated and have increased our net production by over 1,100 MCFD. Additionally, we expect an increase of approximately 800 MCFD net production when the original producing interval is reactivated and the pressures across the zones equalize. There are currently six producing wells in Oak Hill Field owned by us.

         RAYBURN. We own approximately 2,966 gross (1,050 net) acres and have options for oil and gas leases on an additional 4,585 gross (3,626 net) acres in the Rayburn Prospect in Liberty Co., Texas. We are the operator. This prospect is within a 30 square mile 3-D survey acquired in 1998 of which we intend to sell up to 60% to industry partners. The objectives are sands primarily in the Wilcox, Cockfield and Miocene formations ranging in depth from 2,000 to 16,000 feet.

OIL AND GAS RESERVES

         The following table sets forth information regarding estimated oil and gas reserve quantities, reserve values and discounted future net revenues as estimated by our independent engineering consultant, Lenser & Associates, as of January 1, 1999.

         There are numerous uncertainties inherent in estimating quantities of proven reserves and projecting future rates of production and timing of development expenditures. The following reserve information represents estimates only and should not be construed for being exact.



                                                                                                      PRESENT
                                                                                                      VALUE OF
                                                                                                      ESTIMATED
                                                                                                     FUTURE NET
                                                                                                      REVENUES
                                                                                                       BEFORE
                                                                                                    INCOME TAXES
                                                                       GAS            ESTIMATED     (DISCOUNTED
                                               GAS       OIL        EQUIVALENT       FUTURE NET        AT 10
                                              (MMCF)    (MBO)       (MMCFE)(1)       REVENUE (2)      PERCENT)
                                          ----------  ----------  --------------    -------------  --------------
Proved developed reserves: (3)                                                              (in thousands)

Louisiana (5) ........................            87          75             541         $    349         $   311

Mississippi ..........................        15,940         279          17,611           30,772          24,373

Texas ................................         4,182          55           4,516            5,292           3,473
                                          ----------  ----------  --------------    -------------  --------------
                                              20,209         409          22,668         $ 36,413         $28,157
                                          ----------  ----------  --------------    -------------  --------------
Proved undeveloped reserves: (4)
Louisiana (5) ........................         1,359         119           2,072         $  1,093         $   362

Mississippi ..........................        14,837          56          15,171           25,816          17,154

Texas ................................            --          --              --               --              --
                                          ----------  ----------  --------------    -------------  --------------
                                              16,196         175          17,243         $ 26,909         $17,516
                                          ----------  ----------  --------------    -------------  --------------
Total proved reserves ................        36,405         584          39,911         $ 63,322         $45,673
                                          ----------  ----------  --------------    -------------  --------------
                                          ----------  ----------  --------------    -------------  --------------

------------------------

(1) Oil production is converted to MCFE at the rate of six MCF of natural gas per Bbl of oil, based upon the approximate energy content of natural gas and oil.

(2) Estimated future net revenue represents estimated future gross revenue to be generated from the production of proved reserves, net of estimated production and future development costs, using prices and costs in effect as of January 1, 1999. The amounts shown do not give effect to expenses unrelated to property, such as general and administrative expenses, debt service and future income tax expense or to depreciation, depletion and amortization. The estimates shown do not include amounts dedicated to Shell Capital pursuant to the Shell Production Payment (see description of Shell Production Payment above), but do include the effect of the EnCap NPI which vested on January 1, 1999. The EnCap NPI comprises a 6.25% interest in the producing Byrd #1 and Howell #1.

(3) "Proved Developed Reserves" means those reserves estimated as recoverable under current technology and projected economic conditions, from that portion of a reservoir that can reasonably be evaluated as economically productive on the basis of analysis of drilling, geological, geophysical and to be obtained by enhanced recovery processes demonstrated to be economic and technically successful in the subject reservoir.

(4) "Proved Undeveloped Reserves" mean those reserves estimated as recoverable under current technology and projected economic conditions from that portion of a reservoir that can reasonably be evaluated as technologically productive, but which requires the drilling and completion of a well to initiate production.

(5) In May 1999, we sold our interest in the Lisbon Field, which accounted for all of the proved developed and undeveloped reserves in Louisiana.

ACREAGE

         The following table sets forth as of March 31, 1999, the gross and net acres of developed and undeveloped oil and gas acreage that we hold. Additionally, the data set forth below is based on our before pay-out working interests. In certain cases, we have a greater after pay-out working interest. In certain other cases, we have only an after pay-out working interest. As such, the amount of gross and net acreage will increase when and if certain wells pay out.



                                                              DEVELOPED (1)              UNDEVELOPED (2)
                                                        --------------------------  ---------------------------
                                                           GROSS          NET           GROSS           NET
                                                         ACRES (3)     ACRES (4)      ACRES (3)      ACRES (4)
                                                        ------------  ------------  -------------  ------------
STATE:

Louisiana (5) ..................................               2,086           481          5,276           224

Mississippi ....................................               1,920         1,130         40,514        20,818

New Mexico .....................................                 160            12             --            --

Texas ..........................................               2,573         1,243          8,805         4,193
                                                        ------------  ------------  -------------  ------------
       Total ...................................               6,739         2,866         54,595        25,235
                                                        ------------  ------------  -------------  ------------
                                                        ------------  ------------  -------------  ------------

--------------------------

(1) "Developed acreage" is that acreage which is spaced or assignable to productive wells.

(2) "Undeveloped acreage" is leased acreage on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of oil and gas regardless of whether or not such acreage contains proved reserves.

(3) "Gross acres" means an acre in which we own a working interest. When used in conjunction with acreage under options, it means an acre in which we will acquire a working interest if and when the option is executed.

(4) "Net acres" means the sum of the fractional working interest owned in gross acres expressed as whole numbers and fractions thereof.

(5) The number of gross and net acres in Louisiana includes the acreage associated with the Lisbon Field which we sold after December 31, 1998.

PRODUCTIVE OIL AND GAS WELLS

         The following table sets forth certain information regarding our ownership as of March 31, 1999 of productive oil and gas wells, operated and non-operated, in the areas indicated. Additionally, the data below are based on our before pay-out working interest. In some cases we have only an after pay-out working interest. As such, the number of gross and net wells will increase when and if certain wells pay-out.


                                                                          GAS                        OIL
                                                               ---------------------------  -----------------------
                                                                  GROSS           NET         GROSS         NET
                                                                  WELLS          WELLS        WELLS        WELLS
STATE                                                              (1)            (2)          (1)          (2)
--------------------                                           -----------  --------------  ---------  ------------
Louisiana ..............................................                 5      0.88801130         --            --

Mississippi ............................................                 6        3.493795          1    0.03730014

New Mexico .............................................                 1      0.07500000         --            --

Texas ..................................................                10      6.09927790          1    0.50000000
                                                               -----------  --------------  ---------  ------------
       Total ...........................................                22      10.5560842          2    0.53730014
                                                               -----------  --------------  ---------  ------------
                                                               -----------  --------------  ---------  ------------

---------------------------

(1) "Gross wells" means a well in which we own a working interest. The number of gross wells is the total number of wells in which a working interest is owned.

(2) "Net wells" means the sum of the fractional working interest owned in gross wells expressed as whole numbers and fractions thereof.

(3) The number of gross and net wells in Louisiana includes wells located in the Lisbon Field which we sold after December 31, 1998.

DRILLING ACTIVITY

         During the first quarter of 1999, we participated in one gross (.556248 net) productive developmental well and one gross (.1575 net) dry developmental well. We participated in one gross (0.14 net) dry and three gross (1.8383 net) productive exploratory wells and three Gross (0.25954 net) productive development wells during the year ended December 31, 1998. For the four-month period ended December 31, 1997, we drilled one gross (0.48500 net) productive exploratory well, two gross (1.3575 net) dry exploratory wells and three gross (0.342202 net) productive development wells. For the ten months ended August 31, 1997, we drilled one gross (0.14725 net) productive exploratory well and one gross (0.20110 net) dry exploratory well. We are entitled to a working interest in certain additional wells completed during these time periods when and if those wells pay-out. Furthermore, the number of net wells was calculated based-on our before pay-out working interest and in some cases we will have a greater working interest or is entitled to a working interest in certain wells completed during these time periods when and if these wells pay-out. In certain cases, we, subsequent to completion, sold the prospect on which certain of these wells were drilled. As such, while we did participate in the drilling, it does not currently have an interest in all of the productive wells mentioned above.

         On March 31, 1999, we were drilling 1.0 gross (0.704075 net) development well. This well is a step out well from the Byrd discovery well at Oakvale Dome Field in Mississippi.

VOLUMES, PRICES AND PRODUCTION COSTS

         The following table sets forth certain information regarding the production volumes, average prices received and average production costs associated with our sale of oil and gas for the periods indicated.


                                                     THREE MONTHS    TWELVE MONTHS    FOUR MONTHS      TEN MONTHS
                                                       ENDED            ENDED           ENDED           ENDED
                                                      MARCH 31,      DECEMBER 12,    DECEMBER 31,      AUGUST 31,

                                                         1999            1998            1997             1997
                                                   --------------   --------------  --------------  ---------------
Net Production:
Oil (BBL) .......................................          17,213           40,662           4,506            9,281
Gas (MCF) .......................................         712,171        2,009,550         223,683           83,810
Gas Equivalent (MCFE) ...........................         815,449        2,253,522         250,719          139,493
Average sales price:
Oil ($ per BBL) .................................   $        9.50   $        10.83   $       18.54    $       20.28
Gas ($ per MCF) .................................   $        1.70   $         2.24   $        2.79    $        3.05
Gas Equivalent ($ per MCFE) .....................   $        1.68   $         2.20   $        2.82    $        3.18
Average production expenses ($ per MCFE) (1) ....   $        0.17   $         0.38   $        0.17    $        0.33

-----------------------------

(1)      Average production costs, excluding severance taxes.

CAEX AND 3-D SEISMIC TECHNOLOGY

         We, either directly or through other prospect participants, uses 3-D seismic data and CAEX technology to collect and analyze geological, geophysical, engineering, production and other data obtained about potential gas or oil prospects. We use this technology to correlate density and sonic characteristics of subsurface formations obtained from 2-D seismic surveys with like data from similar properties, and uses computer programs and modeling techniques to determine the likely geological composition of a prospect and potential locations of hydrocarbons.

         Once all available data have been analyzed to determine the areas with the highest potential within a prospect area, we may conduct 3-D seismic surveys to enhance and verify the geological interpretation of the structure, including our location and potential size. The 3-D seismic process produces a three-dimensional image based upon seismic data obtained from multiple horizontal and vertical points within a geological formation. The calculations needed to process such data are made possible by computer programs and advanced computer hardware.

         While large oil companies have used 3-D seismic data and CAEX technologies for approximately 20 years, these methods were not affordable by smaller, independent oil and gas companies until more recently, when improved data acquisition equipment and techniques and computer technology became available at reduced costs. We believe that our use of 3-D seismic data and CAEX technology may provide it with certain advantages in the exploration process over those companies that do not use this technology. These advantages include better delineation of the subsurface, which can reduce exploration risks and help optimize well locations in productive reservoirs. We believe these advantages can be readily validated based upon general industry experience. Because computer modeling generally provides clearer and more accurate projected images of geological formations, we believe it is better able to identify potential locations of hydrocarbon accumulations and the desirable locations for wellbores. However, we have not used the technology extensively enough to arrive at any conclusion regarding our ability to interpret and use the information developed from the technology.

CUSTOMERS

         For the quarter ended March 31, 1999, Coral Energy L.P. and Tejas Gas Corporation accounted for approximately 60% and 14%, respectively, of our total oil and gas revenue. During the year ended December 31, 1998, H&N Gas Ltd. "H&N Gas" and Tejas Gas Marketing Co. accounted for approximately 51% and 24%, respectively of our total revenue. For the four-month period ended December 31, 1997, H&N Gas and KCS Resources, Inc. ("KCS") accounted for 75% and 10%, respectively, of our total revenue. For the ten months ended August 31, 1997, KCS, Samedan Oil Corporation and Energy Operating Limited Partnership accounted for 50%, 30% and 15%, respectively, of our total revenue. No other purchasers accounted for more than 10% of our total revenue in the periods indicated above. We do not believe the loss of any existing purchaser would have a material adverse effect on us.

MARKETING

         We market our natural gas and oil through monthly spot sales. Because sales made under spot sales contracts result in fluctuating revenues to us depending upon the market price of oil and gas, we from time to time enters into various forward contracts covering a portion of our production to minimize the fluctuations and the effect of price declines. Under the terms of the term production payment with Shell Capital, we market our natural gas through Coral Energy Resources, L.P. ("Coral") whereby Coral markets at both fixed and floating prices.

COMPETITION

         The oil and gas industry is highly competitive in all of its phases. We encounter strong competition from other oil and gas companies in all areas of our operations, including the acquisition of exploratory and producing properties, the permitting and conducting of seismic surveys and the marketing of oil and gas. Many of these competitors possess greater financial, technical and other resources than us. Competition for the acquisition of producing properties is affected by the amount of funds available to us, information about producing properties available to us and any standards we establish from time to time for the minimum projected return on investment. Competition also may be presented by alternative fuel sources, including heating oil and other fossil fuels. There has been increased competition for lower risk development opportunities and for available sources of financing. In addition, the marketing and sale of natural gas and processed gas are competitive. Because the primary markets for natural gas liquids are refineries, petrochemical plants and fuel distributors, prices generally are set by or in competition with the prices for refined products in the petrochemical, fuel and motor gasoline markets.

REGULATION

         GENERAL. The oil and gas industry is extensively regulated by federal, state and local authorities. In particular, oil and gas production operations and economics is affected by environmental protection statutes, tax statutes and other laws, rules and regulations relating to the petroleum industry, as well as changes in such laws, changing rules and regulations and the interpretations and applications of such laws, rules and regulations. Oil and gas industry legislation and agency regulation are under constant review for amendment and expansion for a variety of political, economic and other reasons. Numerous regulatory authorities, and federal, state and local governments issue rules and regulations binding on the oil and gas industry, some of which carry substantial penalties for failure to comply. The regulatory burden on the oil and gas industry increases our cost of doing business and, consequently, affects our profitability. We believe it is in compliance with all federal, state and local laws, regulations and orders applicable to us and our properties and operations, the violation of which would have a material adverse effect on us or our financial condition.

         SEISMIC PERMITS. Current law in Louisiana requires permits from owners of at least an undivided 80% interest in each tract over which we intend to conduct seismic surveys. As a result, we may not be able to conduct seismic surveys covering our entire area of interest in that state. Moreover, 3-D seismic surveys typically are conducted from various locations both inside and outside the area of interest to obtain the most detailed data of the geological features within the area. To the extent that we are unable to obtain permits to access locations to conduct the seismic surveys, the data obtained may not be as detailed as might otherwise be available. In addition, a recent decision of a federal court in Louisiana casts doubt on traditional seismic permitting practices, which decision, in some instances, could lead to the surface owner claiming ownership of the data.

         EXPLORATION AND PRODUCTION. Our operations are subject to various regulations at the federal, state and local levels. Such regulations include
(i) requiring permits for the drilling of wells; (ii) maintaining bonding requirements to drill or operate wells; and (iii) regulating the location of wells, the method of drilling and casing wells, the surface use and restoration of properties upon which wells are drilled, the plugging and abandoning of wells and the disposal of fluids used in connection with well operations. Our operations also are subject to various conservation regulations. These include the regulation of the size of drilling and spacing units, the density of wells that may be drilled, and the unitization or pooling of oil and gas properties. In addition, state conservation laws establish maximum rates of production from oil and gas wells, generally prohibiting the venting or flaring of gas, and impose certain requirements regarding the ratability of production. The effect of these regulations is to limit the amount of oil and gas we can produce from our wells and to limit the number of wells or the locations at which we can drill.

         NATURAL GAS MARKETING, GATHERING AND TRANSPORTATION. Federal legislation and regulatory controls in the United States have historically affected the price of the natural gas produced by us and the manner in which such production is marketed. The transportation and resale of natural gas in interstate commerce are regulated by the Federal Energy Regulatory Commission (the "FERC") pursuant to the Natural Gas Act and the Natural Gas Policy Act of 1978 (the "NGPA"). Sales of our natural gas currently are made at market prices, subject to applicable contract provisions and are not subject to federal or state price control. The FERC's jurisdiction over natural gas transportation was unaffected by the Decontrol Act.

         The FERC also regulates interstate natural gas transportation rates and service conditions, which effect the marketing of natural gas produced by us, as well as the revenues received by us for sales of such natural gas. Since the latter part of 1985, the FERC has endeavored to make interstate natural gas transportation more accessible to gas buyers and sellers on an open and nondiscriminatory basis. The FERC's efforts have significantly altered the marketing and transportation of natural gas. Commencing in April 1992, the FERC issued Order Nos. 636, 636-A, 636-B and 636-C (collectively, "Order No. 636"), which, among other things, required interstate pipelines to "restructure" their services to provide transportation separate or "unbundled" from the pipelines' sales of gas. Also, Order No. 636 requires interstate pipelines to provide open-access transportation on a nondiscriminatory basis that is equal for all natural gas shippers. Order No. 636 has been implemented through decisions and negotiated settlements in individual pipeline services restructuring proceedings. In many instances, the result of Order No. 636 and related initiatives has been to substantially reduce or eliminate the interstate pipelines' traditional role as wholesalers of natural gas, and has substantially increased competition and volatility in natural gas markets. The FERC has issued final orders in virtually all Order No. 636 pipeline restructuring proceedings. In July 1996, the United States Court of Appeals for the District of Columbia Circuit largely upheld Order No. 636 and remanded certain issues for further explanation or clarification. Numerous petitions for review of the individual pipeline restructuring orders are currently pending in that court. The issues remanded for further action do not appear to materially affect us. Proceedings on the remanded issues are currently ongoing before the FERC following its issuance of Order No. 636-C in February 1997. Although it is difficult to predict when all appeals of pipeline restructuring orders will be completed or their impact on us, we do not believe that it will be affected by the restructuring rule and orders any differently than other natural gas producers and marketers with which it competes.

         Although Order No. 636 does not regulate natural gas production operations, the FERC has stated that Order No. 636 is intended to foster increased competition within all phases of the natural gas industry. It is unclear what impact, if any, increased competition within the natural gas industry under Order No. 636 will have on us and our natural gas marketing efforts. Although Order No. 636 could provide us with additional market access and more fairly applied transportation service rates, terms and conditions, it could also subject us to more restrictive pipeline imbalance tolerances and greater penalties for violation of those tolerances. We do not believe, however, that it will be affected by any action taken with respect to Order No. 636 materially differently than other natural gas producers and marketers with which it competes.

         The FERC has recently announced its intention to reexamine certain of its transportation-related policies, including the appropriate manner for setting rates for new interstate pipeline construction, the manner in which interstate pipeline shippers may release interstate pipeline capacity under Order No. 636 for resale in the secondary market, the price that shippers can charge for their released capacity, and the use of negotiated and market-based rates and terms and conditions for interstate gas transmission. Several pipelines have obtained FERC authorization to charge negotiated rates as an alternative to traditional, cost-of-service rate making methodology. In February 1997, the FERC announced a broad inquiry into issues facing the natural gas industry to assist the FERC in establishing regulatory goals and priorities in the post-Order No. 636 environment. In December 1997, the FERC requested comments on the financial outlook of the natural gas pipeline industry, including among other matters, whether the FERC's current rate making policies are suitable in the current industry environment. In April 1998, the FERC issued a new rule to further standardize pipeline transaction tariffs that, as the result of newly standardized provisions regarding firm intra day transportation nominations, could adversely affect the reliability of scheduled interruptible transportation service on some pipelines. While any resulting FERC action would affect us only indirectly, any new rules and policy statements may have the effect of enhancing competition in natural gas markets.

         Additional proposals and proceedings that might affect the natural gas industry are considered from time to time by Congress, the FERC and state regulatory bodies. We cannot predict when or if any such proposals might become effective, or their effect, if any, on our operations. The natural gas industry historically has been very heavily regulated; therefore, there is no assurance that the less stringent regulatory approach recently pursued by the FERC and Congress will continue indefinitely. The regulatory burden on the oil and natural gas industry increases our cost of doing business and, consequently, affects our profitability and cash flow. In as much as such laws and regulations are frequently expanded, amended or reinterpreted, we are unable to predict the future cost or impact of complying with such regulations.

         LOUISIANA LEGISLATION. The Louisiana legislature passed Act 404 in 1993, which permits a party transferring an oil field site to establish a site-specific trust account for such oil field. If the site-specific trust account is established in accordance with the requirements of the statute, the party transferring the oil field site may not thereafter be held liable by the state for any site restoration costs or actions associated with the transferred oil field site. The parties to a transfer may elect not to establish a site-specific trust account. However, in the absence of such an account, the transferring party will continue to have liability for the costs of restoration of the site. If the parties to a transfer elect to establish a site-specific trust account pursuant to the statute, the Louisiana Department of Natural Resources (the "DNR") requires an oil field site restoration assessment to be made at the time of the transfer or within one year thereafter, to determine the site restoration requirements existing at the time of transfer. Based upon the site restoration assessment, the parties to the transfer must propose to the DNR a funding schedule for the site-specific trust account, providing for some contribution to the account at the time of transfer and at least quarterly payment thereafter. If the DNR approves the establishment and funding of the site-specific trust account, the purchaser will thereafter be the responsible party to the state, except that the failure of a transferring party to make a good faith disclosure of all oil field site conditions existing at the time of the transfer will render that party liable for the costs of restoration of such undisclosed conditions in excess of the balance of the site-specific trust fund.

         OIL SALES AND TRANSPORTATION RATES. The FERC also regulates rates and service conditions for interstate transportation of crude oil, liquids and condensate, which can affect the amount we receive from the sale of these products. Rates for such transportation are generally subject to an indexing system under which rates may be increased as long as they do not exceed an index rate that is tied to inflation. Over time, this indexing system could have the effect of increasing the cost of transporting crude oil, liquids and condensate by pipeline. Sales of crude oil, condensate and gas liquids by us are not regulated and are made at market prices. The price we receive from the sale of these products is affected by the cost of transporting the products to market.

         ENVIRONMENTAL MATTERS. Our oil and natural gas exploration, development and production operations are subject to stringent federal, state and local laws governing the discharge of materials into the environment or otherwise relating to environmental protection. Numerous governmental agencies, such as the Environmental Protection Agency (the "EPA"), issue regulations to implement and enforce such laws, which often require difficult and costly compliance measures that carry substantial civil and criminal penalties for failure to comply. These laws and regulations may require the acquisition of a permit before drilling commences, restrict the types, quantities and concentrations of various substances that can be released into the environment in connection with drilling and production activities, limit or prohibit drilling activities on certain lands lying within wilderness, wetlands, ecologically sensitive and other protected areas, require some form of remedial action to prevent pollution from former operations, such as plugging abandoning wells, and impose substantial liabilities for pollution resulting from our operations. In addition, these laws, rules and regulations may restrict the rate of oil and natural gas production below the rate that would otherwise exist. The regulatory burden on the oil and gas industry increases the cost of doing business and consequently affects our profitability. Changes in environmental laws and regulations occur frequently, and any changes that result in more stringent and costly waste handling, disposal or cleanup requirements could adversely affect our operations and financial position, as well as those of the oil and gas industry in general. While management believes that we are in substantial compliance with current applicable environmental laws and regulations and we have not experienced any material adverse effect from compliance with these environmental requirements, there is no assurance that this will continue in the future.

         The primary environmental statutory and regulatory programs that affect our operations include the following:

         The Comprehensive Environmental Response, Compensation and Liability Act, as amended ("CERCLA") also known as "Superfund," imposes liability without regard to fault or the legality of the original conduct, on certain classes of persons who are considered to be responsible for the release of a "hazardous substance" into the environment. These persons include (i) the current owner and operator of a facility from which hazardous substances are released, (ii) owners and operators of the facility at the time the disposal of hazardous substances took place, (iii) generators of hazardous substances who arranged for the disposal or treatment at or transportation to such facility of hazardous substances and (iv) transporters of hazardous substances to disposal or treatment facilities selected by them.

         Under CERCLA, such persons may be subject to joint and several liability for the costs of cleaning up the hazardous substances that have been released into the environment, for damages to natural resources and for the costs of certain health studies, and it is not uncommon for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by the release of hazardous substances or other pollutants into the environment. Furthermore, although petroleum, including crude oil and natural gas, is exempt from CERCLA, at least two courts have ruled that certain wastes associated with the production of crude oil may be classified as "hazardous substances" under CERCLA, and thus such wastes may become subject to liability and regulation under CERCLA. Regulatory programs aimed at remediation of environmental releases could have a similar impact on us.

         The Federal Water Pollution Control Act of 1972 ("FWPCA") as amended, also known as the Clean Water Act (the "CWA"), imposes restrictions and strict controls regarding the discharge of pollutants, including produced waters and other oil and gas wastes, into waters of the United States (as defined in the CWA). The discharge of pollutants into regulated waters is prohibited, except in accordance with the terms of a permit issued by the EPA or the state. These proscriptions also prohibit certain activities in wetlands unless authorized by a permit issued by the U.S. Army Corps of Engineers. Sanctions for unauthorized discharges include administrative, civil and criminal penalties, as well as injunctive relief.

         The Oil Pollution Act of 1990 (the "OPA") amends certain provisions of the CWA, and other statutes as they pertain to the prevention of and response to spills or discharges of hazardous substances or oil into navigable waters. Under the OPA, a person owning or operating a facility or equipment (including land drilling equipment) from which there is a discharge or threat of a discharge of oil into or upon navigable waters or adjoining shorelines is liable, regardless of fault, as a "responsible party" for removal costs and damages. Federal laws impose strict, joint and several liability on facility owners for containment and clean up cost and certain other damages, including natural resource damages, arising from a spill.

         The EPA is also authorized to seek preliminary and permanent injunctive relief and, in certain cases, criminal penalties and fines. State laws governing the control of water pollution also provide varying civil and criminal penalties and liabilities in the case of releases of petroleum or its derivatives into surface waters or into the ground. If a discharge occurs at a well site at which we are conducting production operations, we may be exposed to claims that it is liable under the OPA, the CWA or similar state laws.

         The Resource Conservation and Recovery Act ("RCRA"), as amended, generally does not regulate most wastes generated by the exploration and production of oil and gas. RCRA specifically excludes from the definition of hazardous waste "drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas or geothermal energy." However, these wastes may be regulated by the EPA or state agencies as solid waste. Moreover, ordinary industrial wastes, such as paint wastes, waste solvents, laboratory wastes, and waste compressor oils, may be regulated as hazardous waste. Pipelines used to transfer oil and gas may also generate some hazardous wastes. Although the costs of managing solid and hazardous waste may be significant, we do not expect to experience more burdensome costs than similarly situated companies involved in oil and gas exploration and production.

TITLE TO PROPERTIES

         Title to properties is subject to royalty, overriding royalty, carried working, net profits, working and other similar interests and contractual arrangements customary in the oil and gas industry, liens for current taxes not yet due and other encumbrances. As is customary in the industry in the case of undeveloped properties, little investigation of record title is made at the time of acquisition (other than a preliminary review of local records). Investigations, including a title opinion covering the drill site by local counsel, generally are made before commencement of drilling operations. With respect to acquisitions of producing properties, it is customary to review title opinions, review engineering reserve reports and conduct environmental and operational reviews before the closing of the purchase.

OPERATING HAZARDS AND INSURANCE

         The oil and gas business involves a variety of operating risks, including the risk of fire, explosions, blowouts, pipe failure, abnormally pressured formations, and environmental hazards such as oil spills, gas leaks, ruptures or discharges of toxic gases, the occurrence of any of which could result in substantial losses to us due to injury or loss of life, severe damage to or destruction of property, natural resources and equipment, pollution or other environmental damage, cleanup responsibilities, regulatory investigation and penalties and suspension of operations.

         We maintain an oil and gas lease operator insurance policy that insures us against certain sudden and accidental risks associated with drilling, completing and operating our wells. In addition, we require certain parties conducting operations for us to maintain general comprehensive liability policies with contractual coverage to support the contractors' obligations to indemnify and defend us in certain circumstances. There can be no assurance that this insurance will be adequate to cover any losses or exposure to liability. We also carry comprehensive general liability policies and an umbrella policy. Although we believe that the amount of coverage it maintains is customary in the industry, it does not provide complete coverage against all operating risks. An uninsured or partially insured claim, if successful and of sufficient magnitude, could have a material adverse effect on us and our financial condition. If we experience significant claims or losses, our insurance premiums could be increased, which may adversely affect us and our financial condition, or limit the ability of us to obtain coverage. Any difficulty in obtaining coverage may impair our ability to engage in our business activities.

LEGAL PROCEEDINGS

         We are involved in routine litigation arising in the ordinary course of business. Management believes that the results of each proceedings, individually and in the aggregate, will not have a material adverse effect on our financial position or results of operations.

FACILITIES

         We maintain approximately 25,100 square feet of office space in Houston, Texas, which is leased at an annual rent of $396,187. The lease expires January 31, 2003. We believe we will be able to renew the lease on acceptable terms, and we currently are offering up to half of the space for sublease.

EMPLOYEES

         We have 21 full-time employees in our Houston, Texas office as of June 30, 1999. Their functions include management, production, engineering, geoscientists, land, gas marketing, accounting, financial planning and administration. Certain operations of our field activities are accomplished through independent contractors who are supervised by us. We believe our relations with our employees and contractors are good. None of our employees are represented by a union.


                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

         The following table sets forth certain information regarding our directors and executive officers. Our officers are elected by the board of directors and serve at the discretion of the board. All of the current directors serve until the next annual shareholders' meeting or until their successors have been duly elected and qualified.


NAME                                       AGE     POSITION
-------------                              ------  ---------------
Prentis B. Tomlinson, Jr. (1) ..........    56     Chairman of the Board, President and Chief Executive Officer
Robert S. Herlin (1)(2) ................    44     Director, Senior Vice President and Chief Financial Officer
Todd E. Grabois ........................    39     Vice President, Treasurer & Secretary
Robert L. Zorich (1) ...................    49     Director
Yale Fisher (2) ........................    53     Director
David P. Quint (3) .....................    48     Director
Gary Petersen (3) ......................    53     Director
Russell Cleveland (3) ..................    60     Director

(1) Member of the Executive Committee.

(2) Member of the Audit Committee.

(3) New directors elected by the Board on June 2, 1999 to fill vacant seats. Elected to serve until next annual shareholders' meeting.


         PRENTIS B. TOMLINSON, JR. has been involved in the oil and gas industry for the past 30 years and has been involved with us as our Chief Executive Officer since our inception in October 1996. He was named our President in July of 1999. Mr. Tomlinson served as Chairman of Texstar North America, Inc. from 1984 to 1995, founded and served as Chairman of TGS Geophysical Company, Inc. from 1983 to 1993 and served as Chairman and President of

Tomlinson Interests, Inc. from 1973 to 1983. Mr. Tomlinson commenced his career in the oil and gas industry as a geophysicist with Western Geophysical Inc. in 1969.

         ROBERT S. HERLIN has been our Senior Vice President, Chief Financial Officer and Director since November 1997, when he joined us. Mr. Herlin has 17 years experience in finance, planning and corporate development in the oil and gas industry with several companies, including his own management consulting firm. Most recently, he was vice president of Enron Liquids Services, a subsidiary of Enron Corporation, and Manager of Planning and Investor Relations for Kelley Oil & Gas Corporation.

         TODD E. GRABOIS has been our Vice President, Treasurer and Secretary since November 1997. Prior, thereto, Mr. Grabois served as our Chief Financial Officer from September 1997 until November 1997 and Director from inception in October 1996 until November 1997. He has served in various other positions with us or our predecessors since 1984.

         ROBERT L. ZORICH has been one of our Directors since November 1997. He is the Managing Director and cofounder of EnCap, a Houston-based venture capital and mezzanine fund for the energy industry. Before founding EnCap, Mr. Zorich was a senior officer in the energy group of Republic Bank. EnCap recently announced its sale to El Paso Field Services.

         YALE FISHER has been one of our Directors since January 1997. He is, and has been, an independent investment banker based in California since July 1994. Before that he was head of trading at Bank of America in Los Angeles and San Francisco, California and New York, New York.

         DAVID P. QUINT was elected by our Board to serve as a director on June 2, 1999. Mr. Quint has been Managing Director of RP&C International, Inc., an international investment banking firm based in London and Zurich, for over five years.

         GARY PETERSEN, was elected by our Board to serve as a director on June 2, 1999. Mr. Petersen has been Managing Director of EnCap, a Houston-based venture capital and mezzanine fund for the energy industry for the past five years.

         RUSSELL CLEVELAND was elected by our Board to serve as a director on June 2, 1999. Mr. Cleveland is the principal founder and the majority shareholder of Renaissance Capital Group Inc. Renaissance Capital provides capital to emerging publicly owned companies. Mr. Cleveland currently serves as President of the Managing General Partner of Renaissance Capital Partners, Limited., President and Director of Renaissance Capital Growth & Income Fund III, Inc. (which is traded on NASDAQ), and a Director of Renaissance U.S. Growth and Income Trust PLC, which is traded on the London Stock Exchange. Mr. Cleveland also currently serves as a director of Danzer Corp. (formerly Global Environmental Corp.), Feminique, Inc. (formerly Biopharmaceutics, Inc.), Tutogen Medical, Inc., Bentley Pharmaceuticals, Inc., and Technology Research, Inc.

AGREEMENT RELATING TO ELECTIONS OF DIRECTORS

         Pursuant to an agreement dated December 16, 1998 between us, Mr. Tomlinson and EnCap, we agreed to make certain changes in our bylaws restricting the number of directors to seven. In addition, RP&C International, the agent in our recently completed exchange offer of 9% convertible debentures for class A, series II convertible preferred stock, currently has the right to designate up to two directors to serve on the board of directors during a two-year period. RP&C has exercised the board representation right described above through the appointment of David P. Quint and Russell Cleveland as directors effective June 2, 1999.

EXECUTIVE COMPENSATION

         The following table sets forth the compensation, including bonuses, paid by us during the years ended December 31, 1998, 1997 and 1996 to the Chief Executive Officer and to those executive officers whose aggregate cash compensation exceeded $100,000 during the last fiscal year other than our Chief Executive Officer (collectively the "Named Executive Officers").


                                                                      ANNUAL
                                                                   COMPENSATION       NUMBER OF       ALL
                                                                 ----------------     SECURITIES     OTHER
                                               YEAR ENDED                             UNDERLYING  COMPENSATION
NAME AND PRINCIPAL POSITION                  DECEMBER 31,(1)    SALARY      BONUS      OPTIONS         (2)
----------------------------                -----------------  --------  ----------   ----------  ------------
Prentis B. Tomlinson, Jr. (6) ...........        1998          $243,750          --           --  $      3,400
Chairman & Chief Executive Officer               1997           150,000     210,000    1,621,000         4,750
                                                 1996     (3)    25,000          --           --            --

Ernest J. LaFlure (5) ...................        1998           200,000          --           --         2,500
Former Director, President and Chief             1997     (4)    46,282     100,000      300,000            --
Operating Officer                                1996                --          --           --            --

Robert S. Herlin (6) ....................        1998           165,000          --           --         5,250
Director, Senior Vice President and              1997     (4)    14,884     110,000      300,000            --
Chief Financial Officer                          1996                --          --           --            --

Todd E. Grabois (6) .....................        1998           105,000          --           --         4,865
Vice President, Treasurer and Secretary          1997            85,000          --      140,000         4,750
                                                 1996     (3)    11,577          --           --            --

--------------------------------

(1) In 1997, we changed our fiscal year end from August 31 to December 31.

(2) Other compensation includes our contributions made to each person's respective account under our 401(k) plan.

(3) Total compensation to Messrs. Tomlinson and Grabois for the year ended December 31, 1996 was $150,000 and $69,462, respectively, including amounts paid before our inception.

(4) Salary for Messrs. LaFlure and Herlin represent amounts paid from date of hire to the end of the year.

(5) Mr. LaFlure resigned as our President and Chief Operating Officer effective February 15, 1999; and as Director in April 1999.

(6) Effective February 1, 1999, the salaries of Messrs. Tomlinson, Herlin and Grabois were reduced to $184,248, $105,000 and $84,000, respectively. Effective May 17, 1999, the salary of Mr. Grabois was reinstated.

DIRECTOR COMPENSATION

         Certain non-employee directors are individually awarded stock options and receive cash compensation at the Board's discretion.

EMPLOYMENT AND TERMINATION AGREEMENTS

         We entered into a three-year employment agreement with Mr. LaFlure on September 30, 1997 pursuant to which Mr. LaFlure served as our President and Chief Operating Officer.

         Under the employment agreement, Mr. LaFlure received a monthly salary of $16,666.67 and an initial bonus of $100,000. Mr. LaFlure was entitled to participate in all other employee compensation and welfare benefit plans and programs available to our other employees and executive officers, including, but not limited to, health, dental and 401(k) plans. If we terminated the employment agreement other than for cause or for disability or death (as each such term is defined in the agreement) at any time before the expiration thereof, then we were obligated to pay Mr. LaFlure $1,500,000 minus (i) the amount of monthly salary for each month Mr. LaFlure was paid; (ii) all cash bonuses received by Mr. LaFlure before the termination; and (iii) the value of his stock options, such value being the difference between the option price and the value of the option shares as of the date of termination.

         We terminated Mr. LaFlure's employment without cause effective January 15, 1999 and requested Mr. LaFlure to resign all of his positions with us except his position as our director. Mr. LaFlure resigned as a director in April of 1999. Pursuant to a settlement agreement, Mr. LaFlure was entitled to receive $1,150,000 payable as follows:

    -  Payments of $10,000 per month for 12 months commencing
       February 15, 1999;

    -  Payment of $400,000 on January 15, 2000
    -  Payment of $200,000 on July 15, 2000; and
    - Payment of the balance due under his agreement, as adjusted, (as described in the immediately following paragraphs,) on January 15, 2001.

         In addition, Mr. LaFlure was granted new stock options in lieu of the previous options for 300,000 shares of Common Stock granted on December 18, 1997. The new stock option agreement dated February 15, 1999 is for 500,000 shares of Common Stock at an exercise price of Cdn.$0.53 per share. The remaining amounts due under the settlement agreement payable on January 15, 2001, shall be reduced by the difference between the option price under the new option agreement for 500,000 shares of Common Stock and the 500,000 option shares as of the date the payment of the balance of the agreed amounts. All cash payments payable to Mr. LaFlure shall be reduced by applicable federal, state of local withholding taxes. We also agreed that at our sole cost and expense to continue current health insurance coverage for Mr. LaFlure as required by applicable law until January 15, 2000.

         We entered into a two-year employment agreement with Mr. Herlin on November 15, 1997. Under the employment agreement, Mr. Herlin receives an initial monthly salary of $11,250 and an initial bonus of $110,000. Mr. Herlin is entitled to participate in all other employee compensation and welfare benefit plans and programs available to our other employees and executive officers, including, but not limited to, health, dental and 401(k) plans. If we terminate the employment agreement other than for cause, disability or death at any time before the expiration thereof, then we must pay to Mr. Herlin the remaining amount of salary accrued or otherwise to be paid throughout the remainder of the term of the agreement; provided that the remaining amount may be no less than 12 months of Mr. Herlin's salary. If such termination is due to a change of control of us, the minimum remaining amount must be equal to 24 months of Mr. Herlin's salary.

         In the event of termination of Mr. Herlin for cause, such agreement terminates immediately and our sole remaining obligation is to pay any amounts accrued thereunder through the date of termination.

         On December 16, 1998, we entered into an agreement with EnCap, our largest secured creditor, that should Mr. Tomlinson's employment be terminated, except for cause, following certain events, then EnCap will make a cash payment to Mr. Tomlinson of $1.0 million within 30 days of severance, enter into a consulting agreement with a three-year term providing for payments of $185,000 per annum, and grant Mr. Tomlinson a permanent overriding royalty interest in certain properties. These payments are our obligations and EnCap has agreed to provide financing to fund such payment obligation.

OPTION REPRICING

         In February 19, 1999, the board re-priced stock options previously awarded to certain of our employees, including the Named Executive Officers, one of our directors and one contract employee. Options were re-priced at CDN. $0.50, which was the previous 10-day average closing price of the Common Stock as reported on Canada Stockwatch. Such re-pricing of options held by the Named Executive Officers and the director is subject to shareholder and regulatory approval.

OPTION GRANTS

         No options were granted to the Named Executive Officers in 1998. See "Management-Executive Compensation."

OPTION EXERCISE AND YEAR-END VALUES

     The following table provides information with respect to options to purchase Common Stock exercised by the Named Executive Officers during 1998 and with respect to the number and value of unexercised options held by the Named Executive Officers at December 31, 1998.


                                                                                        VALUE OF UNEXERCISED
                             NUMBER       VALUE          NUMBER OF SECURITIES               IN-THE-MONEY
                            OF SHARES   REALIZED              UNDERLYING                     OPTIONS AT
                            ACQUIRED                    UNEXERCISED OPTIONS AT            DECEMBER 31, 1998
                               ON                         DECEMBER 31, 1998                      CDN
                            ----------  ----------  -------------------------------  ----------------------------
                             EXERCISE      CDN      EXERCISABLE (1)  UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
                            ----------  ----------  ---------------  --------------  ------------  --------------
Prentis B. Tomlinson, Jr...    --          --              983,700        --             --             --
Ernest J. LaFlure (2) .....    --          --              300,000        --             --             --
Robert S. Herlin ..........    --          --              300,000        --             --             --
Todd Grabois ..............    --          --              140,000        --             --             --

---------------------------------

(1) All options held by our employees as of February 19, 1999, including Named Executive Officers, were re-priced to Cdn$0.50, subject to shareholder approval.

(2) Subject to the terms of a settlement agreement of Mr. LaFlure's employment contract, his original options were replaced with 500,000 options with an exercise price of Cdn$0.53 and a term through January 15, 2001.

                               CERTAIN TRANSACTIONS

         We have entered into several agreements with entities that are owned or managed by certain of our directors, officers or other affiliates, or in which certain of our directors, officers or affiliates have an interest. We also have entered into agreements with certain of our former directors and officers. Although some of these transactions were approved by our outside directors, there can be no assurance that these transactions were negotiated at arms-length or on terms that would have been negotiated with unaffiliated third parties. The related entities with which we have entered into transactions include:

         - EnCap Capital Fund III L.P., a partnership whose general partner is EnCap Investments, L.C., which is managed by Robert L. Zorich and Gary Petersen, two of our directors;

         - BOCP Energy Partners, L.P. a partnership managed by EnCap Investments, L.C., which is managed by Robert L. Zorich and Gary Petersen, two of our directors;

         - Slattery Trust, a private trust of which Mr. Tomlinson is the beneficiary;

         - Starbucks Trust, a private trust of which Heather Tomlinson, is the beneficiary;

         - Calibre Energy, LLC, a limited liability company owned by Slattery Trust, Starbucks Trust, Mr. Grabois and Mr. Novak, and which is managed by Heather Tomlinson;

         -  Lasco, an affiliate of EnCap;

         - Texstar Holdings, L.L.C., a private limited liability company owned by certain of our shareholders;

         - Stanford Energy, Inc., a company affiliated with Donald W. Busby, the former chairman of our board of directors; and

         - RP&C International of which David Quint is a director and shareholder.

         ENCAP CREDIT FACILITY. In 1997, we entered into a $20.0 million credit agreement with EnCap consisting of an Original Note for $12.0 million and a supplemental note for $8.0 million. The original note bears interest at 10.0% per annum, and was due, with accrued interest, in December 1998. The supplemental note, which has been repaid in full, bore interest at 10.0% per annum until July 1, 1998 and at 18.0% per annum thereafter. Under the terms of the supplemental note, EnCap was issued warrants for the purchase of 1.5 million shares of our common stock at an exercise price of $1.28 per share. The original note is secured by a first lien on the properties acquired and a second lien on certain other properties. The original note has been guaranteed by Mr. Tomlinson, Calibre and certain of Calibre's affiliates.

         Under the original note, we agreed to convey to EnCap a 25.0% net profit interest from the properties acquired with the proceeds of the borrowing. EnCap also required Slattery Trust, Texstar Holdings and certain of our shareholders to enter into a put/call agreement pursuant to which those shareholders, under certain conditions, have the right to obtain or "call" the EnCap NPI in exchange for 1.5 million shares of our common stock. The put/call agreement also gives EnCap the right, under certain conditions, to sell, or put, portions of the EnCap NPI to the shareholders for $1.5 million or 3.5 million shares of our common stock as of December 31, 1998 or March 31, 1999, respectively. The shareholders' rights and obligations under the put/call agreement have been transferred to us.

         STANFORD ENERGY DEBENTURE. In August 1997, Stanford Energy issued us an unsecured convertible debenture in the principal amount of Cdn.$200,000. The debenture bore interest at a rate of 8.0% per annum, payable quarterly. The debenture was repaid on August 6, 1997.

         ADVANCES TO CALIBRE EQUADOR. In the Spring of 1997, we and Slattery Trust, Starbucks Trust, Mr. Grabois, Mr. Novak and James Alexander formed Calibre Ecuador, Inc. to develop certain oil and gas prospects in Ecuador. We owned 50% of the outstanding common stock of Calibre Ecuador and the other parties collectively owned the other 50%. The development of the prospects required enactment of certain enabling legislation that would permit non-Ecuador citizens to own oil and gas properties in Ecuador. Pending the enactment of such legislation, we advanced funds to Calibre Ecuador to generate the prospect. All rights to were contributed to Calibre Ecuador by the parties other than us. As of December 31, 1997, we had written off advances totaling $402,192 made to Calibre Ecuador. Calibre Ecuador had no means with which to repay the advances. The advances were non-interest bearing and due upon demand. Due to the write-off, we obtained rights to substantially all of Calibre Equador's common stock.

         In November, 1998, we entered into a participation agreement with Burlington Resources International Inc. to develop the gas fields in Ecuador. We and Burlington have participation interests of 25% and 75%, respectively. Burlington has not renewed the agreement; however, we retain a 25% interest in any project related to the subject area pursued by Burlington for one year.

         CALIBRE TRANSACTIONS. In December 1997, we advanced funds to Calibre Oil & Gas, Inc. Net advances to Calibre Oil & Gas, Inc. totaled $1,768,772 at December 31, 1997. The advances bore no interest and were due upon demand.

         On April 22, 1998, in a single transaction, we acquired all of the outstanding shares of Calibre Oil & Gas, Inc. from Calibre and certain oil and gas properties owned by the Slattery Trust, the Starbucks Trust, Todd Grabois, Robert Novak, Prentis B. Tomlinson, Jr., and Calibre Oil & Gas, Inc. The shares of Calibre Oil & Gas, Inc. were valued at $3,820,713 and were paid for through the issuance to Calibre of 1,927,426 shares of our common stock valued at Cdn. $2.80 per share. The total purchase price for the oil and gas properties acquired from the other parties was $2,261,000, paid $261,000 in cash and $2,000,000 in promissory notes issued by Texstar Petroleum Inc. in differing amounts to each party. These notes were guaranteed by us, paid 10% annual interest and were to be repaid in two equal installments due on April 1, 1998 and September 1, 1998. The purchase price was to be adjusted by a credit for proceeds from production attributable to each property through January 31, 1998.

         In connection with the acquisition of the oil and gas properties and shares of Calibre Oil & Gas, Inc., $1.45 million of the advances to Calibre Oil & Gas, Inc. were reclassified as an assumption of payables and the remaining $318,772 was written off as a bad debt. Calibre Oil & Gas, Inc. was subsequently merged into us and ceased to exist on January 7, 1999.

         LASCO ACQUISITION. In January 1998, and effective on December 1, 1997, we acquired proved reserves in Texas and Louisiana from Lasco for 2.57 million shares of Common Stock and 12.0 million shares of our Series 1 preferred stock. In December 1998, we reconveyed a portion of those interests to Lasco in exchange for approximately 2.5 million shares of our Series 1 preferred stock.

         STARBUCKS NOTE. On January 1, 1998, we loaned Starbucks Trust $2.5 million pursuant to a promissory note due December 31, 1998 that bears interest at 9.0% per annum. Starbucks Trust is a grantor trust with the sole beneficiary and trustee being Heather Tomlinson, Prentis Tomlinson's spouse. Total advances and accrued interest under the note are $2.9 million as of March 31, 1999. The loan was intended to (i) give us a greater return on investment than we were receiving at the time; (ii) acquire common stock that was reconveyed by Starbucks Trust to the holders of our series 2 debentures in an effort to deliver to those debenture holders freely tradeable Benz common stock; and (iii) acquire shares of our common stock in the open market to support the public trading price. The entire principal interest outstanding under the note remains due and payable and is carried on our books as an account receivable; however, Starbucks Trust lost money on the securities transactions it made with the proceeds of the loan and currently is unable to repay the loan.

         Starbucks has claimed and requested credits, for expenses incurred on behalf of us, against the amounts owed under the note of Cdn. $740,240. Separately, and pursuant to the terms of the Starbucks Trust Acquisition Agreement, we owe the Starbucks Trust $1,283,462 inclusive of accrued interest as of December 31, 1998. Pursuant to the Calibre Acquisition Agreement, as of December 31, 1998, we further owe the Starbucks Trust $213,918 and Prentis Tomlinson $1,588,489 inclusive of accrued interest. On December 28, 1998, as part of the Shell transaction, the above parties and Texstar Holdings, LLC and Security Oil, LLC signed a standstill agreement wherein all parties mutually deferred payments and further agreed not to pursue collection of any amounts until the Termination Date of the Shell transaction and to toll the applicable statutes of limitations related to claims arising from any such amounts until the earlier of the Termination Date or December 31, 2003.

         STARBUCKS ACQUISITION. In July 1998, we entered into the Starbucks acquisition, pursuant to which we acquired certain proved non-producing oil and gas properties in Mississippi, Texas and Louisiana from Starbucks Trust for $2.33 million and 600,000 shares of our common stock. The purchase is subject to certain post-closing adjustments relating to purchase value. The purchase value is guaranteed and secured by 2.1 million shares of our common stock owned by the Starbucks Trust.

         OTHER RELATED PARTY TRANSACTIONS. We had an agreement with DWB Management Ltd. to provide management, professional and office services. DWB Management is a private company owned by Donald W. Busby, our former chairman of the board. During the four months ended December 31, 1997, we paid DWB Cdn.$8,000. Under the agreement, we paid DWB for services rendered a fee of Cdn.$8,000 per month. The agreement with DWB Management was terminated in September 1997.

         We entered into an agreement with Chase Management Ltd. to provide management, professional and office services to us, including daily accounting services as required, and general legal assistance for routine Canadian securities filings. Chase Management is a private company owned by Nick DeMare, one of our former officers and directors. The agreement was for one year commencing on the first day of October 1997 through the last day of September 1998. Thereafter, the agreement continues in effect from year to year unless terminated by either party upon 60 days' written notice. During our last fiscal year, we paid Chase Management Cdn.$60,000 and for the remaining term of the agreement, we will pay Chase Management Cdn.$5,000 per month for services rendered.

         SECURITIES SUBJECT TO POOLING AGREEMENTS. Pursuant to a pooling agreement dated April 18, 1997, as amended on September 11, 1997, between us, certain of our shareholders, including Mr. Tomlinson, and our other senior management, and Montreal Trust, our registrar and transfer agent, as well as the agent under the pooling agreement, a total of 10,342,497 shares of our common stock were deposited on a pooled basis. In addition, a total of 2,000,000 shares of common stock to be issued on exercise of outstanding share purchase warrants were, once exercised, to be deposited and held by Montreal Trust pursuant to the terms and conditions of the pooling agreement. All common stock subject to the pooling agreement will be released over a period of three years ending April 18, 2000, subject to earlier release from the pool in certain circumstances. As of April 19, 1999, a total of 313,000 shares of our common stock are held by Montreal Trust pursuant to the terms and conditions of the pooling agreement.

         Pursuant to an agreement dated September 15, 1997, between us, certain of our shareholders, Mr. Tomlinson, Mr. Busby and Montreal Trust, a total of 13,505,780 shares of our common stock were deposited with Montreal Trust to be held in escrow pursuant to the escrow agreement. All common stock subject to the escrow agreement will be released in accordance with the policies of the Ontario Securities Commission. As of April 19, 1999, a total of 10, 804,624 shares of our common stock are held in escrow by Montreal Trust pursuant to the escrow agreement.

         Pursuant to an option agreement between Boone Petroleum Inc., a corporation controlled by Mr. Busby, and Texstar Petroleum, L.L.C., a company controlled by Mr. Tomlinson, Boone Petroleum Inc. granted Texstar Petroleum, L.L.C. an option to purchase 1,200,000 shares of our common stock from Boone Petroleum Inc. The option was exercised and 1,100,000 shares of our Common Stock were transferred within escrow on September, 1998 to Texstar Petroleum, L.L.C. As of April 19, 1999, the remaining 100,000 shares of Common Stock have not been transferred within escrow.

         Pursuant to an unsigned agreement dated October 9, 1997, between EnCap Energy, Montreal Trust, us, Texstar Holdings, L.L.C. and the Slattery Trust, Texstar Holdings, L.L.C. and the Slattery Trust granted to EnCap Energy a security interest in 535,521 shares of our common stock owned by Texstar Holdings, L.L.C. and 5,525,000 shares of our common stock owned by the Slattery Trust subject to the escrow agreement.

                       PRINCIPAL AND SELLING SHAREHOLDERS

         The following table sets forth certain information as of July 15, 1999, with respect to the common stock owned, directly or indirectly, by (i) each director; (ii) each of our named executive officers; (iii) each person known by management to own beneficially more than 5% of our outstanding common stock; (iv) the selling shareholders; and (v) all directors and executive officers as a group. Unless otherwise noted, the persons named below have sole voting and investment power with respect to such shares. The beneficial ownership of the convertible preferred stock and the common stock issuable upon conversion of the convertible preferred stock and exercise of the warrants by the selling securityholders after this offering will depend on the number of shares of convertible preferred stock or common stock sold by each selling securityholder; however, the table assumes that all shares of convertible preferred stock and common stock issued upon conversion of the convertible preferred stock and exercise of the warrants by a selling securityholder are offered and resold pursuant to this prospectus.
Therefore, no information is given with respect to the beneficial ownership of convertible preferred stock or common stock following this offering.

                                                                  PREFERRED STOCK             COMMON STOCK
                                                              ----------------------    ------------------------
NAME OF BENEFICIAL OWNER                                                  PERCENT OF                  PERCENT OF
------------------------                                      NUMBER(1)    CLASS(2)      NUMBER(3)    CLASS(4)(5)
                                                              ---------   ----------    ----------    -----------
Prentis B. Tomlinson, Jr.(6) .........................             --           *       15,881,910        9.2%
Ernest J. LaFlure(7) .................................             --           *          300,000          *
Robert S. Herlin(8) ..................................             --           *          365,000          *
Todd E. Grabois(9) ...................................             --           *          453,335          *
Yale E. Fisher(10) ...................................             --           *          288,313          *
Robert L. Zorich(11) .................................             --           *        1,536,895          *
David P. Quint(12) ...................................          2,046           *        4,103,819        2.4%
Gary Petersen(11).....................................             --           *        1,536,895          *
Russell Cleveland(13) ................................         16,300         6.8%       6,895,831        4.0%
Donald W. Busby(14) ..................................             --           *        1,866,392        1.1%
Lasco Energy Partners ................................             --           *        3,228,269        1.9%
Heather Tomlinson(15) ................................             --           *        2,950,000        1.7%
ABN Amro Bank (Schweiz) ..............................          3,900         1.6%       1,649,923          *
Anarema Stiftung .....................................          6,000         2.5%       2,538,343        1.5%
Apple Inc. ...........................................         24,000        10.1%      10,153,371        5.9%
Bank Leumi ...........................................          1,350           *          571,127          *
Banca del Gottardo ...................................         13,200         5.5%       5,584,354        3.2%
Bank Austria .........................................          5,400         2.3%       2,284,509        1.3%
Bank Austria Creditanstalt ...........................          5,500         2.3%       2,326,814        1.3%
Bank Julius Bar ......................................          2,070           *          875,728          *
Bank Leu .............................................          8,910         3.7%       3,769,439        2.2%
Bank Von Ernst a/c Dr. Pollak ........................            450           *          190,376          *
BSI Banca della Svizzera Italiana ....................            675           *          285,564          *
Banque Edouard Constant ..............................            450           *          190,376          *
Clariden Bank ........................................            540           *          228,451          *
Cook & Co. ...........................................            900           *          380,751          *
Coutts & Co., AG, Zurich .............................         17,640         7.4%       7,462,728        4.3%
Credit Suisse First Boston Zurich ....................         11,385         4.8%       4,816,506        2.8%
Dalworth .............................................            853           *          466,582          *
Deutsche Boerse/National Bank ........................            650           *          274,987          *
Discount Bank and Trust Co., Geneva ..................             90           *           38,075          *
EFG Private Bank .....................................          7,825         3.3%       3,310,422        1.9%
Egger & Co. ..........................................            900           *          380,751          *
Enerfin SA - Banque Paribas (London) .................            900           *          380,751          *
Helaba (Schweiz) .....................................          1,550           *          655,739          *
James Ladner .........................................            853           *          466,582          *
Jyske Bank ...........................................          2,160           *          913,803          *
La Roche Banquiers AG ................................             90           *           38,075          *
Lewco Securities .....................................            225           *           95,188          *
Liechtensteinische Landesbank ........................            650           *          274,987          *
Liverpool LP .........................................         17,650         7.4%       7,466,959        4.3%


                                       47

Lombard Odier & Co. ..................................          3,360         1.4%       1,421,472          *
Migros Bank ..........................................            450           *          190,376          *
MM Warburg Bank (Schweiz) AG .........................            900           *          380,751          *
NCL Investments Ltd. .................................            650           *          274,987          *
Perry Limited ........................................         17,050         7.2%       9,327,410        5.4%
Ron Langden ..........................................            650           *          274,987          *
Rothschild Bank AG ...................................            450           *          190,376          *
Royal Bank of Scotland ...............................            900           *          380,751          *
Sreedeswar, Inc. .....................................         13,794         5.8%       7,231,145        4.2%
UBS ..................................................          9,335         3.9%       3,949,238        2.3%
UBS Merlo ............................................          5,150         2.2%       2,178,744        1.3%
UBS Lottenbach .......................................            900           *          380,751          *
Union Bancaire Privee  ...............................          5,200         2.2%       2,199,897        1.3%
Westgate LP ..........................................         17,650         7.4%       7,466,959        4.3%
Xanthus Limited ......................................          6,000         2.5%       2,538,343        1.5%
ZKB Filiale Neumenster ...............................            650           *          274,987          *
Orbitex Natural Resources Fund .......................             --           *          729,200          *
BlockIsland & Co. ....................................             --           *          405,000          *
Hammerhead & Co. .....................................             --           *           60,000          *
Pitt & Co. ...........................................             --           *           75,000          *
Tarp & Co. ...........................................             --           *           45,000          *
Kane & Co. ...........................................             --           *          240,000          *
San Juan Investments, Ltd. ...........................             --           *           45,000          *

All Directors and executive officers (9 persons) .....         18,346         7.7%      31,361,999       18.1%

--------------------
*        Less than one percent

(1) Includes all shares of convertible preferred stock owned by each holder prior to this offering.

(2) Based on 238,201 shares of convertible preferred stock outstanding as of July 15, 1999.

(3) Includes all shares with respect to which each person, executive officer or director who, directly or through any contract, arrangement, understanding, relationship or otherwise, has or shares the power to vote or direct the voting of such shares, to dispose or direct the disposition of such shares or that may be purchased upon the exercise of stock options or warrants exercisable within 60 days. Assumes conversion of 100% of all convertible preferred stock or warrants held.

(4) Based on 37,254,360 shares of common stock outstanding or reserved for issuance at July 9, 1999, plus for each executive officer or director those number of shares underlying exercisable options held by such executive officer or director or, in the case of holders of convertible preferred stock or warrants, the number of shares of common stock underlying their convertible preferred stock or warrants.

(5) Assumes that 100% of all shares of convertible preferred stock have been converted into common stock and all warrants held by the selling shareholder have been converted into common stock.

(6) Includes the following: (i) 983,700 shares issuable upon the exercise of stock options; (ii) 5,525,000 shares in the name of Slattery Trust, a trust which Mr. Tomlinson is the beneficiary; (iii) 2,043,000 shares of common stock held in trusts, of which Mr. Tomlinson is the trustee and exercises voting and dispositive power over such shares;
         (iv) 2,452,774 shares of common stock in the name of Texstar Holding LLC, a private company (v) 1,927,426 shares of common stock issued to Calibre, controlled by Mr. Tomlinson; and (vi) 2,950,000 shares of common stock beneficially owned by Mr. Tomlinson's wife.

(7) Includes 300,000 shares of common stock issuable upon the exercise of stock options.

(8) Includes 300,000 shares of common stock issuable upon the exercise of stock options.

(9) Includes 140,000 shares of common stock issuable upon the exercise of stock options.

(10) Includes 150,000 shares of common stock issuable upon exercise of stock options.

(11) Includes 1,536,895 shares of common stock issuable upon the exercise of warrants issued to EnCap, an investment company which is managed by Messrs. Zorich and Petersen.

(12) Includes 865,575 shares of common stock issuable upon the conversion of preferred stock, 2,984,526 common shares to be issued and 253,714 shares issuable upon the exercise of warrants all issued to RP&C International (Guernsey) Limited, an investment company of which Mr. Quint is a Managing Director.

(13) Includes 6,895,831 shares issuable upon the conversion of preferred stock held through Renaissance U.S. Capital Growth and Income Trust, PLC, an investment company of which Mr. Cleveland is a director.

(14) Includes 1,666,392 shares of common stock held through Boone Petroleum, Inc., a private corporation wholly owned by Mr. Donald
         W. Busby. Mr. Busby resigned as chairman of the Company on October 2, 1997, and as Director of the Company on October 8, 1997. Also includes 200,000 shares of common stock issuable upon exercise of stock options.

(15) Includes 2,930,000 shares of common stock held of record by Starbucks Trust of which Mrs. Tomlinson is the Trustee.

                              PLAN OF DISTRIBUTION

         This prospectus relates to the resale of:

         -        238,201 shares of our convertible preferred stock;

         - 100,772,634 shares of our common stock issuable upon conversion of the convertible preferred stock;

         - 3,974,923 shares of common stock issuable upon the exercise of outstanding warrants to purchase our common stock;

         - 2,984,526 shares of our common stock issued as commission and fees related to the offering of convertible preferred stock;

         - 541,700 shares of our common stock issued in exchange for certain convertible debentures; and

         - 1,057,500 shares of our common stock issued in lieu of interest payments.

         We will bear all costs, expenses and fees in connection with registration of the securities covered by this prospectus. Brokerage commissions and similar selling expenses, if any, attributable to the resale of the convertible preferred stock or common stock issued upon the conversion of convertible preferred stock or exercise of warrants will be borne by the selling securityholders.

         Sales of convertible preferred stock or common stock issued upon exercise of the warrants may be effected by selling securityholders from time to time in one or more types of transactions (which may include block transactions) in the over-the-counter market, in negotiated transactions, through put or call options transactions relating to the securityholders, or a combination of such methods of sale, at market prices prevailing at the time of sale, or at negotiated prices. Such transactions may or may not involve brokers or dealers. The selling securityholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their warrants or common stock issued upon exercise of the warrants, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of warrants or common stock issued upon exercise of the warrants by the selling securityholders.

         The selling securityholders may effect such transactions by selling convertible preferred stock or common stock issued upon conversion of convertible preferred stock or exercise of the warrants directly to purchasers or to or through broker-dealers, which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the selling securityholders and/or the purchasers of warrants for whom such broker-dealers may act as agents or to whom they sell as principal, or both which compensation as to a particular broker-dealer might be in excess of customary commissions.

         The selling securityholders and any broker-dealers that act in connection with the sale of convertible preferred stock might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by such broker-dealers and any profit on the resale of the warrants or common stock issued upon exercise of the warrants sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. The selling securityholders may agree to indemnify any agent dealer or broker-dealer that participates in transactions involving sales of the conversion of convertible preferred stock or common stock issued upon conversion of convertible preferred stock or exercise of the warrants against certain liabilities, including liabilities arising under the Securities Act.

         Because selling securityholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the selling securityholders may be subject to the prospectus delivery requirements of the Securities Act.

         Selling securityholders also may resell all or a portion of the conversion of convertible preferred stock or common stock issued upon conversion of convertible preferred stock or exercise of the warrants in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of such rule.

         After we are notified by a selling securityholder that any material arrangement has been entered into with a broker-dealer for the sale of convertible preferred stock or common stock issued upon conversion of convertible preferred stock or the exercise of warrants through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such selling securityholder and of the participating broker-dealer(s), (ii) the type and number of securities involved, (iii) the price at which such securities were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigations to verify the information set out or incorporated by reference in this prospectus and (vi) other facts material to the transaction.

                          DESCRIPTION OF CAPITAL STOCK

         Our certificate of incorporation provides for authorized capital stock of 400,000,000 shares, consisting of 300,000,000 shares of common stock, par value $0.01 per share and 100,000,000 shares of preferred stock, par value $1.00 per share. As of July 15, 1999, 34,785,224 shares of common stock, 9,488,140 Class A, Series I Preferred Stock and 238,201 shares of Class A, Series II Convertible Preferred Stock were issued and outstanding.

COMMON STOCK

         Holders of common stock are entitled to one vote per share in the election of directors and on all other matters on which stockholders are entitled or permitted to vote. Holders of common stock are not entitled to cumulative voting rights. Therefore, holders of a majority of the shares voting for the election of directors can elect all the directors. Subject to the terms of any outstanding series of preferred stock, the holders of common stock are entitled to dividends in such amounts and at such times as may be declared by our board of directors out of funds legally available therefor. Upon liquidation or dissolution, holders of common stock are entitled to share ratably in all net assets available for distribution to stockholders after payment of any liquidation preferences to holders of preferred stock. Holders of common stock have no redemption, conversion or preemptive rights.

         Our common stock is traded on the Vancouver Stock Exchange under the symbol "BZG." We plan to post our common stock for trading on the Nasdaq Bulletin Board. The transfer agent for our common stock is Montreal Trust.

PREFERRED STOCK

         The board of directors has the authority to cause us to issue up to the authorized number of shares of preferred stock in one or more series, to designate the number of shares constituting any series, and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, voting rights, redemption and conversion rights and liquidation preferences of such series, without further action by the stockholders. The issuance of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of the common stock.

         SERIES II PREFERRED STOCK. Set forth below is a summary of the terms of our outstanding Series II preferred stock.

                  DIVIDENDS. The shares of Series II preferred stock are entitled to dividends payable semiannually in arrears on March 31 and September 30 of each year. The dividend rate from the date of issuance through March 31, 2003 is 8.0% per annum. After March 31, 2003, dividends will accrue at the rate of 15.0% per annum. If dividends are not timely paid, annual dividends will be increased by 3.0% until such dividends have been paid. Dividends are payable, at our option, in freely tradeable common stock valued at the average of the market price thereof for the 20 consecutive trading days ending five trading days before the dividend payment date. Market price is defined as the weighted average price of our common stock on the principal stock exchange on which our common stock is traded.

                  LIQUIDATION PREFERENCE. In the event of any liquidation, dissolution or winding up, voluntary or involuntary, the shares of Series II preferred stock are entitled to a liquidation preference to the common stock of a cash amount equal to $105 per share.

                  OPTIONAL CONVERSION. Through March 31, 2000, the Series II preferred stock will be convertible at the option of the holder thereof into common stock at an initial conversion rate equal to CDN $0.45. If on March 31, 2000, the average of the market price during the preceding 20 consecutive trading days is lower than the preferred conversion price, then the conversion price will be adjusted downward to such average price. If the Series II preferred stock is not freely tradeable on October 1, 1999, the preferred conversion price will be reduced thereafter by 5.0% for each six-month period or portion thereof until the Series II preferred stock is freely tradeable.

                  MANDATORY REDEMPTION. We may cause all of the Series II preferred stock to be converted into common stock at the then preferred conversion price at any time after March 31, 2000. If the market price for the 20 consecutive trading days ending not more than five days before the giving of the notice is equal to or in excess of 140% of the preferred conversion price then in effect, and the common stock to be received in connection with the conversion is freely tradeable. Upon any mandatory conversion of any Series II preferred stock, we will make payment for dividends accrued during the period from the most recent dividend payment date to the conversion date.

                  REDEMPTION. The Series II preferred stock is redeemable in whole or in part by us at any time on the giving of 30 days' written notice at 105% of the nominal amount thereof together with any accrued but unpaid dividends, payable in cash. Beginning April 1, 2003, at our option, the Series II preferred stock also may be redeemed for freely tradeable common stock (i) at 115% of the redemption value if our market capitalization is $300 million or more on such date or (ii) at 120% of the redemption value if our market capitalization is less than $300 million on such date. The common stock issued will be valued at the average market price for the 20 trading days ending five trading days before the payment date.

                  RANKING. The Series II preferred stock will rank PARI PASSU with the Series I preferred stock and any new issue of preferred stock that stipulates a liquidation preference PARI PASSU with the Series II preferred stock and senior to of our other equity. The Series II preferred stock will be subordinate to claims of creditors, including holders of our outstanding debt instruments.

                  CERTAIN COVENANTS. During the period that any of the Series II preferred stock is outstanding, we will maintain tangible assets equal to or greater than 100% (rising to 140% with respect to the years ending December 31, 2000 and after) of long-term debt (which includes the Series II preferred stock, the Series I preferred stock, and any preferred stock ranking PARI PASSU with either such series of preferred stock).

                  VOTING RIGHTS. The Series II preferred stock has no voting rights before conversion except as provided by law.

                  LISTING. The convertible preferred stock currently is not listed for trading on any stock exchange. We plan to post the convertible preferred stock for trading on the Nasdaq Bulletin Board. The transfer agent for the convertible preferred stock is American Stock Transfer Company.

PROVISIONS OF THE CERTIFICATE OF INCORPORATION AND DELAWARE LAW

         Our Certificate of Incorporation authorizes the board of directors, without stockholder approval, to establish and to issue shares of one or more series of preferred stock, each such series having such voting rights, dividend rates, liquidation, redemption, conversion and other rights as may be fixed by the board. Our Bylaws direct that special meetings of the stockholders may only be called by a majority of the members of the board of directors, the chairman of the board of directors, the president or the holders of not less than 30% of the total voting power of all shares of our capital stock entitled to vote in the election of directors. The Bylaws further provide that stockholders' nominations to the board of directors and other stockholder business proposed to be transaction at stockholder meetings must be timely received by us in a proper written form which meets the prescribed content requirements.

         The above provisions may have the effect of deterring certain tender offers or hostile takeovers or may delay or prevent changes in control of our management.

LIMITATION OF DIRECTOR LIABILITY

         Section 102(b)(7) of the Delaware General Corporation Law ("Section 102(b)") authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breach of directors' fiduciary duty of care. Although Section 102(b) does not change directors' duty of care, it enables corporations to limit available relief to equitable remedies such as injunction or rescission. Our Certificate of Incorporation limits the liability of our directors or our stockholders (in their capacity as directors but not in their capacity as officers) to the fullest extent permitted by Section 102(b). Specifically, our directors will not be personally liable for monetary damages for breach of a director's fiduciary duty as a director, except for liability: (i) for any breach of the director's duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or that involves intentional, misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

INDEMNIFICATION

         To the maximum extent permitted by law, the Certificate of Incorporation and Bylaws provide for mandatory indemnification of directors, and permit indemnification of our officers, employees and agents against all expense, liability and loss to which they may become subject or which they may incur as a result of being or having been a director, officer, employee or agent. In addition, we must advance or reimburse directors, and may advance or reimburse officers, employees and agents, for expenses incurred by them in connection with indemnifiable claims.

DELAWARE ANTI-TAKEOVER LAW

         Section 203 of the Delaware General Corporation Law ("Section 203") generally provides that a stockholder acquiring more than 15% of the outstanding voting stock of a corporation subject to the statute (an "Interested Stockholder") but less than 85% of such stock may not engage in certain "Business Combinations" with the corporation for a period of three years after the date on which the stockholder became an Interested Stockholder unless (i) before such date, the corporation's board of directors approved either the Business Combination or the transaction in which the stockholder became an Interested Stockholder, or (ii) the Business Combination is approved by the corporation's board of directors and authorized at a stockholders' meeting by a vote of at least two-thirds of the corporation's outstanding voting stock not owned by the Interested Stockholder. Under Section 203, these restrictions will not apply to certain Business Combinations proposed by an Interested Stockholder following the earlier of the announcement or notification of one of certain extraordinary transactions involving the corporation and a person who were not an Interested Stockholder during the previous three years or who became an Interested Stockholder with the approval of the corporation's board of directors, if such extraordinary transaction is approved or not opposed by a majority of the directors who were directors prior to any person becoming an Interested Stockholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors.

         Section 203 defines the term "Business Combination" to encompass a wide variety of transactions with or caused by an Interested Stockholder, including transactions in which the Interested Stockholder receives or could receive a benefit on other than a pro rata basis with other stockholders, such as mergers, certain asset sales, certain issuances of additional shares to the Interested Stockholder, transactions with the corporation which increase the proportionate interest in the corporation directly or indirectly owned by the Interested Stockholder, or transactions in which the Interested Stockholder receives certain other benefits.

         The provisions of Section 203, together with the ability of our board of directors to issue preferred stock without further stockholder action, could delay or frustrate the removal of incumbent directors or a change in our control. The provisions also could discourage, impede or prevent a merger, tender offer or proxy contest, even if such events would be favorable to the interests of stockholders. Our stockholders, by adopting an amendment to our Certificate of Incorporation or Bylaws, may elect not to be governed by Section 203 effective 12 months after such adoption. Neither our Certificate of Incorporation nor Bylaws currently exclude us from the restrictions imposed by
Section 203.

                                  LEGAL MATTERS

         Certain legal matters in connection with the Common Stock offered hereby are being passed upon for us by Porter & Hedges, L.L.P., Houston, Texas.


                                     EXPERTS

         The consolidated financial statements at December 31, 1997, August 31, 1997 and December 31, 1998, included in this registration statement have been audited by Merdinger, Fruchter, Rosen & Corso, P.C., independent auditors, as stated in their report appearing herein, and have been so included in reliance upon such reports given upon the authority of that firm as experts in accounting and auditing.

         Certain information set forth herein relating to our estimated proved oil and gas reserves at January 1, 1999, the related calculations of future net revenues and the discounted future net income thereof have been derived from independent petroleum engineering reports prepared by R.A. Lenser and Associates, Inc., petroleum engineers. Such information has been included herein in reliance on such firm as an expert in petroleum engineering.

                          INDEX TO FINANCIAL STATEMENTS

                                                                               PAGE
                                                                               ----
Independent Auditor's Report ..............................................    F-2

Consolidated Balance Sheets as of December 31, 1998 and 1997 ..............    F-3

Audited Consolidated Statements of Operations for the year ended
  December 31, 1998, the four months ended December 31, 1997 and
  the ten months ended August 31, 1997 ....................................    F-5

Audited Consolidated Statements of Income for the year ended December 31,
  1998, the four months ended December 31, 1997 and the ten months ended
  August 31, 1997 .........................................................    F-6

Audited Consolidated Statements of Stockholders' Equity for the periods
  ended December 31, 1998 and December 31, 1997 ...........................    F-7

Audited Consolidated Statements of Cash Flows for the year ended
  December 31, 1998, the four months ended December 31, 1997 and the
  ten months ended August 31, 1997 ........................................   F-10

Notes to Audited Consolidated Financial Statements ........................   F-11

Unaudited Consolidated Balance Sheets as of March 31, 1999 and 1998 .......   F-45

Unaudited Consolidated Statements of Operations for the three months
  ended March 31, 1999 and 1998 ...........................................   F-47

Unaudited Consolidated Statements of Comprehensive Income for the
  three months ended March 31, 1999 and 1998 ..............................   F-48

Unaudited Consolidated Statements of Stockholders' Equity for the
  three months ended March 31, 1999 and 1998 ..............................   F-49

Unaudited Consolidated Statement of Cash Flows for the three months
  ended March 31, 1999 and 1998 ...........................................   F-51

Notes to Unaudited Consolidated Financial Statements ......................   F-52

                          INDEPENDENT AUDITOR'S REPORT

TO THE BOARD OF DIRECTORS AND STOCKHOLDERS
BENZ ENERGY LTD.

We have audited the accompanying consolidated balance sheets of BENZ ENERGY LTD. as of December 31, 1998 and 1997 and the related consolidated statements of operations, comprehensive income, stockholders' equity, and cash flows for the year ended December 31, 1998 and for the periods from September 1, 1997 to December 31, 1997 and from October 31, 1996 (inception) to August 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of BENZ ENERGY LTD. as of December 31, 1998 and 1997 and the consolidated results of its operations and its consolidated cash flows for the year ended December 31, 1998, the four month period ended December 31, 1997 and the ten month period ended August 31, 1997 in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 18 to the financial statements, the Company has experienced significant delays in the completion of certain wells and its limited capital resources raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 18. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


                                     MERDINGER, FRUCHTER, ROSEN & CORSO, P.C.
                                     Certified Public Accountants

New York, New York
 April 2, 1999, except for Notes  9,
 18 and 22 as to which the  date is
 July 20, 1999

                                BENZ ENERGY LTD.
                           CONSOLIDATED BALANCE SHEET

                                                                                            December 31,
                                                                                -----------------------------------
                                                                                     1998                   1997
                                                                                ------------           ------------
                                    ASSETS
CURRENT ASSETS
    Cash and cash equivalents                                                   $  2,319,302           $  3,162,320
    Receivables, net of allowance for doubtful accounts
      of $197,008 and $-0-, respectively                                           5,461,565              4,552,053
    Advances to related parties                                                      668,647                     --
    Available for sale marketable securities                                         195,671              1,289,781
    Prepaid expenses                                                                 493,459                109,016
                                                                                ------------           ------------
      Total Current Assets                                                         9,138,644              9,113,170
                                                                                ------------           ------------

OIL AND GAS PROPERTIES, USING FULL COST ACCOUNTING
    Costs being amortized                                                         48,409,232             13,341,497
    Costs not being amortized                                                     33,748,769             12,361,515
                                                                                ------------           ------------
                                                                                  82,158,001             25,703,012
    Less: Accumulated amortization                                                (3,840,604)              (993,778)
                                                                                ------------           ------------
      Net Oil and Gas Properties                                                  78,317,397             24,709,234
                                                                                ------------           ------------

PROPERTY AND EQUIPMENT                                                             1,572,342                782,356
    Less: Accumulated depreciation                                                  (477,498)              (171,819)
                                                                                ------------           ------------
      Net Property and Equipment                                                   1,094,844                610,537
                                                                                ------------           ------------

Debt issuance costs, net of accumulated amortization of $1,230,991 and
    $42,857, respectively                                                          5,287,340              1,607,143
Available for sale marketable securities                                                  --                 22,872
Other assets                                                                       1,402,022                153,173
                                                                                ------------           ------------
    Total Other Assets                                                             6,689,362              1,783,188
                                                                                ------------           ------------

       TOTAL ASSETS                                                             $ 95,240,247           $ 36,216,129
                                                                                ------------           ------------
                                                                                ------------           ------------

The accompanying notes to consolidated financial statements are an integral part of this statement.

                                BENZ ENERGY LTD.
                           CONSOLIDATED BALANCE SHEET

                                                                                                    December 31,
                                                                                        -----------------------------------
                                                                                            1998                   1997
                                                                                        ------------           ------------
                        LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITES
    Accounts payable                                                                    $ 14,320,846           $  8,440,713
    Revenue payable                                                                          444,826                399,352
    Accrued interest                                                                       1,342,664                 94,935
    Accrued preferred dividends                                                              239,568                     --
    Accrued loss on termination of employee                                                1,000,425                     --
    Other accrued expenses                                                                 1,763,331              2,376,982
    Drilling advances                                                                         20,774                389,348
    Notes payable                                                                            137,933                     --
    Current maturities of long-term debt, net of unamortized discount of $-0-
      and $2,042,555, respectively                                                        17,228,912             12,702,246
                                                                                        ------------           ------------
         Total Current Liabilities                                                        36,499,279             24,403,576
                                                                                        ------------           ------------


LONG-TERM DEBT, net of unamortized discount of $1,000,000 and $-0-,
respectively                                                                              42,262,000                  6,057

COMMITMENTS AND CONTINGENCIES                                                                     --                     --

REDEEMABLE PREFERRED STOCK, no par value; unlimited shares authorized;
9,488,140 and no shares issued and outstanding, respectively; redemption value
of $9,488,140                                                                              9,488,140                     --

STOCKHOLDERS' EQUITY:
    Common Stock, no par value; unlimited shares authorized, 33,727,724 shares
       and 29,878,985 shares issued and outstanding                                       20,424,996             16,222,198
    Common Stock reserved for issuance; 1,927,436 and no shares reserved,
       respectively                                                                        2,496,030                     --
    Additional paid-in capital                                                               878,067                367,881
    Accumulated deficit                                                                  (16,571,654)            (4,656,463)
    Unrealized losses on available for sale marketable securities                            (85,630)               (90,048)
    Cumulative foreign currency translation adjustment                                      (150,981)               (37,072)
                                                                                        ------------           ------------
       Total Stockholders' Equity                                                          6,990,828             11,806,496
                                                                                        ------------           ------------

       TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                       $ 95,240,247           $ 36,216,129
                                                                                        ------------           ------------
                                                                                        ------------           ------------


The accompanying notes to consolidated financial statements are an integral part of this statement.

                                BENZ ENERGY LTD.
                      CONSOLIDATED STATEMENT OF OPERATIONS
                                 FOR THE PERIODS

                                                                              Four Months            Ten Months
                                                        Year Ended               Ended                  Ended
                                                       December 31,           December 31,            August 31,
                                                           1998                   1997                   1997
                                                       ------------           ------------           ------------
REVENUES
   Oil and gas sales                                   $  4,947,457           $    707,987           $    444,203
                                                       ------------           ------------           ------------

EXPENSES
   Depreciation, depletion and
     amortization                                         3,152,506                634,493                240,403
   Lease operating                                          860,185                 42,698                 45,550
   Production taxes                                         102,547                  7,064                 22,961
   General and administrative                             5,765,737              2,087,087              2,026,399
   Interest expense                                       5,802,328                648,885                 49,314
                                                       ------------           ------------           ------------
                                                         15,683,303              3,420,227              2,384,627
                                                       ------------           ------------           ------------
LOSS FROM OPERATIONS
  BEFORE OTHER INCOME
  (EXPENSES) AND PROVISION
  FOR INCOME TAXES                                      (10,735,846)            (2,712,240)            (1,940,424)
                                                       ------------           ------------           ------------

Loss on termination of employee                          (1,000,425)                    --                     --
Interest income                                             573,609                 23,825                 59,200
Gain (loss) on sale of investments                           24,971                (50,907)               (35,917)
                                                       ------------           ------------           ------------
    Total Other Income (Expense)                           (401,845)               (27,082)                23,283
                                                       ------------           ------------           ------------

LOSS BEFORE PROVISION FOR
  INCOME TAXES                                          (11,137,691)            (2,739,322)            (1,917,141)
Provision for income taxes                                       --                     --                     --
                                                       ------------           ------------           ------------

NET LOSS                                                (11,137,691)            (2,739,322)            (1,917,141)
Cumulative preferred stock dividends                       (777,500)                    --                     --
                                                       ------------           ------------           ------------

NET LOSS APPLICABLE TO
  COMMON STOCKHOLDERS                                  $(11,915,191)          $ (2,739,322)          $ (1,917,141)
                                                       ------------           ------------           ------------
                                                       ------------           ------------           ------------

BASIC LOSS PER SHARE                                   $      (0.37)          $      (0.10)          $      (0.09)
                                                       ------------           ------------           ------------
                                                       ------------           ------------           ------------
DILUTED LOSS PER SHARE                                 $      (0.37)          $      (0.10)          $      (0.09)
                                                       ------------           ------------           ------------
                                                       ------------           ------------           ------------

WEIGHTED AVERAGE SHARES
  USED TO COMPUTE:
    Basic Loss per Share                                 32,491,343             27,926,016             21,921,985
    Diluted Loss per Share                               32,491,343             27,926,016             21,921,985


The accompanying notes to consolidated financial statements are an integral part of this statement.

                                BENZ ENERGY LTD.
                 CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME
                                 FOR THE PERIODS



                                                     Year Ended        Four Months Ended       Ten Months Ended
                                                   December 31,           December 31,            August 31,
                                                       1998                   1997                   1997
                                                   ------------           ------------           ------------

Net loss                                           $(11,915,191)          $ (2,739,322)          $ (1,917,141)

Other comprehensive income, net of
  tax:
Foreign currency translation
  adjustment                                           (113,909)                25,359                (62,431)
Unrealized gains on marketable
  securities                                              4,418               (482,231)               392,183
                                                   ------------           ------------           ------------

Comprehensive loss                                 $(12,024,682)          $ (3,196,194)          $ (1,587,389)
                                                   ------------           ------------           ------------
                                                   ------------           ------------           ------------





The accompanying notes to consolidated financial statements are an integral part of this statement.

                                BENZ ENERGY LTD.
                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

                                                                      Common Stock
                                   Common Stock                   Reserved for Issuance
                            ---------------------------        --------------------------
                              Shares          Amount            Number           Amount
                            ----------     ------------        ---------       ----------
Balance,
   December 31, 1997        29,878,985     $ 16,222,198               --       $       --
Exercise of warrants            94,900           84,146               --               --
Exercise of stock
   options                      87,000           16,152               --               --
Issued for properties        2,542,372        3,000,000               --               --
Issued for properties               --               --        1,927,436        2,496,030
Issued in legal
   settlement                  200,000           70,000               --               --
Issued on conversion
   of debentures               238,570          250,000               --               --
Issued for interest
   and preferred
   dividends                   685,897          782,500               --               --
Costs of issuances                  --               --               --               --
Foreign currency
   translation
   adjustments                      --               --               --               --
Unrealized gains                    --               --               --               --
Net loss                            --               --               --               --
                            ----------     ------------        ---------       ----------
Balance,
   December 31, 1998        33,727,724     $ 20,424,996        1,927,436       $2,496,030
                            ----------     ------------        ---------       ----------
                            ----------     ------------        ---------       ----------
                           Additional                          Unrealized                           Total
                             Paid-in        Accumulated         Gain (Loss)     Translation      Stockholders'
                             Capital         Deficit          on Securities     Adjustments         Equity
                          ------------     ------------       -------------     -----------      ------------
Balance,
   December 31, 1997      $    367,881     $ (4,656,463)     $    (90,048)     $    (37,072)     $ 11,806,496
Exercise of warrants                --               --                --                --            84,146
Exercise of stock
   options                          --               --                --                --            16,152
Issued for properties               --               --                --                --         3,000,000
Issued for properties               --               --                --                --         2,496,030
Issued in legal
   settlement                       --               --                --                --            70,000
Issued on conversion
   of debentures                    --               --                --                --           250,000
Issued for interest
   and preferred
   dividends                        --               --                --                --           782,500
Costs of issuances             510,186               --                --                --           510,186
Foreign currency
   translation
   adjustments                      --               --                --          (113,909)         (113,909)
Unrealized gains                    --               --             4,418                --             4,418
Net loss                            --      (11,915,191)               --                --       (11,915,191)
                          ------------     ------------       -----------      ------------      ------------
Balance,
   December 31, 1998      $    878,067     $(16,571,654)      $   (85,630)     $   (150,981)     $  6,990,828
                          ------------     ------------       -----------      ------------      ------------
                          ------------     ------------       -----------      ------------      ------------

The accompanying notes to consolidated financial statements are an integral part of this statement.

                                BENZ ENERGY LTD.
                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

                                   Common Stock                      Special Warrants
                            ---------------------------          --------------------------
                              Shares          Amount              Number           Amount
                            ----------     ------------          ---------       ----------
Balance,
   August 31, 1997           22,714,821     $  7,924,329         4,935,800      $  7,753,008
Conversion of warrants        4,935,800        7,753,008        (4,935,800)       (7,753,008)
Exercise of warrants            136,500          108,374                --                --
Exercise of warrants          2,000,000          415,205                --                --
Exercise of warrants             91,864          141,396                --                --
Costs of issuances                   --         (120,114)               --                --
Issuance of warrants
   in connection with
   debt                              --               --                --                --
Foreign currency
   translation
   adjustments                       --               --                --                --
Unrealized losses                    --               --                --                --
Net loss                             --               --                --                --
                             ----------     ------------        ----------      ------------
Balance,
   December 31, 1997         29,878,985     $ 16,222,198                --      $         --
                             ----------     ------------        ----------      ------------
                             ----------     ------------        ----------      ------------
                           Additional                         Unrealized                            Total
                             Paid-in        Accumulated        Gain (Loss)     Translation       Stockholders'
                             Capital         Deficit         on Securities     Adjustments          Equity
                          ------------     ------------      -------------     -----------       ------------
Balance,
   August 31, 1997        $         --     $ (1,917,141)      $   392,183      $    (62,431)     $ 14,089,948
Conversion of warrants              --               --                --                --                --
Exercise of warrants                --               --                --                --           108,374
Exercise of warrants                --               --                --                --           415,205
Exercise of warrants                --               --                --                --           141,396
Costs of issuances                  --               --                --                --          (120,114)
Issuance of warrants
   in connection with
   debt                        367,881               --                --                --           367,881
Foreign currency
   translation
   adjustments                      --               --                --            25,359            25,359
Unrealized losses                   --               --          (482,231)               --          (482,231)
Net loss                            --       (2,739,322)               --                --        (2,739,322)
                          ------------     ------------       -----------      ------------      ------------
Balance,
   December 31, 1997      $    367,881     $ (4,656,463)      $   (90,048)     $    (37,072)     $ 11,806,496
                          ------------     ------------       -----------      ------------      ------------
                          ------------     ------------       -----------      ------------      ------------

The accompanying notes to consolidated financial statements are an integral part of this statement.

                                BENZ ENERGY LTD.
                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

                                    Common Stock                    Special Warrants
                             ---------------------------        --------------------------
                               Shares          Amount            Number          Amount
                             ----------     ------------        --------      ------------
BALANCE,
October 31, 1996,
adjustment to
reflect outstanding
shares of legal
parent at October
31, 1996 and net
assets of parent at
fair values and
Texstar at historical
cost                         20,201,858     $  5,065,277               --  $            --
Issuance pursuant to
   private placements           910,800          881,296               --               --
Issued upon exercise
   of options                 1,004,300          961,241               --               --
Issued for properties           343,000          442,923               --               --
Issued for properties           254,863          573,592               --               --
Sale of stock purchase
   warrants                          --               --        4,885,800        8,750,447
Issuance of stock
   warrants for
   services                          --               --           50,000          116,571
Costs of issuances                   --               --               --       (1,114,010)
Foreign currency
   translation
   adjustments                       --               --               --               --
Unrealized gains                     --               --               --               --
Net loss                             --               --               --               --
                             ----------     ------------        ---------     ------------
Balance,
   August 31, 1997           22,714,821     $  7,924,329        4,935,800     $  7,753,008
                             ----------     ------------        ---------     ------------
                             ----------     ------------        ---------     ------------
                                                                Unrealized                           Total
                                             Accumulated        Gain (Loss)      Translation      Stockholders'
                            Subscriptions      Deficit         on Securities     Adjustments          Equity
                            -------------    -----------       -------------     -----------      ------------
October 31, 1996,
adjustment to
reflect outstanding
shares of legal
parent at October
31, 1996 and net
assets of parent at
fair values and
Texstar at historical
cost                       $  1,043,846    $           --     $          --    $          --      $  6,109,123
Issuance pursuant to
   private placements          (296,032)               --                --               --           585,264
Issued upon exercise
   of options                        --                --                --               --           961,241
Issued for properties                --                --                --               --           442,923
Issued for properties                --                --                --               --           573,592
Sale of stock purchase
   warrants                    (747,814)               --                --               --         8,002,633
Issuance of stock
   warrants for
   services                          --                --                --               --           116,571
Costs of issuances                   --                --                --               --        (1,114,010)
Foreign currency
   translation
   adjustments                       --                --                --          (62,431)          (62,431)
Unrealized gains                     --                --           392,183               --           392,183
Net loss                             --        (1,917,141)               --               --        (1,917,141)
                           ------------      ------------      ------------     ------------      ------------
Balance,
   August 31, 1997         $         --      $ (1,917,141)     $    392,183     $    (62,431)     $ 14,089,948
                           ------------      ------------      ------------     ------------      ------------
                           ------------      ------------      ------------     ------------      ------------

The accompanying notes to consolidated financial statements are an integral part of this statement.

                                BENZ ENERGY LTD.
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                                 FOR THE PERIODS

                                                                                             Four Months         Ten Months
                                                                          Year Ended            Ended               Ended
                                                                         December 31,        December 31,         August 31,
                                                                             1998                1997                1997
                                                                         ------------        ------------        -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net loss                                                              $(11,137,691)       $ (2,739,322)       $ (1,917,141)
   Adjustments to reconcile net loss to net cash provided by (used
     in) operating activities:
       Depreciation, depletion and amortization                             3,152,506             634,493             240,403
       Amortization of deferred loan costs                                  2,926,482             470,363                  --
   (Gain) loss on sale of stock held for investment                           (24,971)             50,907              35,917
   Reserve for bad debt                                                       197,008                  --                  --
   Write-off of investment in Calibre Ecuador                                 319,327                  --                  --
   Changes in operating assets and liabilities:
     Funds held in trust                                                           --           1,773,364          (1,819,637)
     Increase in receivables                                               (1,056,658)           (483,011)         (3,606,624)
     (Increase) decrease in prepaid expenses                                 (384,443)            214,361              10,718
     (Increase) decrease in amounts due from related parties               (4,627,308)            453,132            (453,132)
     Decrease in advances to Stanford                                              --                  --             311,699
     Increase in other assets                                                (430,600)         (1,647,237)           (360,933)
     Increase in accounts payable and accrued expenses                      7,366,018           5,475,762           5,486,338
     Increase (decrease) in drilling advances                                (368,574)           (421,990)            163,188
                                                                         ------------        ------------        ------------
       NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES                 (4,068,904)          3,780,822          (1,909,204)
                                                                         ------------        ------------        ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Exploration and development expenditures                               (36,312,839)        (16,226,706)         (7,136,665)
   Proceeds from sale of oil and gas properties                             1,059,083             408,931             416,060
   Proceeds from sale of stock held for investment                          1,085,016               9,308              74,224
   Other capital expenditures, net                                           (745,419)           (103,346)           (375,680)
   Other, net                                                                (487,847)                 --                  --
                                                                         ------------        ------------        ------------
       NET CASH USED IN INVESTING ACTIVITIES                              (35,402,006)        (15,911,813)         (7,022,061)
                                                                         ------------        ------------        ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Long-term borrowings                                                    10,057,225          14,115,000             375,500
   Payments on long-term debt                                              (9,759,225)           (145,468)            (80,128)
   Proceeds from special financing                                          7,000,000                  --                  --
   Net increase in short-term borrowings                                      (19,946)                 --                  --
   Proceeds from issuance of convertible debentures and special
     notes                                                                 36,512,000                  --                  --
   Proceeds from issuance of common stock and warrants                        170,298             664,975           9,665,709
   Cost of debt and equity transactions                                    (4,774,260)           (120,114)         (1,114,010)
   Payments on notes                                                         (221,200)                 --                  --
   Other                                                                     (286,644)                 --                  --
                                                                         ------------        ------------        ------------
       NET CASH PROVIDED BY FINANCING ACTIVITIES                           38,678,248          14,514,393           8,847,071
                                                                         ------------        ------------        ------------
Effect of change in translation                                               (50,356)             84,612              28,484
                                                                         ------------        ------------        ------------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                         (843,018)          2,468,014             (55,710)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD                              3,162,320             694,306             750,016
                                                                         ------------        ------------        ------------
CASH AND CASH EQUIVALENTS, END OF PERIOD                                 $  2,319,302        $  3,162,320        $    694,306
                                                                         ------------        ------------        ------------
                                                                         ------------        ------------        ------------

The accompanying notes to consolidated financial statements are an integral part of this statement.

                                BENZ ENERGY LTD.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

       NATURE OF OPERATIONS - Benz Energy Ltd. ("Benz" or the "Company") is an independent energy company engaged primarily in the acquisition, development, production, exploration for and the sale of oil, gas and natural gas liquids. The Company's exploration and production activities are located primarily in the Gulf Coast areas of Mississippi, Louisiana and Texas. Benz treats all operations as one segment of business. The principal executive offices of the Company are located at 1000 Louisiana, 15th Floor, Houston, Texas 77002. The Company's registered and records office is located at 3081 Third Avenue, Whitehorse, Yukon Y1A 4Z7 Canada.

       The Company's future financial condition and results of operations will depend upon prices received for its oil and natural gas and the costs of finding, acquiring, developing and producing reserves. Prices for oil and natural gas are subject to fluctuations in response to changes in supply, market uncertainty and a variety of other factors beyond the Company's control. These factors include worldwide political instability (especially in the Middle East), the foreign supply of oil and natural gas, the price of foreign imports, the level of consumer product demand and the price and availability of alternative fuels. With natural gas accounting for 89 percent of Benz's 1998 production on an energy equivalent basis, the Company was affected more by fluctuations in natural gas prices than in oil prices.

         CHANGE IN ACCOUNTING PRINCIPLE - The Company changed its method of accounting from the successful efforts method to the full cost method of accounting for oil and gas properties during the period ended December 31, 1997. The prior period presented has been restated to reflect the change in accounting.

         BASIS OF CONSOLIDATION - The consolidated financial statements include the accounts of Benz Energy Ltd. and its wholly owned subsidiaries Texstar Petroleum, Inc. ("Texstar") and Benz Properties Ltd. ("Benz Properties"). Accordingly, all references herein to Benz or the Company include the consolidated results of its subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

         BASIS OF PRESENTATION - Effective October 31, 1996, Benz acquired 100% of the outstanding capital stock of Texstar (See Note 2). As a result, Texstar's former shareholders obtained control of Benz. For accounting purposes, this acquisition has been treated as a recapitalization of Texstar.

         The financial statements presented include only the accounts of the Company since Texstar's inception (October 31, 1996).

         USE OF ESTIMATES - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates with regard to these financial statements include the estimate of proved oil and gas reserve volumes and the related present value of estimated future net revenues therefrom (see Note 24, "Supplemental Oil and Gas Disclosures).

                                BENZ ENERGY LTD.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)


         CASH AND CASH EQUIVALENTS - Cash and Cash Equivalents include cash in banks and other cash equivalents that mature within three months of the date of purchase.

         OIL AND GAS PROPERTIES - The Company uses the full cost method of accounting for its investment in oil and gas properties. Under this method, the Company capitalizes all acquisition, exploration and development costs incurred for the purpose of finding oil and gas reserves, including salaries, benefits and other internal costs directly attributable to these activities. Capitalized internal costs were as follows for the periods indicated:

               Year ended December 31, 1998                  $829,835
               Four months ended December 31, 1997           $335,626
               Ten months ended August 31, 1997              $412,752

Interest costs related to unproved properties and properties under development are also capitalized to oil and gas properties. Unless a significant portion of the Company's reserve volumes are sold (generally greater than 25 percent), proceeds from the sale of oil and gas properties are accounted for as reductions to capitalized costs and gains or losses are not recognized.

         Benz computes the provision for depreciation, depletion and amortization (DD&A) of oil and gas properties on a quarterly basis using the units-of-production method based upon production and estimates of proved reserve quantities. Unevaluated costs and related capitalized internal and interest costs are excluded from the amortization base until the properties associated with these costs are evaluated. The amortizable base includes estimated dismantlement, reclamation and abandonment costs net of equipment salvage values. The engineering department of Benz generally estimates these future costs.

         Benz limits, by country, net capitalized costs of proved oil and gas properties, less related deferred income taxes, to the sum of (1) future net revenues (using prices and cost rates as of the balance sheet date) from proved reserves and discounted at ten percent per annum, plus (2) costs not being amortized, less (3) related income tax effects. Excess costs, if any, are charged to proved property impairment expense.

         The costs of certain unevaluated leasehold acreage and wells being drilled are not being amortized. Costs not being amortized are periodically assessed for impairments. Any impairment is added to the amortization base.

         DEPRECIATION AND AMORTIZATION - Property and equipment are stated at cost and are depreciated using the straight-line method over their estimated useful lives. The costs of maintenance and repairs are charged to expense when incurred; costs of renewals and betterments are capitalized. Upon the sales or retirement of property and equipment, the cost and related accumulated depreciation are eliminated from the respective accounts and the resulting gain or loss is included in operations.

                                BENZ ENERGY LTD.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)


         REVENUE RECOGNITION - Revenues from the sale of oil and gas production are recognized when title passes, net of royalties. Natural gas revenues are generally recognized under the entitlements method of accounting for gas imbalances, i.e., monthly sales quantities that do not match the Company's entitled share of joint production. Entitled quantities in excess of sales quantities are recorded as a receivable from joint venture partners. The receivable is carried at the lower of current market price or the market price at the time the imbalance occurred. Sales quantities in excess of entitled quantities are recorded as deferred revenue carried at the gas market price received at the time the imbalance occurred.

         HEDGING -The Company may enter into derivative contracts to hedge the risk of future oil and gas price fluctuations. Such contracts may either fix or support oil or gas prices or limit the impact of price fluctuations with respect to the Company's sales of oil and gas. Gains and losses on such hedging activities are recognized in oil and gas revenues when the hedged production is sold. Hedged oil and gas prices, if any, used in computing the year-end standardized measure of discounted future net cash flows relating to proved oil and gas reserves reflect the estimated effects of hedging contracts existing at year end.

         INVESTMENT IN EQUITY SECURITIES - The Company accounts for its investments in equity securities under the provisions of Financial Accounting Standards Board ("FASB") Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities". This standard provides that available-for-sale investments in securities that have readily determinable fair values be measured at fair value in the balance sheet and that unrealized holding gains and losses for these investments be reported in a separate component of stockholders' equity until realized.

         LONG-LIVED ASSETS - Long-lived assets to be held and used are reviewed for impairment whenever events or changes in circumstances indicate that the related carrying amount may not be recoverable. When required, impairment losses on assets to be held and used are recognized based on the fair value of the assets and long-lived assets to be disposed of are reported at the lower of carrying amount or fair value less cost to sell.

         INCOME TAXES - Provisions for income taxes are based on taxes payable or refundable for the current year and deferred taxes on temporary differences between the amount of taxable income and pretax financial income and between the tax bases of assets and liabilities and their reported amounts in the financial statements. Deferred tax assets and liabilities are included in the financial statements at currently enacted income tax rates applicable to the period in which the deferred tax assets and liabilities are expected to be realized or settled as prescribed SFAS No. 109, "Accounting for Income Taxes". As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

         CONCENTRATION OF CREDIT RISK - The Company places its cash in what it believes to be credit-worthy financial institutions. However, cash balances may exceed FDIC insured levels at various times during the year.

                                BENZ ENERGY LTD.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)


         STOCK BASED COMPENSATION - The Company uses the intrinsic value method of accounting for stock-based compensation in accordance with Accounting Principles Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees" and related interpretations. See Note 14 for pro forma disclosure of net income and earnings per share under the fair value method of accounting for stock-based compensation as proscribed by SFAS No. 123, "Accounting for Stock-Based Compensation".

         TRANSLATION OF FOREIGN CURRENCY - The Company translates the foreign currency financial statements of its foreign parent in accordance with the requirements of SFAS No. 52, "Foreign Currency Translation". Assets and liabilities are translated at current exchange rates, and related revenues and expenses are translated at average exchange rates in effect during the period. Resulting translation adjustments are recorded as a separate component in stockholders' equity. Foreign currency transaction gains and losses are included in determining net income.

         PER SHARE OF COMMON STOCK - Per share amounts have been computed based on the average number of common shares outstanding during the period.

         In February 1997, the FASB issued a new statement titled "Earnings Per Share" (SFAS No. 128). This statement is effective for both interim and annual periods ending after December 15, 1997 and specifies the computation, presentation, and disclosure requirements for earnings per share for entities with publicly held common stock or potential common stock. All prior-period EPS data presented has been restated to conform to the provisions of SFAS No. 128.

         Potential common stock has been excluded from the computation of earnings per share since the inclusion of options and warrants would be antidilutive.


NOTE 2. CORPORATE REORGANIZATION

(a) During the period ended August 31, 1997, Benz issued 8,500,000 common shares to acquire all of the issued and outstanding shares of Texstar (the "Texstar Acquisition").

     As a result of this transaction the former shareholders of Texstar acquired or exercised control over a majority of shares of Benz. Accordingly, the transaction has been treated for accounting purposes as a recapitalization of Texstar and, therefore, these financial statements represent a continuation of the legal subsidiary, Texstar, not Benz, the legal parent. In accounting for this transaction:

       (i) Texstar is deemed to be the purchaser and parent company for accounting purposes. Accordingly, its net assets are included in the consolidated balance sheet at their historical book values;

                                BENZ ENERGY LTD.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)


      (ii) Control of the net assets and business of Benz was acquired effective October 31, 1996 (the "Effective Date"). This transaction has been accounted for as a purchase of the assets and liabilities of Benz by Texstar at the fair value of $5,342,158. The historical cost of the net assets acquired was $4,712,162. A summary of the assigned values of the net assets acquired is as follows:

                     Net working capital                          $        723,924
                     Advances to Texstar as at Effective date,
                        eliminated in consolidation                        256,123
                     Long term investments                               1,821,596
                     Petroleum interests                                 2,540,515
                                                                  ----------------
                     Net assets acquired                          $      5,342,158
                                                                  ----------------
                                                                  ----------------

     (iii) The consolidated statements of operations and cash flows include Texstar's results of operations and cash flows from October 31, 1996 (date of inception) and Benz's results of operations from the Effective Date.

Prior to Benz acquiring Texstar, Texstar acquired certain assets and assumed certain liabilities from Texstar Petroleum L.L.C. ("Texstar L.L.C."), a private company of which certain of Texstar LLC's members, directors and officers are also shareholders, directors and officers of the Company. As a result of the Texstar Acquisition, Texstar LLC's members are also shareholders of the Company. Due to the fact that Texstar and Texstar LLC were under common control, the assets and liabilities assigned have been recorded at their historical costs.

(a) Prior to the Effective Date, Benz completed a number of agreements with Texstar LLC whereby Benz acquired:

     (i) various working interests in five oil and gas prospects located in Mississippi and Texas, paid through the issuance of 2,850,000 common shares of Benz, at a deemed price of $1,935,800;

     (ii) an exclusive right of first refusal, at a cost of $300,000, to purchase 50% interests in new oil and gas properties located in the United States Gulf Coast areas of Texas, Louisiana and Mississippi; and

     (iii) a 32% working interest in the shallow rights and 40% working interest in the deep rights in the Lahinch field (the "Lahinch Prospect"), covering approximately 2,303 acres, located in Duval County, Texas, at a price of $193,506.

NOTE 3.    ACQUISITIONS AND DIVESTITURES

ACQUISITIONS

         On December 29, 1998, the Company acquired, for $2.0 million, all of Mobil's right, title and interest in the deep rights below the existing production in the Old Ocean Unit.

                                BENZ ENERGY LTD.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)


         In July 1998, Benz acquired certain proved and unproved non-producing oil and gas properties in Mississippi, Texas and Louisiana from Starbucks Trust for $2.33 million and 600,000 shares of the Company's common stock. The purchase is subject to certain post-closing adjustments relating to purchase value. The value of the assets is secured through January 1, 2001, by 2.1 million shares of the Company's common stock owned by Starbucks Trust. See Note 16, "Related Party Transactions".

         In May 1998, the Company entered into a property swap agreement with Southern Gas Company ("Southern Gas"). The Company conveyed to Southern Gas the Company's entire interest in White Castle Dome (5.5%) and $1.25 million in cash. In exchange, Southern Gas conveyed to the Company Southern Gas's entire interest in the Oakvale, Wausau and Moselle Dome properties and prospects.

         In April 1998, the Company agreed to acquire certain petroleum interests and assume certain liabilities from Calibre Energy, L.L.C. ("Calibre"). The Company paid $261,000 in cash, forgave $1,450,000 in advances, assumed $450,000 in debt and issued promissory notes totaling $2,000,000. In addition, the Company will issue approximately 1,927,400 shares of common stock in 1999 at an ascribed price of Cdn. $2.80 per share in connection with this transaction.

         In January 1998, Benz acquired certain producing properties from Lasco Energy Partners ("Lasco") for a purchase price of $15.0 million. The Company issued a note payable which, subsequent to shareholder approval, was converted to $12.0 million in newly authorized preferred stock (priced at $1.00) and $3.0 million in common stock (priced at $1.185). In December 1998, the Lasco purchase price was adjusted to $12,488,140. Included in this reduction were adjustments for the change in interest and dividends resulting from the lower purchase price. The difference of $2,511,860 reduced the principal amount of preferred shares to $9,488,140.

DIVESTITURES

         In 1998, Benz received $1.1 million from the sale of non-strategic oil and gas properties related to three separate transactions. During the periods ended December 31, 1997 and August 31, 1997, the Company sold partial interests in various unproved prospects for net proceeds of $408,931 and $416,060, respectively. No gain has been recognized; capitalized oil and gas property costs have been reduced by the amount of sales proceeds.


NOTE 4.  RESTRICTED CASH

         Included in cash and cash equivalents at December 31, 1998 and 1997 is $1,006,807 and $721,304, respectively, which is restricted to expenditures on certain petroleum interests.

                                BENZ ENERGY LTD.
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)


NOTE 5.  PROPERTY AND EQUIPMENT

         Property and equipment consist of the following:


                                                                     December 31,    December 31,
                                                                         1998            1997
                                                                    ------------    ------------
                3-D Workstations                                    $    313,117    $    313,117
                Furniture and Fixtures                                   374,861         180,139
                Telephone and Computer Equipment                         448,732         274,133
                Leasehold Improvements                                   295,111          14,967
                Software                                                  71,472             ---
                Other                                                     69,049             ---
                                                                    ------------    ------------
                                                                       1,572,342         782,356
                Less:  Accumulated Depreciation                         (477,498)       (171,819)
                                                                    ------------    ------------
                Net Property and Equipment                          $  1,094,844    $    610,537
                                                                    ------------    ------------
                                                                    ------------    ------------

         The Company recorded the following depreciation expense related to property and equipment in the Consolidated Statement of Operations for the periods indicated:

                Year ended December 31, 1998                                 $ 305,679
                Four months ended December 31, 1997                          $  53,625
                Ten months ended August 31, 1997                             $  91,254

NOTE 6.  INVESTMENTS IN EQUITY SECURITIES

         At December 31, 1998 and 1997, marketable investments classified as available for sale were comprised of the following:

                                                                    December 31,    December 31,
                                                                        1998            1997
                                                                    ------------    ------------
                Common Stocks:
                  Market value                                      $    195,671    $  1,312,653
                  Cost                                                   281,301       1,402,701
                                                                    ------------    ------------
                Gross Unrealized Holding Losses                     $    (85,630)   $    (90,048)
                                                                    ------------    ------------
                                                                    ------------    ------------

         The Company realized the following gross gains (losses) from the sale of equity securities for the periods indicated:
                Year ended December 31, 1998                              $  24,971
                Four months ended December 31, 1997                       $ (50,907)
                Ten months ended August 31, 1997                          $ (35,917)

         Benz utilizes the average cost method in computing realized gains and losses which is included in other income (expense) in the accompanying Consolidated Statement of Operations.

                                BENZ ENERGY LTD.
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)


NOTE 7.  PARTICIPATION AGREEMENT

         In November 1998, the Company entered into a participation agreement with Burlington Resources International Inc. ("Burlington") to pursue government contracts to participate in the redevelopment of oil and gas fields in Ecuador. The Company and Burlington have participation interests of 25% and 75%, respectively. At December 31, 1998, the Company had invested $316,470 in the venture. Subsequent to year-end, Burlington indicated it might not renew the agreement at this time, and that action could have an impact on the Company's ability to maintain an interest in this region. However, the Company would retain a 25% interest in any project related to the subject area pursued by Burlington for one year.


NOTE 8.  DRILLING ADVANCES

         As of December 31, 1998 and 1997, the Company has received drilling advances from joint interest owners in the amounts of $20,774 and $389,348, respectively. These advances will be applied toward the payment of drilling costs to be incurred in the future.


NOTE 9.  LONG-TERM DEBT


                                                        December 31,     December 31,
                                                            1998             1997
                                                        ------------     ------------
    EnCap Credit Agreement
       (Face Value of $12,000,000 and $14,000,000,
        respectively)                                   $ 12,000,000     $ 11,957,445
    BOCP Credit Facility                                   3,000,000          702,000
    Shell Financing (Face Value of $7,000,000)             6,000,000              ---
    Mobil Financing                                        2,200,000              ---
    Cogniseis Development                                     28,912           48,858
    Convertible Debentures                                27,250,000              ---
    Special Notes                                          9,012,000              ---
                                                        ------------     ------------
      Total                                               59,490,912       12,708,303
    Current Portion                                       17,228,912 (1)   12,702,246
                                                        ------------     ------------
      Total Long-Term Debt                              $ 42,262,000     $      6,057
                                                        ------------     ------------
                                                        ------------     ------------

------------------
(1) Excludes $1,946,667 related to the Shell financing which is considered long-term until the related production is accrued.

                                 BENZ ENERGY LTD.
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)


         Maturities of long-term debt are as follows:


                                           December 31,
                                               1998
                                          --------------
                        1999              $   19,175,579
                        2000                   2,776,667
                        2001                   1,276,666
                        2002                         ---
                        2003                  36,262,000
                                          --------------
                                          $   59,490,912
                                          --------------
                                          --------------

         ENCAP CREDIT AGREEMENT. The Company entered into a $20 million credit agreement (the "EnCap Credit Agreement") with EnCap Capital Fund III, L.P. ("EnCap") consisting of a promissory note for $12,000,000 (the "Original Note") and a promissory note for $8,000,000 (the "Supplemental Note"; collectively, the "Notes"). The Original Note bears interest at 10% per annum up to and until December 31, 1998 and at 18% per annum thereafter. This note is due, with accrued interest, on July 31, 1999. The Supplemental Note was repaid in full and no advances are currently outstanding. Under the terms of the Debentures and Special Notes described below, the Company has agreed to limit borrowings under the EnCap Credit Agreement to $12,000,000, all of which is outstanding. The proceeds from the facility were applied to the acquisition of Oakvale Dome ($8,000,000), and Old Ocean properties and the drilling and completion of certain development wells ($4,000,000). A first lien on certain properties and a second lien on certain other properties secure the Original Note. Prentis B. Tomlinson, Chairman and CEO of the Company, Calibre, certain affiliates of Calibre, Slattery Trust, a private trust of which Mr. Tomlison is the beneficiary, and Texastar Holdings, L.L.C. ("Texstar Holdings"), a private limited liability company owned by certain directors and officers of the Company, guarantee the Original Note.

         Under the terms of the Original Note, the Company agreed to convey to EnCap, on January 1, 1999, a 25% net profit interest (the "EnCap NPI") from the properties acquired with the proceeds of the borrowing. EnCap also required Slattery Trust and Texstar Holdings (collectively the "Benz Shareholders"), to enter into a put/call agreement (the "Put/Call Agreement"), pursuant to which the Benz Shareholders, under certain conditions, have the right to obtain or "call" the EnCap NPI in exchange for 1.5 million shares of Common Shares. The Put/Call agreement also gives EnCap the right, under certain conditions, to sell, or put, portions of the EnCap NPI to the Benz Shareholders for an aggregate of 1.5 million shares of Common Shares as of December 31, 1998, increasing to 3.5 million shares after March 31, 1999. The Benz Shareholders have transferred the rights and obligations of the Put/Call Agreement to the Company. In connection with the original granting of the EnCap NPI, the Company recorded a discount on the Original Note of $2,102,180 as of December 31, 1997. The discount has been amortized over the term of the Original Note. The carrying amount of the oil and gas interests has been reduced by the same amount. Subsequent to the end of 1998, the EnCap NPI vested and the put option expired. Encap thus retained the NPI.

                                 BENZ ENERGY LTD.
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)


         Under the terms of the Supplemental Note, EnCap was issued warrants to purchase up to 1.5 million shares of Common Shares at an exercise price of $1.28 per share. In connection with the issuance of these warrants, the Company recorded a discount on the Supplemental Note of $367,881 as of December 31, 1997. This discount is being amortized over the term of the Supplemental Note Facility. Pursuant to a financing agreement dated November 4, 1998 with EnCap and as consideration for enabling additional funding through the Bank One Credit Facility, the warrants were repriced to $0.46475 per share. The re-pricing did not have material effect on the unamortized discount balance.

         BOCP CREDIT FACILITY. In December 1998, the Company's loan agreement with Bank One NA ("Bank One") was purchased by BOCP Energy Partners, L.P. ("BOCP"). Pursuant to an assignment of note and liens dated December 29, 1998, Bank One assigned the original loan agreement, together with all loan documents referred to therein, to BOCP. The principal amount then outstanding under Tranche A of $2.9 million plus interest was repaid and, per amendments to the loan agreement, no further advances will be requested or made under Tranche A. Interest accrued on advances under Tranche A at prime plus 2.0%, payable monthly. The amendments also modified the terms of Tranche B of the credit facility as follows:

         (1)      Maximum availability of $6,000,000.
         (2) No advances on Tranche B will be requested or made on or after April 30, 1999.
         (3)      Maturity date of July 31, 1999.
         (4) Interest rate of prime plus eight percent per annum through and including December 31, 1998 and fifteen percent per annum from and after January 1, 1999.

         In December, the Company paid $1.5 million of the $4.5 million outstanding principal balance under Tranche B but no interest thereon. The outstanding balance of Tranche B as of the date of this report is $6.0 million. All interest accrued on Tranche B remains unpaid and owing and is due on July 31, 1999. The Company has reached a standstill agreement covering certain covenants of which the Company is currently in violation. See Note 22, "Subsequent Events."

         SHELL FINANCING. In December 1998, the Company entered into a financing agreement with Shell Capital, Inc. ("Shell Capital") whereby the Company sold a term production payment to Shell Capital for $7 million. The production payment comprised a dedication of 42% of net revenues from the Wausau, Oak Hill, East Morgantown properties, 23.1% of Oakvale Dome's Howell well, 12.2% of Oakvale Dome's Fortenberry well and 38.5% of Oakvale Dome's Byrd well. Such interests are subject to adjustment. The production payment is secured solely by the properties. Following full pay-out ($7.0 million plus a 15% rate of return) of the production payment, the dedicated revenue interest is returned to the Company less a permanent royalty interest equal to 8.75% of the Company's net revenue interest in Wausau, Oak Hill and East Morgantown, and 4.8% of the Howell and Byrd wells and 2.5% of the Fortenberry well. The Company has the right to buy back the production payment at a stated rate of return of 25% plus a payment of $1.0 million. In connection with the right to buy back the permanent overriding royalty interest conveyance, the Company recorded a discount on the financing of $1.0 million. The carrying amount of the oil and gas interests has been reduced by the same amount. Shell Capital further agreed to expand its term production payment to $25 million provided that the Company sell certain properties, enter into a payment schedule for amounts owed to an industry partner, raise additional capital and obtain certain minimum results from current development drilling activity. The Company is currently negotiating with Shell Capital and other parties to complete the expansion of the term production payment.

                                 BENZ ENERGY LTD.
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)


         This financing has been classified as debt on the balance sheet and will be reduced starting in 1999 as production is delivered to Shell under the terms of the contract. Volumes delivered to Shell are reported as revenue at prices received by Shell. Interest expense is recorded based on a rate of 15 percent.

         MOBIL FINANCING. In December 1998, the Company obtained a short-term advance of $2.2 million from certain investors for the purchase of Mobil's deep rights in the Old Ocean Unit. The advances are due July 31, 1999 and bear interest at a rate of 10% per annum.

         In connection with the short-term advance, the Company agreed to pay RP&C International, Inc. ("RP&C") and EnCap Investments L.C. ("EnCap L.C.") arrangement fees in the amounts of $125,400 and $6,600 respectively. In addition, the Company granted RP&C and EnCap L.C. warrants to purchase Benz Common Stock in an aggregate amount equal to $220,000. Such warrants were apportioned 95% to RP&C and 5% to EnCap L.C. The exercise price of the warrants at issuance was Cdn. $0.46 per share with an exercise period of three years. In lieu of issuing the warrants, the Company agreed to provide RP&C and EnCap L.C. in substance with substantially the same economic rights or interests they would have otherwise received had they been issued the warrants. The fair value of such right at December 31, 1998 was determined to be approximately $171,217.

         The Company also conveyed to each lender of the Mobil financing such lender's percentage share of an overriding royalty interest equal to 50% of the Mobil interest purchased in and to the Old Ocean Unit leases and the AMI leases. If the Company pays in full all of the notes on or before the original maturity date of April 30, 1999, or as extended, the lenders will re-convey the overriding royalty interest back to the Company. The lenders have exended such date to July 31, 1999. The Lender will retain the right to receive such lender's percentage share of 7.75% of the net profits, if any, realized from the production of oil, gas and other minerals from the subject interest in connection with such re-conveyance.

         CONVERTIBLE DEBENTURES AND SPECIAL NOTES. In March and April of 1998, the Company completed the private placements of $27.5 million in 9% Convertible Debentures, Series 1 general obligation notes and $10 million of 9% Special Notes, Series A and Series B exercisable into $10 million principal amount of 9% Convertible Debentures, Series 2 and Series 3.

         The Series 1 debentures bear interest at a rate of 9% per year payable in arrears in equal semi-annual installments on March 31st and September 30th of each year. The debentures have a maturity date of March 31, 2003. The debentures are convertible at the option of the holder into the Company's Common Stock prior to March 27, 2003 at a conversion price of Cdn. $1.70 per share, subject to adjustment in certain circumstances. The debentures are redeemable in whole or in part by the Company at any time after March 31, 2002 at the principal amount thereof, together with any accrued but unpaid interest. The Company may, at any time after September 30, 1999 and prior to the Maturity Date require that all outstanding convertible debentures be converted subject to achieving a stock price of Cdn. $2.38 per share.

                                 BENZ ENERGY LTD.
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)


         The Special Notes, Series A and Series B entitle the holder to acquire the same principal amount of 9% convertible debentures Series 2 and Series 3, at no additional cost, at any time on or before the earlier of (i) the fifth business day after a final prospectus qualifying the convertible debentures to be issued upon the exercise of the Special Notes and (ii) the date 18 months after the closing of the Special Notes Series A and 6 months after the closing of the Special Notes Series B. The trustee of the Special Notes will exercise any Special Notes not exercised prior to the above date and the convertible debentures will be issued to the noteholders without any further action on the part of the holder. See Note 22, "Subsequent Events".

         The convertible debentures, Series 2 and Series 3, bear interest at a rate of 9% per annum payable in arrears in equal semi-annual installments on March 31st and September 30th of each year. The debentures have a maturity date of August 31, 2003. The debentures will be convertible at the option of the holder into common shares at a conversion price of Cdn. $1.70 per common share, subject to adjustment in certain circumstances. If the holder elects to convert the debentures prior to the date of the third semi-annual coupon, the holder will receive a 5% premium on the number of common shares issued upon conversion. The debentures are redeemable in whole or in part by the Company at any time after August 31, 2002 at the principal amount thereof, together with any accrued but unpaid interest. The Company may, at any time after August 31, 2001 and prior to the Maturity Date require that all outstanding convertible debentures be converted subject to achieving a stock price of Cdn. $2.13 per share.

         The Company did not receive clearance of the Special Notes in certain Canadian jurisdictions by August 9, 1998 nor in the U.S. by September 21, 1998 and, therefore, holders of Series A Special Notes had the right to elect retraction of up to $1.056 million in funds held in escrow pending regulatory approval. Certain holders elected to retract a total of $988,000 plus accrued interest. The balance was released from escrow. In addition, holders of both Series A and Series B notes received the right to receive 10% more common shares issued upon conversion due to not receiving clearance.

         In connection with the issuance of the Convertible Debentures, Series 1 the Company granted the agent 2,109,974 compensation options that entitle the holder to receive cash payment from the Company equal to the difference between the closing market price of a common share of the Company on the trading day immediately preceding the exercise date and Cdn $1.70 per share, subject to adjustment in certain circumstances. The options expire on March 25, 2000. Pursuant to an agreement dated December 31, 1998, the options were repriced to Cdn. $0.46 per common share. The fair value of such options was determined to be approximately $358,577 and is being amortized over the two-year life of the options. At December 31, 1998, $209,170 remained unamortized.

         In connection with the issuance of the Special Notes, Series A and Series B, the Company granted the agent 737,903 special compensation warrants that entitle the holder to acquire the same number of compensation options. The options each entitle the holder to acquire, subject to adjustment, one common share of the Company for Cdn. $1.70 per share at any time on or prior to April 8, 2000.

                                 BENZ ENERGY LTD.
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)


         COGNISEIS DEVELOPMENT. On May 1, 1996, Texstar LLC purchased equipment and financed the purchase through the vendor. The amount financed was $110,365. As of October 31, 1996, $100,395 was assigned to the Company and was outstanding. The equipment has also been assigned to the Company. The amount financed is collaterized by the equipment. Under the terms, monthly payments of principal and interest are due. The interest rate is 15% per annum. At December 31, 1998, $28,912 remained outstanding.


NOTE 10. INCOME TAXES

         The components of the provision for income taxes is as follows:


                                                   December 31,   December 31,    August 31,
                                                       1998           1997           1997
                                                   ------------   ------------   -----------
          Current Tax Expense
            U.S. Federal                           $      --      $       --     $      --
            State and Local                               --              --            --
                                                   ------------   ------------   -----------
              Total Current                               --              --            --
                                                   ------------   ------------   -----------
          Deferred Tax Expense
            U.S. Federal                                  --              --            --
            State and Local                               --              --            --
                                                   ------------   ------------   -----------
              Total Deferred                              --              --            --
                                                   ------------   ------------   -----------
           Total Tax Provision from
          Continuing Operations                    $      --      $       --     $      --
                                                   ------------   ------------   -----------
                                                   ------------   ------------   -----------

         The reconciliation of the effective income tax rate to the Federal statutory rate is as follows:

                                                   December 31,   December 31,    August 31,
                                                       1998           1997           1997
                                                   ------------   ------------   -----------
          Federal Income Tax Rate                         (34.0)%        (34.0)%       (34.0)%
          Deferred Tax Charge (Credit)                       --             --            --
          Effect of Valuation Allowance                    34.0 %         34.0 %        34.0 %
          State Income Tax, Net of Federal Benefit           --             --            --
                                                   ------------   ------------   -----------
          Effective Income Tax Rate                         0.0 %          0.0 %         0.0 %
                                                   ------------   ------------   -----------
                                                   ------------   ------------   -----------

         At December 31, 1998 and 1997 and August 31, 1997 the Company had net carryforward losses of approximately $43,029,000, $11,029,000 and $4,535,000, respectively. A valuation allowance equal to the tax benefit for deferred taxes has been established due to the uncertainty of realizing the benefit of the tax carryforward.

                                 BENZ ENERGY LTD.
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)


         Deferred tax assets and liabilities reflect the net tax effect of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and amounts used for income tax purposes. Significant components of the Company's deferred tax assets (liabilities) are as follows:


                                                       December 31,   December 31,    August 31,
                                                           1998           1997           1997
                                                      ------------   ------------   ------------
          Non-Current Deferred Tax Assets
             (Liabilities):
              Exploration and development costs
                capitalized for financial purposes,
                expensed for tax purposes             $(11,380,539)  $ (2,472,913)  $ (  968,546)
              Depreciation Expense                         495,664         35,949        (43,341)
              Loss Carry-forwards                       14,629,860      3,749,860      1,541,900
                                                      ------------   ------------   ------------
                                                         3,744,985      1,312,896        530,013
                Less: Valuation Allowance               (3,744,985)    (1,312,896)      (530,013)
                                                      ------------   ------------   ------------
            Net Deferred Tax Assets (Liabilities)     $         --   $         --   $         --
                                                      ------------   ------------   ------------
                                                      ------------   ------------   ------------

Net operating loss carryforwards expire as follows:

                               2011                                $    4,535,000
                               2012                                $    6,494,000
                               2013                                $   32,000,000


NOTE 11. SEGMENTED INFORMATION

         The Company's principal activity is the exploration and development of petroleum properties in the United States. The principal assets in Canada consist primarily of cash, funds held in trust, amounts receivable, prepaid expenses and investments. The allocation of the total assets of the Company between the two segments are as follows:

                                                      December 31,   December 31,    August 31,
                                                           1998           1997           1997
                                                      ------------   ------------   ------------
          Canada                                      $  4,784,298   $  1,582,629   $  3,345,347
          United States                                 90,455,949     34,633,500     18,175,533
                                                      ------------   ------------   ------------
            Total identifiable assets                 $ 95,240,247   $ 36,216,129   $ 21,520,880
                                                      ------------   ------------   ------------
                                                      ------------   ------------   ------------

                                 BENZ ENERGY LTD.
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)


NOTE 12. REDEEMABLE PREFERRED STOCK

         The Company authorized a new issue of Class A Preferred Shares Series
1. Dividends are payable at 10% per annum of the amount paid or deemed to have been paid for the shares, payable quarterly. Dividends are cumulative. For the first eight quarterly dividends, the Company may elect to pay the dividends in common shares, at a price based on the trailing average price of the Company's common shares as at the end of the applicable quarter. The Company has the option to redeem the Preferred Shares at any time. If a qualified public offering of the Company's common stock is not consummated within the three year period commencing January 23, 1998, the holders of a majority of the Preferred Shares may elect to cause the Company to redeem all of the Preferred Shares. On the fifth anniversary of the sale of the Preferred Shares, the Company is required to redeem all of the Preferred Shares. The Preferred Shares are redeemable at an amount equal to the purchase price plus any dividends cumulated but not paid. At December 31, 1998, 9,488,140 Preferred Shares were outstanding with a redemption value of $9,488,140.

         The Class A Preferred Shares Series 1 will rank equally with all other series of Class A Preferred shares then outstanding. The Class A Preferred shares are entitled to priority over the common shares of the Company and over any other shares of the Company ranking junior to the Class A Preferred shares with respect to priority in the payment of dividends and the distribution of assets in the event of the liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, or any other distribution of the assets of the Company among its shareholders for the purpose of winding-up its affairs.


NOTE 13. WARRANTS

         During the period ended December 31, 1997, the Company issued 4,885,800 common shares on the exercise of the following special warrants:

     (i) CLASS A SPECIAL WARRANTS
         556,000 common shares and 139,000 non-transferable share purchase warrants (the "Class A Warrants") on the exercise of 556,000 Class A Special Warrants. Each Class A Warrant entitles the holder to purchase an additional common share at Cdn. $1.80 per share on or before February 11, 1998 and at Cdn. $2.07 on or before February 11, 1999. The Class A Warrants remained unexercised at December 31, 1998 and expired unexercised in the first quarter of 1999.

    (ii) CLASS B SPECIAL WARRANTS
         1,540,000 common shares and 1,540,000 non-transferable share purchase warrants (the "Class B Warrants") on the exercise of 1,400,000 Class B Special Warrants. Two Class B Warrants entitle the holder to purchase an additional common share at Cdn. $2.15 per share on or before March 17, 1998 and at Cdn. $2.47 per share on or before March 17, 1999. The Company has also granted the agent special options to acquire, without additional consideration, 400,000 Class B Warrants. During the period ended December 31, 1997, an additional 91,864 common shares were issued for proceeds of $141,396 on the exercise of 183,728 Class B Warrants. Of the Class B warrants, 1,756,272 warrants remained unexercised at December 31, 1998 and expired unexercised in the first quarter of 1999.

                                 BENZ ENERGY LTD.
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

     (i)   CLASS C SPECIAL WARRANTS
           432,300 common shares and 216,000 non-transferable share purchase warrants (the "Class C Warrants") on the exercise of 393,000 Class C Special Warrants. Each Class C Warrant entitles the holder to purchase an additional common share at Cdn. $2.55 per share on or before April 13, 1998 and at Cdn. $2.95 per share on or before April 12, 1999. The Company has also granted the agent special options to acquire, without additional consideration, 40,000 Class C Warrants. As at December 31, 1998, 256,000 Class C Warrants remained unexercised and expired unexercised in 1999.

     (ii)  FIRST TRANCHE CLASS D SPECIAL WARRANTS
           2,101,000 common shares and 1,050,000 non-transferable share purchase warrants (the "First Tranche Class D Warrants") on the exercise of 1,910,000 First Tranche Class D Special Warrants. Each First Tranche Class D Warrant entitles the holder to purchase an additional common share at a price of Cdn. $3.50 per share on or before April 18, 1998 and at Cdn. $4.25 per share on or before October 18, 1998. The Company has issued 50,000 common shares, at an ascribed price of $116,571 to the agents and has also granted the agents 191,000 share purchase warrants (the "Agents' First Tranche Warrants"). Each Agents' First Tranche Warrant is exercisable to purchase one common share at a price of Cdn. $3.25 per share on or before April 18, 1998 and at Cdn. $3.75 per share thereafter until October 18, 1998, subject to certain exercise restrictions. The First Tranche Class D Warrants and the Agents' First Tranche Warrants expired unexercised in 1998; and

     (iii) SECOND TRANCHE CLASS D SPECIAL WARRANTS
           256,500 common shares and 128,250 non-transferable share purchase warrants (the "Second Tranche Class D Warrants") on the exercise of 256,500 Second Tranche Class D Special Warrants. Each Second Tranche Class D Warrant entitles the holder to purchase an additional common share at a price of Cdn. $3.50 per share on or before June 26, 1998 and at Cdn. $4.25 per share on or before December 28, 1998. The Company has also granted the agents 25,650 share purchase warrants (the "Agents' Second Tranche Warrants"). Each Agent's Second Tranche Warrant is exercisable to purchase one common share at Cdn. $3.25 per share until June 26, 1998 and at Cdn. $3.75 per share thereafter until December 28, 1998, subject to certain exercise restrictions. The Second Tranche Class D Warrants and the Agents' Second Tranche Warrants expired unexercised in 1998.

       Proceeds from the issuance of the special warrants totaling $8,750,447 were received during the period ended August 31, 1997. No additional consideration was received on the exercise of the special warrants. For the periods ended December 31, 1997 and August 31, 1997, the Company incurred a total of $120,114 and $1,114,010, respectively, for commissions and issue and prospectus costs related to the special warrant offerings.

                                 BENZ ENERGY LTD.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)


       The following additional warrants that were outstanding at December 31, 1997 were exercised or expired unexercised in 1998:

       (i) of the warrants to purchase common shares at Cdn. $1.30 per share on or before December 5, 1998: 5,000 were exercised in April for proceeds of $4,561, 89,900 were exercised in June for proceeds of $79,585 and the remaining 393,600 expired unexercised in December;

       (ii) 142,900 warrants to purchase common shares at Cdn. $2.05 per share on or before December 15, 1998 expired unexercised.

NOTE 14. STOCK OPTIONS

         Stock options activity is summarized as follows:

                                                                                        Outstanding
                                 Outstanding and                                            and
                   Per            Exercisable at                     Options           Exercisable at
Fiscal Year       Share            December 31,      Options        Exercised *          December 31,       Date of
  Granted         $ CDN               1997           Granted       or Cancelled             1998           Expiration
-----------       -----          ---------------     -------       ------------        --------------      ----------
    1995          0.21                 45,000             --          (45,000)   *               --          1/30/98
    1996          0.33                 42,000             --          (42,000)   *               --          7/17/99
    1997          2.30                 40,000             --          (40,000)                   --         11/21/98
    1997          2.60                298,700             --                                298,700          1/16/00
    1997          3.45                550,000             --                                550,000          4/25/00
    1997          1.95              1,738,764             --         (207,225)            1,531,539         12/19/02
    1997          2.98                300,000             --                                300,000         10/17/00
    1998          1.83                     --         25,000                                 25,000          5/06/03
    1998          1.61                     --         75,000                                 75,000          1/15/03
    1998          1.69                     --         20,000                                 20,000          3/01/03
    1998          1.68                     --         45,000                                 45,000          3/15/03
    1998          1.89                     --         25,000                                 25,000          4/01/03
    1998          1.96                     --         10,000                                 10,000          4/15/03
    1998          1.60                     --         10,000                                 10,000          6/16/03
                                    ---------        -------         --------             ---------
                                    3,014,464        210,000         (334,225)            2,890,239
                                    ---------        -------         --------             ---------
                                    ---------        -------         --------             ---------


                                                                                        Outstanding
                                 Outstanding and                                            and
                   Per            Exercisable at                     Options           Exercisable at
Fiscal Year       Share             August 31,       Options        Exercised            December 31,       Date of
  Granted         $ CDN               1997           Granted       or Cancelled             1997           Expiration
-----------       -----          ---------------     -------       ------------        --------------      ----------
    1995          0.21                 45,000             --               --                45,000          1/30/98
    1996          0.33                 42,000             --               --                42,000          7/17/99
    1997          2.30                 40,000             --               --                40,000         11/21/98
    1997          2.60                298,700             --               --               298,700          1/16/00
    1997          3.45                750,000             --         (200,000)              550,000          4/25/00
    1997          1.95                     --      1,738,764               --             1,738,764         12/19/02
    1997          2.98                     --        300,000               --               300,000         10/17/00
                                    ---------      ---------         --------             ---------
                                    1,175,700      2,038,764         (200,000)            3,014,464
                                    ---------      ---------         --------             ---------
                                    ---------      ---------         --------             ---------

                                 BENZ ENERGY LTD.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)


                                                                                        Outstanding
                                 Outstanding and                                            and
                   Per            Exercisable at                     Options           Exercisable at
Fiscal Year       Share             October 31,     Options         Exercised            August 31,         Date of
  Granted         $ CDN               1996          Granted        or Cancelled             1997           Expiration
-----------       -----          ---------------   ---------       ------------        --------------      ----------
    1995          0.21                 85,000             --          (40,000)               45,000          1/30/98
    1996          0.33                527,000             --         (485,000)               42,000          7/17/99
    1996          0.50                 42,000             --          (42,000)                   --               --
    1997          2.30                     --         80,000          (40,000)               40,000         11/21/98
    1997          2.60                     --        736,000         (437,300)              298,700          1/16/00
    1997          3.45                     --        750,000               --               750,000          4/25/00
                                      -------      ---------       ----------             ---------
                                      654,000      1,566,000       (1,044,300)            1,175,700
                                      -------      ---------       ----------             ---------
                                      -------      ---------       ----------             ---------


         STOCK OPTION PLAN - In 1997, the Company instituted a stock option plan (the "Plan") covering eligible directors and employees, as defined in the Plan. The Company may issue up to 3,020,988 shares of Common Stock under the Plan, of which options to acquire 130,749 shares of Common Stock remained available for grant at December 31, 1998. Such maximum includes options issued to certain officers, directors and key employees at the discretion of the Board prior to the adoption of the Plan. Under the Plan, the exercise price of each option equals the market price of Benz's Common Stock on the date of grant. Options become exercisable immediately and expire within a period determined at grant, not to exceed ten years.

         At the February 19, 1999 meeting of the Board of Directors, 2,102,319 options held by certain employees, officers and directors of the Company were cancelled. The Board reissued 2,112,349 options to these certain employees, officers and directors at an exercise price of Cdn. $0.50 per share. In addition, 300,000 options held by a former officer of the Company were cancelled and 500,000 options were reissued at an exercise price of Cdn. $0.53 per share as per his termination agreement. See Note 19, "Commitments and Contingencies" for a discussion of the termination agreement.

         The repricing of the options is subject to VSE approval. Of the options above, 2,023,700 options are held by executive officers and directors of the Company and repricing of such options requires shareholder approval in addition to VSE approval.

         The Company accounts for its stock option transactions under the provisions of APB No. 25. The following pro forma information is based on estimating the fair value of grants based upon the provisions of SFAS No.
123. The fair value of each option granted during the periods indicated has been estimated as of the date of grant using the Black-Scholes option pricing model with the following assumptions:

                                                  Year Ended         Four Months Ended     Ten Months Ended
                                               December 31, 1998     December 31, 1997     August 31, 1997
                                               -----------------     -----------------     ----------------
         Risk Free Interest Rate                    4.59%                  5.57%                5.57%
         Life of the Options                       2 years               2-3 years            2-3 years
         Expected Dividend Yield                      0%                     0%                   0%
         Expected Volatility                         138%                   30%                  30%

         Weighted Average Fair Value of
           Options Granted                          $0.14                  $0.40                $0.60

                                 BENZ ENERGY LTD.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)


         Accordingly, the Company's pro forma net loss and net loss per share assuming compensation cost was determined under SFAS No. 123 would have been the following:

                                                          Year Ended         Four Months Ended     Ten Months Ended
                                                       December 31, 1998     December 31, 1997      August 31, 1997
                                                       -----------------     -----------------     ----------------
         Net Loss                                       $ (12,550,062)         $ (2,864,698)         $ (2,059,798)
         Net Loss Per Basic Share                               (0.39)                (0.10)                (0.09)


                                                       December 31, 1998     December 31, 1997     August 31, 1997
                                                       -----------------     -----------------     ---------------
         Weighted Average Option Price Per Share
         (Cdn$):
            Granted                                           $1.71                $2.10                 2.99
            Exercised                                          0.27                   --                 1.32
            Cancelled                                          2.01                 3.45                 2.30
            Outstanding at End of Period                       2.39                 2.35                 2.96
            Exercisable at End of Period                       2.39                 2.35                 2.96

         Weighted Average Remaining Life of
         Options Outstanding                               36 months             32 months            29 months


NOTE 15. RETIREMENT PLAN

         The Company sponsors a 401(k) Profit Sharing Plan (the "401(k) Plan") under Section 401(k) of the Internal Revenue Code. This plan covers all eligible employees of the Company. The Company matches $.50 for each $1.00 of employee deferral, subject to limitations imposed by the Internal Revenue Service. Company contributions to the 401(k) Plan during the periods ended December 31, 1998, December 31, 1997 and August 31, 1997 totaled $75,416, $12,024 and $23,452, respectively.

NOTE 16. RELATED PARTY TRANSACTIONS

         The Company executed a secured short-term interest-bearing note with Starbucks Trust ("Starbucks"), a trust controlled by the wife of the Chairman & CEO, in the amount of up to $2.5 million. The Chairman & CEO disclaims beneficial ownership or control of the trust. Starbucks invested the funds with brokerage accounts that used a portion of the funds to purchase the Company's stock. Interest accrues at a rate of 9% per annum on outstanding advances. All outstanding advances and accrued interest were due on December 31, 1998. Due to a standstill agreement described below, at December 31, 1998 advances totaling $2.9 million plus accrued interest remained outstanding.

                                 BENZ ENERGY LTD.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)


         In July 1998, the Company entered into a purchase and sale agreement with Starbucks to acquire all of Starbucks' interest in certain oil and gas leases and properties, along with other associated assets. The purchase price was $2,332,537 in cash and 600,000 common shares of the Company valued at $696,661, such price subject to post-closing adjustments. Starbucks has guaranteed that the assets acquired, on January 1, 2000 or such earlier date as Starbucks may request, will have a value of not less than $3,032,537, such valuation defined in the agreement. In the event the valuation is less than the amount guaranteed, Starbucks is required to pay the difference to the Company. During 1998, the Company paid approximately $1.1 million of the principal amount due to Starbucks plus accrued interest. At December 31, 1998, $1.2 million remained outstanding and is currently subject to a standstill agreement described below. The Company is accruing interest on the unpaid balance due Starbucks at a rate of 9% per annum. The Starbucks transaction was reviewed and approved by a committee of outside directors and received approval from the Vancouver Stock Exchange.

         During 1998, the Company sold certain shares of Stanford Energy stock for proceeds of Cdn. $1,183,735 and transferred such proceeds to Slattery Trust, a trust controlled by Prentis B. Tomlinson. In addition, the Company transferred certain shares of Stanford Energy stock to the account of Slattery Trust. Such stock was subsequently sold. Proceeds from the above transactions were used by Slattery Trust to purchase Benz Energy Ltd. common stock on the open market on behalf of the Company. The 600,000 shares of Benz Energy common stock purchased was then transferred to Starbucks Trust in satisfaction of the terms of the Starbucks acquisition discussed above.

         In April 1998, the Company agreed to acquire certain petroleum interests and assume certain liabilities from Calibre, a private limited liability company owned by certain directors and officers of the Company, and to acquire certain petroleum interests owned by certain directors and officers of the Company. The Company paid $261,000 in cash, forgave $1,450,000 of Calibre accounts payable to the Company, assumed $450,000 in debt, issued promissory notes totaling $2,000,000 and will issue 1,927,426 shares of the Company at an ascribed price of Cdn. $2.80 per share in 1999. The promissory notes bear interest at 10% per annum and were due, with accrued interest, half on April 1, 1998 and the balance on September 1, 1998. Payments of $215,000 were made during 1998 and at December 31, 1998, $1,785,000 principal amount remained outstanding plus accrued interest. Of this amount, $1,485,000 and $200,000, due respectively to Prentis B. Tomlinson Jr. and Starbucks Trust, are subject to a standstill agreement described below. In addition, Mr. Tomlinson has agreed to allow amounts owed to him under such promissory notes to be offset against the Starbucks note receivable described above. The Caliber transaction was reviewed and approved by a committee of outside directors and received approval from the Vancouver Stock Exchange.

                                 BENZ ENERGY LTD.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)


         In December 1998, as part of certain transactions by and between the Company and Shell Capital, Inc., the Company was required to deliver an agreement whereby Starbucks and Mr. Tomlinson each agreed to a deferment of payments of any amounts owing to them from Benz, Texstar or any affiliate (the "Benz Entities") until the termination date as defined in the Shell financing arrangement. The parties agreed further not to pursue collection of any such amounts from Benz Entities during such deferment period. Mr. Tomlinson and Starbucks entered into such agreement in consideration of a mutual deferment by the Benz Entities to collect or risk payments of amounts owed to them by Tomlinson, Starbucks, Texstar Holdings L.L.C. and Security Oil, L.L.C. (See Note 9, "Long-term Debt" for a description of the Shell financing).

         Certain debt, as described in Note 9, "Long-term Debt" is guaranteed by Mr. Tomlinson, Slattery Trust, whose beneficiary is Mr. Tomlinson, Calibre, certain affiliates of Calibre, and Texstar Holdings.

         At August 31, 1997, the Company had advanced funds to Calibre ($453,132) and Calibre Ecuador, Inc. ($213,187). Calibre is owned by Benz' controlling shareholders and Calibre Ecuador, Inc. is owned 50% by Benz. The advances to Calibre Ecuador in the amount of $213,187 have been written off as of August 31, 1997, as Calibre Ecuador has no assets or other means with which to repay the advances. The Calibre advances bear no interest and are due upon demand. Included in this amount is an overhead reimbursement charge to Calibre of $66,276. This amount has been reflected in the financial statements as a reduction of general and administrative expense.

         During the four-month period ended December 31, 1997, the Company made additional advances to Calibre Ecuador of $189,005. These advances were written off as of December 31, 1997. During the year ended December 31, 1998, the Company made advances to Calibre Ecuador of $319,327. These advances were written off during the year.

         Additionally, during the four-month period ended December 31, 1997, the Company's net advances to Calibre increased to $1,768,772. At December 31, 1997, $1,450,000 of this amount was reclassified as a prepayment relating to the acquisition of properties from Calibre. The balance of $318,772 was written off as a bad debt.

         The Company participates in various oil and gas activities with related parties. All transactions related to such activities are in the normal course of business. As of December 31, 1998 and 1997, balances with related parties were as follows:

                                                December 31, 1998        December 31, 1997
                                                -----------------        -----------------
         Joint Interest Billing Receivable          $ 898,459    (1)         $ 418,679
         Other Receivables                            145,000                   95,000
         Drilling Advances Payable                        ---                  214,776

(1) Includes amount currently involved in litigation. See Note 19, "Commitments and Contingencies".

                                 BENZ ENERGY LTD.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)


         During the periods ended December 31, 1998, December 31, 1997 and August 31, 1997, the Company was charged $40,445, $14,250 and $106,113, respectively for management, professional and office services provided by companies under significant influence of former directors of the Company.

         During the period ended August 31, 1997, the Company acquired Cdn. $200,000 unsecured convertible debenture (the "Stanford Debenture") issued by Stanford. The Stanford Debenture bore interest at a rate of 8% per annum, payable quarterly, maturing in April 2000, and was convertible, at the option of the Company, into 340,000 common shares of Stanford and 170,000 non-transferable share purchase warrants. Each warrant entitled the Company to purchase an additional flow-through common share of Stanford at Cdn. $0.60 per share, expiring one year after issue. On August 6, 1997, the Stanford Debenture was retired and the Company was repaid Cdn. $222,937.

         During the period ended August 31, 1997, the Company completed certain agreements with Calibre whereby the Company:

       (i) acquired 20% working interests in each of four oil and gas prospects located in Mississippi, paid through the issuance of 254,863 common shares of the Company at a deemed price of $573,592. In addition, the Company reimbursed Calibre $80,000 for data costs, and
       (ii) acquired a 5.5% working interest in and to lease options, seismic permits and contracts relating to the White Castle field located in Iberville Parish, Louisiana through the issuance of 343,000 common shares of the Company, at a deemed price of $442,925, plus $425,000 cash, for a total of $867,925.

NOTE 17. EARNINGS PER SHARE

         Securities that could potentially dilute basic earnings per share in the future that were not included in the computation of diluted earnings per share because their effect would have been antidilutive are as follows:

                            December 31, 1998     December 31, 1997     August 31, 1997
                            -----------------     -----------------     ---------------
         Warrants               4,389,175             3,407,572            9,896,350
         Options                2,890,239             3,014,464            1,175,700
                                ---------             ---------           ----------
           Total Shares         7,279,414             6,422,036           11,072,050
                                ---------             ---------           ----------
                                ---------             ---------           ----------


NOTE 18. GOING CONCERN ISSUE

         The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The Company has experienced significant delays in the completion of certain wells that are a key component of obtaining new financing for the Company. These delays have created a significant working capital deficit and depleted cash reserves. As a result, the Company has secured standstill agreements on certain financial debt covenants of which it is currently in violation. In addition, the Company was able to extend the maturity dates of currently due debt to July 31, 1999 in anticipation of completing a major well. In the event that the well is not completed timely and the Company is not able to refinance the current debt by the extended due dates, the debt may ultimately be called. The Company may not be able to meet such demands.

                                 BENZ ENERGY LTD.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)


         The Company anticipates the completion of the major well that is necessary to obtain additional financing. The Company also is currently in negotiations with several institutions to obtain production financing to repay currently due debt. The Company also anticipates obtaining significant additional equity in the near term through a private placement. In addition, the Company has closed the sale of one non-core property for approximately $507,500 and is negotiating the sale of an interest in another property for over $4.0 million of proceeds. One additional property is currently the subject of negotiations for sale with proceeds expected to exceed $1.0 million.

NOTE 19. COMMITMENTS AND CONTINGENCIES

         LITIGATION - The Company is involved in litigation and is subject to governmental and regulatory controls arising in the ordinary course of business. It is the opinion of the Company's management that all claims and litigation involving the Company are not likely to have a material adverse effect on its financial position or results of operations.

         The Company has filed suit against STB Energy Inc., Hilton Petroleum, Inc., Trimark Resources, Inc., Westport Petroleum, Inc. and Bradley M. Colby alleging breach or participation and operating agreements, suit on a sworn account, fraudulent inducement to contract, fraud, constructive fraud, breach of fiduciary duty and conspiracy, and seeks a declaratory judgement on corporate veil and alter ego theories. The suit is pending and trial date has been set.

         The Company has filed suit against Rainbow Oil and Gas, Inc. ("Rainbow") alleging breaches of participation, operating and letter agreements covering certain prospects in Texas, Louisiana, and Mississippi. Rainbow counter-claimed and seeks relief in the form of damages for breach of contract, fraud and punitive damages plus attorneys' fees and interest. The lawsuit is presently in the initial stages of discovery. Although the outcome of this lawsuit can not be predicted with certainty, management will vigorously defend the counterclaims and believes that such counterclaims will not have a material adverse effect on the financial position or results of operations of the Company.

         ENVIRONMENTAL - Benz, as owner and operator of oil and gas properties, is subject to various federal, state, and local laws and regulations relating to discharge of materials into, and protection of, the environment. These laws and regulations may, among other things, impose liability on the lessee under and oil and gas lease for the cost of pollution clean-up resulting from operations, subject the lessee to liability for pollution damages and impose restrictions on the injection of liquids into subsurface strata. Benz maintains insurance coverage that it believes is customary in the industry, although it is not fully insured against all environmental risks.

         The Company is not aware of any environmental claims existing as of December 31, 1998, that would have a material impact on its financial position or results of operations. There can be no assurance, however, that current regulatory requirements will not change, or past non-compliance with environmental laws will not be discovered on the Company's properties.

                                 BENZ ENERGY LTD.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)


         TERMINATION AGREEMENTS - The Company terminated a key officer's employment without cause and requested such officer to resign all of his positions with the Company except his position as a Director of the Company. As defined in his employment contract with the Company, such officer was entitled to certain liquidated damages, and not as a penalty, in the amount of $1,150,000 payable as follows:

         - Payments of $10,000 per month for 12 months commencing February 15, 1999;
         -  Payment of $400,000 on January 15, 2000;
         -  Payment of $200,000 on July 15, 2000; and
         - Payment of the balance due under his agreement, as adjusted, on January 15, 2001.

         In addition, the officer was granted new stock options in lieu of the 300,000 shares granted December 18, 1997. The new stock option agreement dated February 15, 1999 is for 500,000 shares of Common Shares $0.01 par value. The remaining agreed liquidated damages due on January 25, 2001 shall be reduced by the difference between the option price under the new option agreement for 500,000 shares of Common Shares and the 500,000 option shares as of the date the payment of the balance of the agreed liquidated damages. All cash payments payable to the officer shall be reduced by applicable federal, state and local withholding taxes. As a Director to the Company, he will be provided the same Director's Liability Insurance provided to other Directors. The Company also agreed that at its sole cost and expense to continue current health insurance coverage as required by applicable law until January 5, 2000; however, he notified the Company that he would forfeit such coverage as of April 15, 1999 and resigned as a director of the Company.

         On December 16, 1998, the Company entered into an agreement with EnCap that, should Mr. Tomlinson's employment be terminated, except for cause, following certain events, then EnCap on behalf of the Company will make a cash payment to Mr. Tomlinson of $1.0 million within 30 days of severance, and the Company will enter into a consulting agreement with a three-year term providing for payments of $185,000 per annum, and grant
Mr. Tomlinson a permanent overriding royalty interest in certain properties. These payments are obligations of the Company and EnCap has agreed to provide financing to fund such payment obligations.

         LEASE COMMITMENTS - The Company has entered into a certain noncancelable operating lease agreement for office space in Houston, Texas. The lease term expires on January 31, 2003. The lease terms are subject to certain operating expense escalations.

         Rent expense recorded in the statement of operations is $381,084, $49,977 and $105,158 for the periods ended December 31, 1998, December 31, 1997 and August 31, 1997, respectively.

         Future minimum lease payments under the lease agreement for each of the years ended December 31, are as follows:

                  1999                   $   396,187
                  2000                       396,187
                  2001                       396,187
                  2002                       396,187
                  2003                        33,016
                                         -----------
                                         $ 1,617,764
                                         -----------
                                         -----------

                                 BENZ ENERGY LTD.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)


NOTE 20. SUPPLEMENTAL DISCLOSURE OF NON-CASH FINANCIAL ACTIVITIES

         A summary of non-cash investing and financing activities is presented below:

         In December 1998, the Company acquired all of Mobil's right, title and interest in the deep rights below the existing production in the Old Ocean Unit with $2.0 million in proceeds from the issuance of promissory notes to certain investors.

         In October 1998, $250,000 principal amount of debentures was converted into 238,570 common shares.

         In July 1998, the Company acquired certain proved and unproved non-producing oil and gas properties from Starbucks Trust for cash and 600,000 shares of Benz common stock valued at $696,661.

         In May 1998, the Company entered into a property swap agreement with Southern Gas.

         In April 1998, the Company acquired certain petroleum interest from Calibre for cash, the assumption of liabilities, the forgiveness of advances, the issuance of promissory notes and the issuance of 1,927,400 shares of Benz common stock valued at approximately $2,296,000.

         In January 1998, the Company acquired certain oil and gas interests from Lasco for a note payable that was subsequently converted to 2,542,372 shares of Benz common stock valued at $3.0 million and 9,488,140 shares of redeemable preferred stock, as adjusted for reduction in purchase price, valued at $1 per share. In addition, the Company paid interest on the Lasco Acquisition note and dividends on the preferred shares into which the note was converted with common shares of the company valued at $782,500.

         At October 31, 1996, the following assets and liabilities were assigned to Texstar in exchange for the issuance of 100% of Texstar's common stock.

                  Cash                                          $   559,386
                  Receivables                                        94,914
                  Prepaid Expenses                                  321,542
                  Oil and Gas Properties, Net                     1,225,909
                  Property and Equipment, Net                       276,390
                  Organization Costs, Net                             8,447
                  Other Assets                                        6,025
                                                                -----------
                  Total Assets Assigned                         $ 2,492,613
                                                                -----------
                                                                -----------

                  Accounts Payable and Accrued Expenses         $   335,421
                  Drilling Advances                                 648,150
                  Debt                                              485,954
                  Due to Related Parties                            256,123
                                                                -----------
                  Total Liabilities Assigned                    $ 1,725,648
                                                                -----------
                                                                -----------
                  Net Assets Assigned                           $   766,965
                                                                -----------
                                                                -----------

                                 BENZ ENERGY LTD.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)


         During the initial period ended August 31, 1997, the Company acquired properties in exchange for stock valued at $1,016,516 and issued options to acquire common stock, for no additional consideration, for services valued at $116,571.

Supplemental Disclosure of Cash Flow Information

                                                  For the Year Ended     For the Four Months Ended     For the Ten Months Ended
                                                  December 31, 1998         December 31, 1997              August 31, 1997
                                                  ------------------     -------------------------     ------------------------
         Cash paid during the period for:
            Interest, net of amounts
             capitalized                             $ 2,316,257                 $ 84,752                     $ 41,200
            Income and other taxes, net of
             refunds                                          --                       --                           --


NOTE 21. FINANCIAL INSTRUMENTS

         The Company's financial instruments consist of cash, accounts receivable, accounts payable and long-term debt. The carrying amounts of cash, accounts receivable and accounts payable approximate fair value due to the highly liquid nature of these short-term instruments. The long-term debt, excluding the convertible debentures and special notes, approximates fair value due to the revision of terms at year-end of the bank indebtedness and the EnCap facility and the closing at year end of the Mobil promissory notes and the Shell production payment, all at current terms available to the Company. The convertible debentures and special notes approximate fair value based on the fact that holders elected to maintain the current terms when offered the ability to modify such terms.

NOTE 22. SUBSEQUENT EVENTS

The following events took place subsequent to December 31, 1998:

         - The Company executed the Sixth through Ninth Amendments to the BOCP Credit Facility wherein the maturity of such facility was changed to July 31, 1999. The Company has been advanced $3,000,000 from this facility under these amendments.
         - Certain holders of the convertible debentures ($7,050,000) elected to be paid for the six-month period ending March 31, 1999 with 1,057,500 shares of common stock in lieu of $315,000 of interest. The stock price used in the swap was based on the 10 day trailing closing average through March 26 1999.
         - Effective March 31, 1999, a certain debenture holder has agreed to exchange $250,000 of debentures for 541,700 common shares.

                                 BENZ ENERGY LTD.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)


         - Pursuant to the terms of the Series B Special Notes, the Company issued Series 3 Debentures in exchange for similar amounts of the Series B Special Notes.
         - The Company and Series 1 debenture holders have agreed to lower the conversion price of the debentures from Cdn. $1.70 per common share to Cdn $1.40 per common share in exchange for certain changes in the indenture agreement. The Company intends to approach the Series 3 debenture holders and Series B Special Note holders for the same changes. The Company has approached the Series 1 debenture holders to exchange their debentures for non-redeemable convertible preferred stock in exchange for new equity to be placed into the Company. The Company intends to similarly approach the Series 3 Debenture holders. The early redemption provision of the redeemable preferred stock decribed in Note 12 relating to a qualified public offering of the Company's common stock was waived by the holder in May 1999 subject to the completion of the exchange offer.
         - The Company is in negotiations with Pioneer Natural Resources to structure a plan to pay the balance owing Pioneer (approximately
           $4 million). Discussions have included one or all of the following; issuing stock, issuing a promissory note for payment over an extended period, paying a portion in cash or trading prospects for some or all of the amounts due.
         - The first payment to Western under the Western Geophysical contract (estimated $3.35 million) in Old Ocean has been deferred by Western to approximately June 10, 1999. The Company paid
           $700,000 on June 18, 1999 and $2.6 million on July 9, 1999. The
           Company has reached an oral agreement to pay the remaining balance of approximately $3.4 million by July 31, 1999.
         - The Company sold its Lisbon properties for proceeds of $507,500 in April 1998.
         - On May 18, 1999, the Company migrated from the Yukon Territory, Canada and became a Delaware corporation, changing its name to Benz Energy Inc. Authorized capital stock will be 300,000,000 shares of common stock and 100,000,000 shares of preferred stock.
         - Certain vendors have initiated suits against the Company for non-payment of amounts due them. These amounts are reflected in the Company's accounts payable.
         - The Company has executed a letter of intent to sell 37.5% of its interest in the Old Ocean Prospect for approximately $5.5 million. The potential purchaser will also have the option to purchase an additional 12.5% of the Company's interest for approximately
           $2 million. Additionally, the letter of intent contains provisions relating to the overriding royalty interests in the prospect and the marketing of 3-D seismic geophysical data covering the prospect.
         - In July, 1999, the Company issued 34,596 shares of class A, series II convertible preferred stock and warrants to purchase 3,974,923 shares of common stock in connection with the retirement of 95.45% of the Mobil financing described in Note 9 and the re-conveyance of the applicable net profits interest. The balance of the financing and re-conveyance was settled through a cash payment.
         - On July 9, 1999, the Company consummated an offering pursuant to which it offered to exchange up to 354,250 shares of its class A, series II preferred stock for any and all of its outstanding 9% convertible debentures series I, due March 31, 2003 and an offering to sell up to 121,000 shares of class A, series II convertible preferred stock. At the closing, the Company exchanged $15,145,000 principal amount of the 9% convertible debentures and issued an aggregate of 238,201 shares of class A, series II preferred stock, which included 44,600 shares issued under the primary offering and the remainder of which were issued pursuant to the exchange offer. The proceeds from the exchange offer and offering of convertible preferred stock were used to retire a portion of the Mobil financing, to repurchase a portion of the Old Ocean net profits interest, to pay a portion of the seismic costs relating to the Old Ocean Prospect and to pay fees and expenses of the transactions.

NOTE 23. CUSTOMER INFORMATION

         MAJOR PURCHASERS - During the year ended December 31, 1998, H&N Gas Ltd. "H&N Gas" and Tejas Gas Marketing Co. accounted for approximately 51% and 24%, respectively, of the Company's total oil and gas revenue. For the four-month period ended December 31, 1997, H&N Gas and KCS Resources ("KCS") accounted for 75% and 10%, respectively, of the Company's total oil and gas revenue. For the ten months ended August 31, 1997, KCS, Samaden Oil Corporation and Energy Operating Limited Partnership accounted for 50%, 30% and 18%, respectively, of the Company's total oil and gas revenue. No other purchasers accounted for more than 10% of the Company's total oil and gas revenue in the periods indicated above. The Company does not believe the loss of any existing purchaser would have a material adverse effect on the Company.

         CONCENTRATION OF CREDIT RISK - The Company's revenues are derived principally from uncollateralized sales to customers in the oil and gas industry; therefore, customers may be similarly affected by changes in economic and other conditions within the industry. Benz has not experienced significant credit losses on such sales.

NOTE 24. SUPPLEMENTAL OIL AND GAS DISCLOSURES (Unaudited)

         The following supplemental unaudited information regarding the Company's oil and gas activities is presented pursuant to the disclosure requirements of SFAS No. 69.

                                 BENZ ENERGY LTD.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)


         AMORTIZATION RATE - All of the Company's oil and gas properties are located in the United States. The amortization rate per Mcfe was as follows for the periods indicated:

                  Year ended December 31, 1998                        $1.26
                  Four months ended December 31, 1997                 $2.32
                  Ten months ended August 31, 1997                    $1.07

         Amortization per Mcfe reflects depreciation, depletion and amortization of only capitalized costs of proved oil and gas properties.

         COSTS NOT BEING AMORTIZED - The following table sets forth a summary of oil and gas property costs not being amortized at dates indicated:

                                          December 31, 1998     December 31, 1997     August 31, 1997
                                          -----------------     -----------------     ---------------
         Property acquisition costs         $ 29,239,755           $  9,389,316         $ 4,514,379
         Exploration and development           4,509,014              2,972,199           1,209,092
                                            ------------           ------------         -----------
         Total                              $ 33,748,769           $ 12,361,515         $ 5,723,471
                                            ------------           ------------         -----------
                                            ------------           ------------         -----------


         CAPITALIZED COSTS INCURRED - The following table sets forth the capitalized costs incurred in oil and gas producing activities for the periods indicated:

                                                    Year Ended         Four Months Ended    Ten Months Ended
                                                 December 31, 1998     December 31, 1997     August 31, 1997
                                                 -----------------     -----------------    ----------------
         Acquisition of proved properties          $ 18,801,669           $  3,193,197        $ 1,533,047
         Acquisition of unproved properties          20,312,972              4,874,937          3,852,226
         Exploration costs                           10,875,957              1,680,446          2,311,404
         Development costs                            5,668,168              4,485,586          2,020,403
         Capitalized interest                         1,855,306                108,224                 --
         Property sales                              (1,059,083)              (408,931)          (416,060)
                                                   ------------           ------------        -----------
           Total                                   $ 56,454,989           $ 13,933,459        $ 9,301,020
                                                   ------------           ------------        -----------
                                                   ------------           ------------        -----------

                                 BENZ ENERGY LTD.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)


         CAPITALIZED COSTS - The following table sets forth the capitalized costs and associated accumulated depreciation, depletion and amortization, including impairments, relating to the Company's oil and gas production, exploration and development activities:

                                      December 31, 1998     December 31, 1997
                                      -----------------     -----------------
         Proved properties              $ 48,409,232          $ 13,341,497
         Unproved properties              33,748,769            12,361,515
                                        ------------          ------------
                                          82,158,001            25,703,012
         Less: Accumulated DD&A           (3,840,604)             (993,778)
                                        ------------          ------------
         Total                          $ 78,317,397          $ 24,709,234
                                        ------------          ------------
                                        ------------          ------------

         Oil and Gas Reserve Information - Proved oil and gas reserve quantities are based on estimates prepared by the Company's engineers in accordance with guidelines established by the Securities and Exchange Commission (SEC). The Company's estimates of proved reserve quantities are subject to review by R. A. Lenser and Associates, independent petroleum engineers.

                                 BENZ ENERGY LTD.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)


         There are numerous uncertainties inherent in estimating quantities of proved reserves and projection future rates of production and timing of development expenditures. The following reserve data represents estimates only and should not be construed as being exact.

                                                                   Crude Oil,
                                                                 Condensate and
                                                               Natural Gas Liquids      Natural Gas
                                                                    (barrels)              (Mcf)
                                                               -------------------      -----------
         Total proved reserves:
         Balance October 31, 1996                                    229,185            10,953,770
            Extensions, discoveries and other additions                6,287             1,492,867
            Purchases of minerals in place                                --                    --
            Revisions of previous estimates                          244,749            (9,122,960)
            Production                                                (9,281)              (83,810)
                                                                    --------            ----------
         Balance August 31, 1997                                     470,940             3,239,867
            Extensions, discoveries and other additions                   --                    --
            Purchases of minerals in place                            18,500             4,536,528
            Revisions of previous estimates                         (226,887)               60,966
            Production                                                (4,506)             (223,683)
                                                                    --------            ----------
         Balance December 31, 1997                                   258,047             7,613,678
            Extensions, discoveries and other additions              364,761            26,191,550
            Purchases of minerals in place                           207,281             6,645,322
            Revisions of previous estimates                         (205,074)           (2,036,000)
            Production                                               (40,662)           (2,009,550)
                                                                    --------            ----------
         Balance December 31, 1998                                   584,353            36,405,000
                                                                    --------            ----------
                                                                    --------            ----------


         Proved developed reserves:
            October 31, 1996                                          34,372               857,772
            August 31, 1997                                          157,240             2,462,000
            December 31, 1997                                        141,940             3,922,000
            December 31, 1998                                        409,790            20,209,000

         Future Net Cash Flows - Future cash inflows are based on year-end prices except in those instances where the sale of natural gas or oil is covered by physical or derivative contract terms providing for higher or lower amounts. Operating costs, production and ad valorem taxes and future development costs are based on current costs with no escalation.

                                 BENZ ENERGY LTD.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)


         The following table sets forth unaudited information concerning future net cash flows for oil and gas reserves, net of income tax expense. Income tax expense has been computed using expected future tax rates and giving effect to tax deductions and credits available, under current laws, and that relate to oil and gas producing activities. This information does not purport to present the fair market value of the Company's oil and gas assets, but does present a standardized disclosure concerning possible future net cash flows that would result under the assumptions used.

                                                      December 31, 1998     December 31, 1997     August 31, 1997
                                                      -----------------     -----------------     ---------------
         Future cash inflows                           $  83,053,800           $ 22,670,400        $ 16,197,000
         Future production costs                         (13,885,600)            (3,282,800)         (2,749,000)
         Future development costs                         (5,846,000)            (2,520,100)         (2,003,000)
         Future income tax expense                       (21,529,500)            (5,735,000)         (3,891,300)
                                                       -------------           ------------        ------------
            Future net cash flows                         41,792,700             11,132,500           7,553,700
         10% annual discount for estimated timing
         of cash flows                                   (11,648,800)            (3,224,700)         (2,393,160)
                                                       -------------           ------------        ------------
            Standardized measure of discounted
            future net cash flows relating to
            proved oil and gas reserves (1)            $  30,143,900           $  7,907,800        $  5,160,540
                                                       -------------           ------------        ------------
                                                       -------------           ------------        ------------


(1) Estimated future net cash flows before income tax expense, discounted at 10 percent per annum, totaled approximately $45.6 million, $12.0 million and $7.8 million as of December 31, 1998, December 31, 1997 and August 31, 1997, respectively.

                                 BENZ ENERGY LTD.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)


         The following table sets forth the principal sources of change in the discounted future net cash flows:

                                                             Year Ended        Four Months Ended       Ten Months Ended
                                                         December 31, 1998     December 31, 1997        August 31, 1997
                                                         -----------------     -----------------       ----------------
         Beginning of Period                              $  7,907,800           $  5,160,540            $  9,092,160
                                                          ------------           ------------            ------------
         Increase (decrease) due to:
            Sales, net of production costs                  (3,984,700)              (658,000)               (376,000)
            Net change in prices and production               (605,200)              (717,000)                (36,000)
              costs
            Extensions, discoveries and improved            34,438,200                     --               1,979,000
              recovery, net of related costs
            Net change in estimated future                      91,000               (680,000)               (741,000)
              development costs
            Revision of previous quantity                   (4,055,800)            (1,523,000)             (8,532,000)
              estimates
            Purchases                                        5,801,600              6,676,000                      --
            Accretion of discount                            1,198,100                782,000               1,378,000
            Change in income taxes                         (11,455,000)            (1,415,250)              2,025,380
            Other                                              807,900                282,510                 371,000
                                                          ------------           ------------            ------------
         Net increase (decrease)                            22,236,100              2,747,260              (3,931,620)
                                                          ------------           ------------            ------------
         End of Period                                    $ 30,143,900           $  7,907,800            $  5,160,540
                                                          ------------           ------------            ------------
                                                          ------------           ------------            ------------


         IMPACT OF PRICING - The estimates of cash flows and reserve quantities shown above are based on year-end oil and gas prices, except in those cases where future gas sales are covered by contracts at specified prices. Estimates of future liabilities and receivables applicable to oil and gas commodity hedges are reflected in future cash flows from proved reserves with such estimates based on prices in effect as of the date of the reserve report. Fluctuations are largely due to supply and demand perceptions for natural gas and volatility in oil prices.

         Under SEC rules, companies that follow full cost accounting methods are required to make quarterly "ceiling test" calculations. Under this test, capitalized costs of oil and gas properties may not exceed the present value of estimated future net revenues from proved reserves, discounted at 10 percent, plus the lower of cost or market value of unproved properties, as adjusted for related tax effects and deferred income taxes. Application of these rules generally requires future production to be priced at the unescalated oil and gas prices in effect at the end of each fiscal quarter and requires a write-down if the "ceiling" is exceeded, even if prices declined for only a short period of time.

                         INDEPENDENT ACCOUNTANT'S REPORT



TO THE BOARD OF DIRECTORS AND STOCKHOLDERS
BENZ ENERGY INC.

We have reviewed the accompanying consolidated balance sheets of Benz Energy Inc. as of March 31, 1999 and 1998 and the related consolidated statements of operations, comprehensive income, stockholders' equity and cash flows for the three-month periods then ended. These financial statements are the responsibility of the Company's management.

We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying financial statements for them to be in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 17 to the financial statements, the Company has experienced significant delays in the completion of certain wells and its limited capital resources raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 17. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.



                          MERDINGER, FRUCHTER, ROSEN & CORSO, P.C.
                          Certified Public Accountants

New York, New York
June 4, 1999 except for Notes 8, 17 and 21, as to which the date is July 20, 1999

                                 AUDITORS REVIEW

                                BENZ ENERGY INC.
                           CONSOLIDATED BALANCE SHEET



                                                                                                    March 31,
                                                                                       -----------------------------------
                                                                                           1999                   1998
                                                                                       ------------           ------------
                                    ASSETS
CURRENT ASSETS
    Cash and cash equivalents                                                          $    565,183           $ 15,631,424
    Receivables, net of allowance for doubtful accounts of $257,009 and $-0-,
      respectively                                                                        5,039,201              8,542,734
    Advances to related parties                                                             685,955                987,932
    Available for sale marketable securities                                                 25,969                369,071
    Prepaid expenses                                                                        325,533                299,577
                                                                                       ------------           ------------
      Total Current Assets                                                                6,641,841             25,830,738
                                                                                       ------------           ------------

OIL AND GAS PROPERTIES, Using Full Cost Accounting
    Costs being amortized                                                                51,161,009             32,566,598
    Costs not being amortized                                                            38,148,243             13,286,254
                                                                                       ------------           ------------
                                                                                         89,309,252             45,852,852
    Less: Accumulated amortization                                                       (4,901,920)            (1,615,368)
      Net Oil and Gas Properties                                                         84,407,332             44,237,484
                                                                                       ------------           ------------

PROPERTY AND EQUIPMENT                                                                    1,636,538              1,098,454
    Less: Accumulated depreciation                                                         (580,027)              (226,801)
                                                                                       ------------           ------------
      Net Property and Equipment                                                          1,056,511                871,653
                                                                                       ------------           ------------

Debt issuance costs, net of accumulated amortization of $1,815,378 and
    $96,634, respectively                                                                 4,819,933              3,008,133
Available for sale marketable securities                                                         --                 22,989
Other assets                                                                                965,308              1,368,383
                                                                                       ------------           ------------
    Total Other Assets                                                                    5,785,241              4,399,505
                                                                                       ------------           ------------

       TOTAL ASSETS                                                                    $ 97,890,925           $ 75,339,380
                                                                                       ------------           ------------
                                                                                       ------------           ------------

See accountant's review report and notes to consolidated financial statements.

                                BENZ ENERGY INC.
                           CONSOLIDATED BALANCE SHEET



                                                                                                    March 31,
                                                                                       -----------------------------------
                                                                                           1999                   1998
                                                                                       ------------           ------------

                     LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
    Cash overdraft                                                                     $    304,706           $         --
    Accounts payable                                                                     16,805,075              5,561,757
    Revenue payable                                                                         520,687                422,731
    Accrued interest                                                                      1,630,520                552,544
    Accrued preferred dividends                                                             476,339                     --
    Accrued loss on termination of employee                                                 981,957                     --
    Other accrued expenses                                                                1,028,492              2,967,735
    Drilling advances                                                                        20,774                134,902
    Notes payable                                                                           109,425                     --
    Current maturities of long-term debt, net of unamortized discount of $-0-
      and $1,530,149, respectively                                                       19,899,554             13,652,167
                                                                                       ------------           ------------
         Total Current Liabilities                                                       41,777,529             23,291,836
                                                                                       ------------           ------------

LONG-TERM DEBT, net of unamortized discount of $937,500 and $-0-, respectively           41,972,032             27,500,000
OTHER LONG-TERM LIABILITIES                                                                 258,904                     --

COMMITMENTS AND CONTINGENCIES                                                                    --                     --

REDEEMABLE PREFERRED STOCK, no par value; unlimited shares authorized; 9,488,140 and 12,000,000 shares issued and outstanding, respectively; redemption value of
$9,488,140 and $12,000,000, respectively
                                                                                          9,488,140             12,000,000

STOCKHOLDERS' EQUITY:
    Common Stock, no par value; unlimited shares authorized, 33,727,724 shares and 32,708,357 shares issued and outstanding
                                                                                         20,424,996             19,308,350
    Common Stock reserved for issuance; 1,927,436 and no shares reserved,
       respectively                                                                       2,496,030                     --
    Additional paid-in capital                                                              878,067                367,881
    Accumulated deficit                                                                 (19,237,436)            (7,021,626)
    Unrealized losses on available for sale marketable securities                           (72,882)              (123,921)
    Cumulative foreign currency translation adjustment                                      (94,455)                16,860
                                                                                       ------------           ------------
       Total Stockholders' Equity                                                         4,394,320             12,547,544
                                                                                       ------------           ------------

       TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                      $ 97,890,925           $ 75,339,380
                                                                                       ------------           ------------
                                                                                       ------------           ------------

See accountant's review report and notes to consolidated financial statements.

                                BENZ ENERGY INC.
                      CONSOLIDATED STATEMENT OF OPERATIONS

                                                                      For the Three Months Ended
                                                                               March 31,
                                                                 -----------------------------------
                                                                      1999                   1998
                                                                 ------------           ------------
REVENUES
   Oil and gas sales                                             $  1,370,957           $  1,040,780
                                                                 ------------           ------------
EXPENSES
   Depreciation, depletion and amortization                         1,163,845                676,572
   Lease operating                                                    137,971                111,135
   Production taxes                                                    30,197                 18,048
   General and administrative                                         933,965              1,486,157
   Interest expense                                                   981,193              1,198,040
   Debt issuance costs                                                582,030                 53,777
                                                                 ------------           ------------
                                                                    3,829,201              3,543,729
                                                                 ------------           ------------
LOSS FROM OPERATIONS BEFORE OTHER INCOME (EXPENSES) AND
    PROVISION FOR INCOME TAXES                                     (2,458,244)            (2,502,949)
                                                                 ------------           ------------
Interest income                                                        88,219                 29,016
Gain (loss) on sale of investments                                    (58,553)               108,770
                                                                 ------------           ------------
    Total Other Income (Expense)                                       29,666                137,786
                                                                 ------------           ------------
LOSS BEFORE PROVISION FOR INCOME TAXES                             (2,428,578)            (2,365,163)
Provision for income taxes                                                 --                     --
                                                                 ------------           ------------
NET LOSS                                                           (2,428,578)            (2,365,163)
Cumulative preferred stock dividends                                 (237,204)                    --
                                                                 ------------           ------------
NET LOSS APPLICABLE TO COMMON STOCKHOLDERS                       $ (2,665,782)          $ (2,365,163)
                                                                 ------------           ------------
                                                                 ------------           ------------
BASIC LOSS PER SHARE                                             $      (0.08)          $      (0.08)
                                                                 ------------           ------------
                                                                 ------------           ------------
DILUTED LOSS PER SHARE                                           $      (0.08)          $      (0.08)
                                                                 ------------           ------------
                                                                 ------------           ------------
WEIGHTED AVERAGE SHARES USED TO COMPUTE:
    Basic Loss per Share                                           33,727,724             30,656,598
    Diluted Loss per Share                                         33,727,724             30,656,598

See accountant's review report and notes to consolidated financial statements.

                                BENZ ENERGY INC.
                 CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME

                                                       For the Three Months Ended
                                                                March 31,
                                                    ---------------------------------
                                                        1999                  1998
                                                    -----------           -----------
Net loss applicable to common stockholders          $(2,665,782)          $(2,365,163)

Other comprehensive income, net of tax:
Foreign currency translation adjustment                  56,526                53,932
Unrealized gains on marketable securities                12,748               (33,873)
                                                    -----------           -----------
Comprehensive loss                                  $(2,596,508)          $(2,345,104)
                                                    -----------           -----------
                                                    -----------           -----------

See accountant's review report and notes to consolidated financial statements.

                                BENZ ENERGY INC.
                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

                                                                   Common Stock
                                  Common Stock                 Reserved for Issuance
                           -------------------------------------------------------------
                             Shares          Amount            Number          Amount
                           ----------     ------------        ---------     ------------
Balance,
   December 31, 1998       33,727,724     $ 20,424,996        1,927,436     $  2,496,030
Foreign currency
   translation
   adjustments                     --               --               --               --
Unrealized gains                   --               --               --               --
Net loss                           --               --               --               --
                           ----------     ------------        ---------     ------------
Balance,
   March 31, 1999          33,727,724     $ 20,424,996        1,927,436     $  2,496,030
                           ----------     ------------        ---------     ------------
                           ----------     ------------        ---------     ------------
                           Additional                         Unrealized                             Total
                             Paid-in        Accumulated       Gain (Loss)      Translation       Stockholders'
                             Capital          Deficit        on Securities     Adjustments          Equity
                          ------------     ------------      -------------     -----------       -----------
Balance,
   December 31, 1998      $    878,067     $(16,571,654)     $    (85,630)     $   (150,981)      $ 6,990,828
Foreign currency
   translation
   adjustments                      --               --                --            56,526            56,526
Unrealized gains                    --               --            12,748                --            12,748
Net loss                            --       (2,665,782)               --                --        (2,665,782)
                          ------------     ------------      ------------      ------------       -----------
Balance,
   March 31, 1999         $    878,067     $(19,237,436)     $    (72,882)     $    (94,455)      $ 4,394,320
                          ------------     ------------      ------------      ------------       -----------
                          ------------     ------------      ------------      ------------       -----------

See accountant's review report and notes to consolidated financial statements.

                                BENZ ENERGY INC.
                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

                                   Common Stock              Additional
                            ---------------------------       Paid in
                              Shares          Amount          Capital
                            ----------     ------------     ------------
Balance,
   December 31, 1997        29,878,985     $ 16,222,198     $    367,881
Exercise of stock
   options                      87,000           16,152               --
Issued for properties        2,542,372        3,000,000               --
Issued in legal
   settlement                  200,000           70,000               --
Foreign currency
   translation
   adjustments                      --               --               --
Unrealized losses                   --               --               --
Net loss                            --               --               --
                            ----------     ------------     ------------
Balance,
   March 31, 1998           32,708,357     $ 19,308,350     $    367,881
                            ----------     ------------     ------------
                            ----------     ------------     ------------
                                               Unrealized                           Total
                           Accumulated        Gain (Loss)      Translation      Stockholders'
                             Deficit         on Securities     Adjustments         Equity
                           ------------      -------------     -----------      ------------
Balance,
   December 31, 1997       $ (4,656,463)     $    (90,048)     $    (37,072)     $ 11,806,496
Exercise of stock
   options                           --                --                --            16,152
Issued for properties                --                --                --         3,000,000
Issued in legal
   settlement                        --                --                --            70,000
Foreign currency
   translation
   adjustments                       --                --            53,932            53,932
Unrealized losses                    --           (33,873)               --           (33,873)
Net loss                     (2,365,163)               --                --        (2,365,163)
                           ------------      ------------      ------------      ------------
Balance,
   March 31, 1998          $ (7,021,626)     $   (123,921)     $     16,860      $ 12,547,544
                           ------------      ------------      ------------      ------------
                           ------------      ------------      ------------      ------------

See accountant's review report and notes to consolidated financial statements.

                                BENZ ENERGY INC.
                      CONSOLIDATED STATEMENT OF CASH FLOWS


                                                                                           For the Three Months Ended
                                                                                                    March 31,
                                                                                       -----------------------------------
                                                                                           1999                   1998
                                                                                       ------------           ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net loss                                                                            $ (2,428,578)          $ (2,365,163)
   Adjustments to reconcile net loss to net cash provided by (used in)
     operating activities:
       Depreciation, depletion and amortization                                           1,163,845                676,572
       Amortization of deferred loan costs                                                  659,858                566,183
   (Gain) loss on sale of stock held for investment                                          58,553               (108,770)
   Reserve for bad debt                                                                      68,328                     --
   Changes in operating assets and liabilities:
     (Increase) decrease in receivables                                                     353,757             (1,889,715)
     (Increase) decrease in prepaid expenses                                                168,133               (190,561)
     Increase in amounts due from related parties                                           (21,363)            (3,088,389)
     Decrease in other assets                                                               425,000                312,354
     Decrease in accounts payable and accrued expenses                                     (601,091)            (1,807,262)
     Decrease in drilling advances                                                               --               (254,446)
                                                                                       ------------           ------------

       NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES                                 (153,558)            (8,149,197)
                                                                                       ------------           ------------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Exploration and development expenditures                                              (4,225,656)            (5,749,841)
   Proceeds from sale of oil and gas properties                                                  --                600,000
   Proceeds from sale of stock held for investment                                          128,091                991,578
   Other capital expenditures, net                                                          (64,196)              (316,098)
   Other, net                                                                                68,596                     --
                                                                                       ------------           ------------
       NET CASH USED IN INVESTING ACTIVITIES                                             (4,093,165)            (4,474,361)
                                                                                       ------------           ------------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Long-term borrowings                                                                   2,699,554              3,000,000
   Payments on long-term debt                                                              (381,379)            (5,000,000)
   Net increase in short-term borrowings                                                         --              2,431,458
   Proceeds from issuance of convertible debentures and special notes                            --             27,500,000
   Proceeds from issuance of common stock and warrants                                           --                 86,152
   Cost of debt and equity transactions                                                    (129,951)            (2,981,896)
   Cash overdraft position                                                                  304,706                     --
   Other                                                                                    (55,900)                    --
                                                                                       ------------           ------------

       NET CASH PROVIDED BY FINANCING ACTIVITIES                                          2,437,030             25,035,714
                                                                                       ------------           ------------

Effect of change in translation                                                              55,574                 56,948
                                                                                       ------------           ------------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                                     (1,754,119)            12,469,104
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD                                            2,319,302              3,162,320
                                                                                       ------------           ------------
CASH AND CASH EQUIVALENTS, END OF PERIOD                                               $    565,183           $ 15,631,424
                                                                                       ------------           ------------
                                                                                       ------------           ------------

See accountant's review report and notes to consolidated financial statements

                                BENZ ENERGY INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         NATURE OF OPERATIONS - Benz Energy Inc. ("Benz" or the "Company") is an independent energy company engaged primarily in the acquisition, development, production, exploration for and the sale of oil, gas and natural gas liquids. The Company's exploration and production activities are located primarily in the Gulf Coast areas of Mississippi, Louisiana and Texas. Benz treats all operations as one segment of business. The principal executive offices of the Company are located at 1000 Louisiana, 15th Floor, Houston, Texas 77002. The Company's registered and records office is located at 3081 Third Avenue, Whitehorse, Yukon Y1A 4Z7 Canada.

         The Company's future financial condition and results of operations will depend upon prices received for its oil and natural gas and the costs of finding, acquiring, developing and producing reserves. Prices for oil and natural gas are subject to fluctuations in response to changes in supply, market uncertainty and a variety of other factors beyond the Company's control. These factors include worldwide political instability (especially in the Middle East), the foreign supply of oil and natural gas, the price of foreign imports, the level of consumer product demand and the price and availability of alternative fuels. With natural gas accounting for 87 percent of Benz's 1999 first quarter production on an energy equivalent basis, the Company was affected more by fluctuations in natural gas prices than in oil prices.

         CHANGE IN ACCOUNTING PRINCIPLE - The Company changed its method of accounting from the successful efforts method to the full cost method of accounting for oil and gas properties during the period ended December 31, 1997.

         BASIS OF CONSOLIDATION - The consolidated financial statements include the accounts of Benz Energy Inc. and its wholly owned subsidiaries Texstar Petroleum, Inc. ("Texstar") and Benz Properties Ltd. ("Benz Properties"). Accordingly, all references herein to Benz or the Company include the consolidated results of its subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

         USE OF ESTIMATES - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates with regard to these financial statements include the estimate of proved oil and gas reserve volumes and the related present value of estimated future net revenues therefrom.

         CASH AND CASH EQUIVALENTS - Cash and Cash Equivalents include cash in banks and other cash equivalents that mature within three months of the date of purchase.

         OIL AND GAS PROPERTIES - The Company uses the full cost method of accounting for its investment in oil and gas properties. Under this method, the Company capitalizes all acquisition, exploration and development costs incurred for the purpose of finding oil and gas reserves, including salaries, benefits and other internal costs directly attributable to these activities.

                                BENZ ENERGY INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)


Capitalized internal costs were as follows for the periods indicated:

        Three months ended March 31, 1999                         $146,343
        Three months ended March 31, 1998                         $285,933

Interest costs related to unproved properties and properties under development are also capitalized to oil and gas properties. Unless a significant portion of the Company's reserve volumes are sold (generally greater than 25 percent), proceeds from the sale of oil and gas properties are accounted for as reductions to capitalized costs and gains or losses are not recognized.

         Benz computes the provision for depreciation, depletion and amortization (DD&A) of oil and gas properties on a quarterly basis using the units-of-production method based upon production and estimates of proved reserve quantities. Unevaluated costs and related capitalized internal and interest costs are excluded from the amortization base until the properties associated with these costs are evaluated. The amortizable base includes estimated dismantlement, reclamation and abandonment costs net of equipment salvage values. The engineering department of Benz generally estimates these future costs.

         Benz limits, by country, net capitalized costs of proved oil and gas properties, less related deferred income taxes, to the sum of (1) future net revenues (using prices and cost rates as of the balance sheet date) from proved reserves and discounted at ten percent per annum, plus (2) costs not being amortized, less (3) related income tax effects. Excess costs, if any, are charged to proved property impairment expense.

         The costs of certain unevaluated leasehold acreage and wells being drilled are not being amortized. Costs not being amortized are periodically assessed for impairments. Any impairment is added to the amortization base.

         DEPRECIATION AND AMORTIZATION - Property and equipment are stated at cost and are depreciated using the straight-line method over their estimated useful lives. The costs of maintenance and repairs are charged to expense when incurred; costs of renewals and betterments are capitalized. Upon the sales or retirement of property and equipment, the cost and related accumulated depreciation are eliminated from the respective accounts and the resulting gain or loss is included in operations.

         REVENUE RECOGNITION - Revenues from the sale of oil and gas production are recognized when title passes, net of royalties. Natural gas revenues are generally recognized under the entitlements method of accounting for gas imbalances, i.e., monthly sales quantities that do not match the Company's entitled share of joint production. Entitled quantities in excess of sales quantities are recorded as a receivable from joint venture partners. The receivable is carried at the lower of current market price or the market price at the time the imbalance occurred. Sales quantities in excess of entitled quantities are recorded as deferred revenue carried at the gas market price received at the time the imbalance occurred.

                                BENZ ENERGY INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)


         HEDGING -The Company may enter into derivative contracts to hedge the risk of future oil and gas price fluctuations. Such contracts may either fix or support oil or gas prices or limit the impact of price fluctuations with respect to the Company's sales of oil and gas. Gains and losses on such hedging activities are recognized in oil and gas revenues when the hedged production is sold. Hedged oil and gas prices, if any, used in computing the year-end standardized measure of discounted future net cash flows relating to proved oil and gas reserves reflect the estimated effects of hedging contracts existing at year end.

         INVESTMENT IN EQUITY SECURITIES - The Company accounts for its investments in equity securities under the provisions of Financial Accounting Standards Board ("FASB") Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities". This standard provides that available-for-sale investments in securities that have readily determinable fair values be measured at fair value in the balance sheet and that unrealized holding gains and losses for these investments be reported in a separate component of stockholders' equity until realized.

         LONG-LIVED ASSETS - Long-lived assets to be held and used are reviewed for impairment whenever events or changes in circumstances indicate that the related carrying amount may not be recoverable. When required, impairment losses on assets to be held and used are recognized based on the fair value of the assets and long-lived assets to be disposed of are reported at the lower of carrying amount or fair value less cost to sell.

         INCOME TAXES - Provisions for income taxes are based on taxes payable or refundable for the current year and deferred taxes on temporary differences between the amount of taxable income and pretax financial income and between the tax bases of assets and liabilities and their reported amounts in the financial statements. Deferred tax assets and liabilities are included in the financial statements at currently enacted income tax rates applicable to the period in which the deferred tax assets and liabilities are expected to be realized or settled as prescribed SFAS No. 109, "Accounting for Income Taxes". As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

         CONCENTRATION OF CREDIT RISK - The Company places its cash in what it believes to be credit-worthy financial institutions. However, cash balances may exceed FDIC insured levels at various times during the year.

         STOCK BASED COMPENSATION - The Company uses the intrinsic value method of accounting for stock-based compensation in accordance with Accounting Principles Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees" and related interpretations. See Note 13 for pro forma disclosure of net income and earnings per share under the fair value method of accounting for stock-based compensation as proscribed by SFAS No. 123, "Accounting for Stock-Based Compensation".

         TRANSLATION OF FOREIGN CURRENCY - The Company translates the foreign currency financial statements of its foreign parent in accordance with the requirements of SFAS No. 52, "Foreign Currency Translation". Assets and liabilities are translated at current exchange rates, and related revenues and expenses are translated at average exchange rates in effect during the period. Resulting translation adjustments are recorded as a separate component in stockholders' equity. Foreign currency transaction gains and losses are included in determining net income.

                                BENZ ENERGY INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)


         PER SHARE OF COMMON STOCK - Per share amounts have been computed based on the average number of common shares outstanding during the period.

         Potential common stock has been excluded from the computation of earnings per share since the inclusion of options and warrants would be antidilutive.

NOTE 2.  ACQUISITIONS AND DIVESTITURES

ACQUISITIONS

         In January 1999, the Company acquired on behalf of the Company and its partner in the Wausau prospect, a gas pipeline in Mississippi for approximately $425,000 to provide access for gas sales. Included in the purchase were a 100% and a 93.75% BPO working interest in two producing wells. The Company does not anticipate these wells reaching pay-out. The Company owns a 53.8% interest in the pipeline and the Fairchild #1 well and a 50.5% interest in the A. Foote Estate #1 well. Gas reserves net to the Company are estimated to be in excess of 150 MMCFG and net production of over 150 MCFGPD.

         On December 29, 1998, the Company acquired, for $2.0 million, all of Mobil's right, title and interest in the deep rights below the existing production in the Old Ocean Unit.

         In July 1998, Benz acquired certain proved and unproved non-producing oil and gas properties in Mississippi, Texas and Louisiana from Starbucks Trust for $2.33 million and 600,000 shares of the Company's common stock. The purchase is subject to certain post-closing adjustments relating to purchase value. The value of the assets is secured through January 1, 2001, by 2.1 million shares of the Company's common stock owned by Starbucks Trust. See Note 15, "Related Party Transactions".

         In May 1998, the Company entered into a property swap agreement with Southern Gas Company ("Southern Gas"). The Company conveyed to Southern Gas the Company's entire interest in White Castle Dome (5.5%) and $1.25 million in cash. In exchange, Southern Gas conveyed to the Company Southern Gas's entire interest in the Oakvale, Wausau and Moselle Dome properties and prospects.

         In April 1998, the Company agreed to acquire certain petroleum interests and assume certain liabilities from Calibre Energy, L.L.C. ("Calibre"). The Company paid $261,000 in cash, forgave $1,450,000 in advances, assumed $450,000 in debt and issued promissory notes totaling $2,000,000. In addition, the Company will issue approximately 1,927,400 shares of common stock in 1999 at an ascribed price of Cdn. $2.80 per share in connection with this transaction.

         In January 1998, Benz acquired certain producing properties from Lasco Energy Partners ("Lasco") for a purchase price of $15.0 million. The Company issued a note payable which, subsequent to shareholder approval, was converted to $12.0 million in newly authorized preferred stock (priced at $1.00) and $3.0 million in common stock (priced at $1.185). In December 1998, the Lasco purchase price was adjusted to $12,488,140. Included in this reduction were adjustments for the change in interest and dividends resulting from the lower purchase price. The difference of $2,511,860 reduced the principal amount of preferred shares to $9,488,140.

                                BENZ ENERGY INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)


DIVESTITURES

         In the first quarter of 1998, Benz received $600,000 from the sale of non-strategic oil and gas properties related to three separate transactions. No gain has been recognized; capitalized oil and gas property costs have been reduced by the amount of sales proceeds.


NOTE 3.  RESTRICTED CASH

         Included in cash and cash equivalents at March 31, 1999 and 1998 is $110,139 and $129,615, respectively, which is restricted to expenditures on certain petroleum interests.

NOTE 4.  PROPERTY AND EQUIPMENT

         Property and equipment consist of the following:


                                                                      March 31,        March 31,
                                                                        1999             1998
                                                                    ------------      ----------
                3-D Workstations                                    $    313,117      $  313,117
                Furniture and Fixtures                                   375,397         206,730
                Telephone and Computer Equipment                         450,097         372,475
                Leasehold Improvements                                   357,406         138,882
                Software                                                  71,472          67,250
                Other                                                     69,049             ---
                                                                    ------------      ----------
                                                                       1,636,538       1,098,454
                Less:  Accumulated Depreciation                         (580,027)       (226,801)
                                                                    ------------      ----------
                Net Property and Equipment                          $  1,056,511      $  871,653
                                                                    ------------      ----------
                                                                    ------------      ----------

         The Company recorded the following depreciation expense related to property and equipment in the Consolidated Statement of Operations for the periods indicated:

                Three months ended March 31, 1999                   $       102,529
                Three months ended March 31, 1998                   $        54,982

NOTE 5.  INVESTMENTS IN EQUITY SECURITIES

         At March 31, 1999 and 1998, marketable investments classified as available for sale were comprised of the following:

                                                                     March 31,        March 31,
                                                                       1999             1998
                                                                    -----------      ----------
                Common Stocks:
                 Market value                                       $    25,969      $  392,060
                 Cost                                                    98,851         515,981
                                                                    -----------      ----------

                Gross Unrealized Holding Losses                     $   (72,882)     $ (123,921)
                                                                    -----------      ----------
                                                                    -----------      ----------

                                BENZ ENERGY INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)


         The Company realized the following gross gains (losses) from the sale of equity securities for the periods indicated:

        Three months ended March 31, 1999                     $    (58,553)
        Three months ended March 31, 1998                     $    108,770

         Benz utilizes the average cost method in computing realized gains and losses which is included in other income (expense) in the accompanying Consolidated Statement of Operations.

NOTE 6.  PARTICIPATION AGREEMENT

         In November 1998, the Company entered into a participation agreement with Burlington Resources International Inc. ("Burlington") to pursue government contracts to participate in the redevelopment of oil and gas fields in Ecuador. The Company and Burlington have participation interests of 25% and 75%, respectively. At March 31, 1999, the Company had invested $316,470 in the venture. Burlington has indicated it might not renew the agreement at this time, and that action could have an impact on the Company's ability to maintain an interest in this region. However, the Company would retain a 25% interest in any project related to the subject area pursued by Burlington for one year.

NOTE 7.  DRILLING ADVANCES

         As of March 31, 1999 and 1998, the Company has received drilling advances from joint interest owners in the amounts of $20,774 and $134,902, respectively. These advances will be applied toward the payment of drilling costs to be incurred in the future.

NOTE 8.  LONG-TERM DEBT


                                                            March 31,        March 31,
                                                              1999             1998
                                                          ------------      ------------
      EnCap Credit Agreement
       (Face Value of $12,000,000, respectively)          $ 12,000,000      $ 10,469,850
      BOCP Credit Facility                                   5,699,554         3,143,225
      Shell Financing (Face Value of $7,000,000)             5,710,032               ---
      Mobil Financing                                        2,200,000               ---
      Cogniseis Development                                         --            39,092
      Convertible Debentures                                27,250,000        27,500,000
      Special Notes                                          9,012,000               ---
                                                          ------------      ------------
       Total                                                61,871,586        41,152,167
      Current Portion                                       19,899,554 (1)    13,652,167
                                                          ------------      ------------
        Total Long-Term Debt                              $ 41,972,032      $ 27,500,000
                                                          ------------      ------------
                                                          ------------      ------------

------------------

(1) Excludes $1,656,699 related to the Shell financing which is considered long-term until the related production is accrued.

                                BENZ ENERGY INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)



         Maturities of long-term debt are as follows:


                                               March 31,
                                                 1999
                                          --------------------
                  1999                    $         21,556,253
                  2000                               2,776,667
                  2001                               1,276,666
                  2002                                      --
                  2003                              36,262,000
                                          --------------------
                                          $         61,871,586
                                          --------------------
                                          --------------------

         ENCAP CREDIT AGREEMENT. The Company entered into a $20 million credit agreement (the "EnCap Credit Agreement") with EnCap Capital Fund III, L.P. ("EnCap") consisting of a promissory note for $12,000,000 (the "Original Note") and a promissory note for $8,000,000 (the "Supplemental Note"; collectively, the "Notes"). The Original Note bears interest at 10% per annum up to and until December 31, 1998 and at 18% per annum thereafter. This note is due, with accrued interest, on July 31, 1999. The Supplemental Note was repaid in full and no advances are currently outstanding. Under the terms of the Debentures and Special Notes described below, the Company has agreed to limit borrowings under the EnCap Credit Agreement to $12,000,000, all of which is outstanding. The proceeds from the facility were applied to the acquisition of Oakvale Dome ($8,000,000), and Old Ocean properties and the drilling and completion of certain development wells ($4,000,000). A first lien on certain properties and a second lien on certain other properties secure the Original Note. Prentis B. Tomlinson, Chairman and CEO of the Company, Calibre, certain affiliates of Calibre, Slattery Trust, a private trust of which Mr. Tomlison is the beneficiary, and Texastar Holdings, L.L.C. ("Texstar Holdings"), a private limited liability company owned by certain directors and officers of the Company, guarantee the Original Note.

         Under the terms of the Original Note, the Company agreed to convey to EnCap, on January 1, 1999, a 25% net profit interest (the "EnCap NPI") from the properties acquired with the proceeds of the borrowing. EnCap also required Slattery Trust and Texstar Holdings (collectively the "Benz Shareholders"), to enter into a put/call agreement (the "Put/Call Agreement"), pursuant to which the Benz Shareholders, under certain conditions, have the right to obtain or "call" the EnCap NPI in exchange for 1.5 million shares of Common Shares. The Put/Call agreement also gives EnCap the right, under certain conditions, to sell, or put, portions of the EnCap NPI to the Benz Shareholders for an aggregate of 1.5 million shares of Common Shares as of December 31, 1998, increasing to 3.5 million shares after March 31, 1999. The Benz Shareholders have transferred the rights and obligations of the Put/Call Agreement to the Company. In connection with the original granting of the EnCap NPI, the Company recorded a discount on the Original Note of $2,102,180 as of December 31, 1997. The discount has been amortized over the term of the Original Note. The carrying amount of the oil and gas interests has been reduced by the same amount. Subsequent to the end of 1998, the EnCap NPI vested and the put option expired. Encap thus retained the NPI.

                                 BENZ ENERGY INC.
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)


         Under the terms of the Supplemental Note, EnCap was issued warrants to purchase up to 1.5 million shares of Common Shares at an exercise price of $1.28 per share. In connection with the issuance of these warrants, the Company recorded a discount on the Supplemental Note of $367,881 as of December 31, 1997. This discount is being amortized over the term of the Supplemental Note Facility. Pursuant to a financing agreement dated November 4, 1998 with EnCap and as consideration for enabling additional funding through the Bank One Credit Facility, the warrants were repriced to $0.46475 per share. The re-pricing did not have material effect on the unamortized discount balance.

         BOCP CREDIT FACILITY. In December 1998, the Company's loan agreement with Bank One NA ("Bank One") was purchased by BOCP Energy Partners, L.P. ("BOCP"). Pursuant to an assignment of note and liens dated December 29, 1998, Bank One assigned the original loan agreement, together with all loan documents referred to therein, to BOCP. The principal amount then outstanding under Tranche A of $2.9 million plus interest was repaid and, per amendments to the loan agreement, no further advances will be requested or made under Tranche A. Interest accrued on advances under Tranche A at prime plus 2.0%, payable monthly. The amendments also modified the terms of Tranche B of the credit facility as follows:

     (1) Maximum availability of $6,000,000.
     (2) No advances on Tranche B will be requested or made on or after April 30, 1999.
     (3) Maturity date of July 31, 1999.
     (4) Interest rate of prime plus eight percent per annum through and including December 31, 1998 and fifteen percent per annum from and after January 1, 1999.

         In December, the Company paid $1.5 million of the $4.5 million outstanding principal balance under Tranche B but no interest thereon. The outstanding balance of Tranche B as of the date of this report is $6.0 million. All interest accrued on Tranche B remains unpaid and owing and is due on July 31, 1999. The Company has reached a standstill agreement covering certain covenants of which the Company is currently in violation. See Note 21, "Subsequent Events."

         SHELL FINANCING. In December 1998, the Company entered into a financing agreement with Shell Capital, Inc. ("Shell Capital") whereby the Company sold a term production payment to Shell Capital for $7 million. The production payment comprised a dedication of 42% of net revenues from the Wausau, Oak Hill, East Morgantown properties, 23.1% of Oakvale Dome's Howell well, 12.2% of Oakvale Dome's Fortenberry well and 38.5% of Oakvale Dome's Byrd well. Such interests are subject to adjustment. The production payment is secured solely by the properties. Following full pay-out ($7.0 million plus a 15% rate of return) of the production payment, the dedicated revenue interest is returned to the Company less a permanent royalty interest equal to 8.75% of the Company's net revenue interest in Wausau, Oak Hill and East Morgantown, and 4.8% of the Howell and Byrd wells and 2.5% of the Fortenberry well. The Company has the right to buy back the production payment at a stated rate of return of 25% plus a payment of $1.0 million. In connection with the right to buy back the permanent overriding royalty interest conveyance, the Company recorded a discount on the financing of $1.0 million. The carrying amount of the oil and gas interests has been reduced by the same amount.

                                 BENZ ENERGY INC.
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)


           Shell Capital further agreed to expand its term production payment to $25 million provided that the Company sell certain properties, enter into a payment schedule for amounts owed to an industry partner, raise additional capital and obtain certain minimum results from current development drilling activity. The Company is currently negotiating with Shell Capital and other parties to complete the expansion of the term production payment.

         This financing has been classified as debt on the balance sheet and will be reduced starting in 1999 as production is delivered to Shell under the terms of the contract. Volumes delivered to Shell are reported as revenue at prices received by Shell. Interest expense is recorded based on a rate of 15 percent.

         MOBIL FINANCING. In December 1998, the Company obtained a short-term advance of $2.2 million from certain investors for the purchase of Mobil's deep rights in the Old Ocean Unit. The advances are due July 31, 1999 and bear interest at a rate of 10% per annum.

         In connection with the short-term advance, the Company agreed to pay RP&C International, Inc. ("RP&C") and EnCap Investments L.C. ("EnCap L.C.") arrangement fees in the amounts of $125,400 and $6,600 respectively. In addition, the Company granted RP&C and EnCap L.C. warrants to purchase Benz Common Stock in an aggregate amount equal to $220,000. Such warrants were apportioned 95% to RP&C and 5% to EnCap L.C. The exercise price of the warrants at issuance was Cdn. $0.46 per share with an exercise period of three years. In lieu of issuing the warrants, the Company agreed to provide RP&C and EnCap L.C. in substance with substantially the same economic rights or interests they would have otherwise received had they been issued the warrants. The fair value of such right at December 31, 1998 was determined to be approximately $171,217.

         The Company also conveyed to each lender of the Mobil financing such lender's percentage share of an overriding royalty interest equal to 50% of the Mobil interest purchased in and to the Old Ocean Unit leases and the AMI leases. If the Company pays in full all of the notes on or before the original maturity date of April 30, 1999, or as extended, the lenders will re-convey the overriding royalty interest back to the Company. The lenders have extended such date to July 31, 1999. The Lender will retain the right to receive such lender's percentage share of 7.75% of the net profits, if any, realized from the production of oil, gas and other minerals from the subject interest in connection with such re-conveyance.

         CONVERTIBLE DEBENTURES AND SPECIAL NOTES. In March and April of 1998, the Company completed the private placements of $27.5 million in 9% Convertible Debentures, Series 1 general obligation notes and $10 million of 9% Special Notes, Series A and Series B exercisable into $10 million principal amount of 9% Convertible Debentures, Series 2 and Series 3.

                                 BENZ ENERGY INC.
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)


         The Series 1 debentures bear interest at a rate of 9% per year payable in arrears in equal semi-annual installments on March 31st and September 30th of each year. The debentures have a maturity date of March 31, 2003. The debentures are convertible at the option of the holder into the Company's Common Stock prior to March 27, 2003 at a conversion price of Cdn. $1.70 per share, subject to adjustment in certain circumstances. The debentures are redeemable in whole or in part by the Company at any time after March 31, 2002 at the principal amount thereof, together with any accrued but unpaid interest. The Company may, at any time after September 30, 1999 and prior to the Maturity Date require that all outstanding convertible debentures be converted subject to achieving a stock price of Cdn. $2.38 per share.

         The Special Notes, Series A and Series B entitle the holder to acquire the same principal amount of 9% convertible debentures Series 2 and Series 3, at no additional cost, at any time on or before the earlier of (i) the fifth business day after a final prospectus qualifying the convertible debentures to be issued upon the exercise of the Special Notes and (ii) the date 18 months after the closing of the Special Notes Series A and 6 months after the closing of the Special Notes Series B. The trustee of the Special Notes will exercise any Special Notes not exercised prior to the above date and the convertible debentures will be issued to the noteholders without any further action on the part of the holder. See Note 21, "Subsequent Events".

         The convertible debentures, Series 2 and Series 3, bear interest at a rate of 9% per annum payable in arrears in equal semi-annual installments on March 31st and September 30th of each year. The debentures have a maturity date of August 31, 2003. The debentures will be convertible at the option of the holder into common shares at a conversion price of Cdn. $1.70 per common share, subject to adjustment in certain circumstances. If the holder elects to convert the debentures prior to the date of the third semi-annual coupon, the holder will receive a 5% premium on the number of common shares issued upon conversion. The debentures are redeemable in whole or in part by the Company at any time after August 31, 2002 at the principal amount thereof, together with any accrued but unpaid interest. The Company may, at any time after August 31, 2001 and prior to the Maturity Date require that all outstanding convertible debentures be converted subject to achieving a stock price of Cdn. $2.13 per share.

         The Company did not register the Special Notes in certain Canadian jurisdictions by August 9, 1998 nor in the U.S. by September 21, 1998 and, therefore, holders of Series A Special Notes had the right to elect retraction of up to $1.056 million in funds held in escrow pending regulatory approval. Certain holders elected to retract a total of $988,000 plus accrued interest. The balance was released from escrow. In addition, holders of both Series A and Series B notes received the right to receive 10% more common shares issued upon conversion due to not completing the registration.

         In connection with the issuance of the Convertible Debentures, Series 1 the Company granted the agent 2,109,974 compensation options that entitle the holder to receive cash payment from the Company equal to the difference between the closing market price of a common share of the Company on the trading day immediately preceding the exercise date and Cdn $1.70 per share, subject to adjustment in certain circumstances. The options expire on March 25, 2000. Pursuant to an agreement dated December 31, 1998, the options were repriced to Cdn. $0.46 per common share. The fair value of such options was determined to be approximately $358,577 and is being amortized over the two-year life of the options. At March 31, 1999, $164,348 remained unamortized.

                                BENZ ENERGY INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)


         In connection with the issuance of the Special Notes, Series A and Series B, the Company granted the agent 737,903 special compensation warrants that entitle the holder to acquire the same number of compensation options. The options each entitle the holder to acquire, subject to adjustment, one common share of the Company for Cdn. $1.70 per share at any time on or prior to April 8, 2000.

         COGNISEIS DEVELOPMENT. On May 1, 1996, Texstar LLC purchased equipment and financed the purchase through the vendor. The amount financed was $110,365. As of October 31, 1996, $100,395 was assigned to the Company and was outstanding. The equipment has also been assigned to the Company. The amount financed is collaterized by the equipment. Under the terms, monthly payments of principal and interest are due. The interest rate is 15% per annum. At March 31, 1999, the obligation was repaid.

NOTE 9.  INCOME TAXES

         The components of the provision for income taxes is as follows:

                                                       March 31,     March 31,
                                                         1999          1998
                                                      -----------    ----------
                 Current Tax Expense
                  U.S. Federal                           $     --       $    --
                  State and Local                              --            --
                                                      -----------    ----------
                    Total Current                              --            --
                                                      -----------    ----------
                 Deferred Tax Expense
                  U.S. Federal                                 --            --
                  State and Local                              --            --
                                                      -----------    ----------
                    Total Deferred                             --            --
                                                      -----------    ----------
                Total Tax Provision from                 $     --       $    --
                Continuing Operations
                                                      -----------    ----------
                                                      -----------    ----------

         The reconciliation of the effective income tax rate to the Federal statutory rate is as follows:

                                                                March 31,      March 31,
                                                                   1999           1998
                                                               -----------     ----------
              Federal Income Tax Rate                                (34.0)%        (34.0)%
              Deferred Tax Charge (Credit)                              --             --
              Effect of Valuation Allowance                           34.0 %         34.0 %
              State Income Tax, Net of Federal Benefit                  --             --
                                                               -----------     ----------
              Effective Income Tax Rate                                0.0 %          0.0 %
                                                               -----------     ----------
                                                               -----------     ----------

                                BENZ ENERGY INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)


         At March 31, 1999 and 1998 the Company had net carryforward losses of approximately $49,748,000 and $15,653,000, respectively. A valuation allowance equal to the tax benefit for deferred taxes has been established due to the uncertainty of realizing the benefit of the tax carryforward.

         Deferred tax assets and liabilities reflect the net tax effect of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and amounts used for income tax purposes. Significant components of the Company's deferred tax assets (liabilities) are as follows:


                                                                       March 31,                 March 31,
                                                                         1999                      1998
                                                                   ---------------           ----------------
         Non-Current Deferred Tax Assets (Liabilities):
           Exploration and development costs capitalized
             for financial purposes, expensed for tax
               purposes                                            $   (13,402,673)          $     (3,455,593)
             Depreciation Expense                                          674,966                    226,688
             Loss Carry-forwards                                        16,914,218                  5,321,850
                                                                   ---------------           ----------------
                                                                         4,186,511                  2,092,945
               Less: Valuation Allowance                                (4,186,511)                (2,092,945)
                                                                   ---------------           ----------------
           Net Deferred Tax Assets (Liabilities)                   $            --           $             --
                                                                   ---------------           ----------------
                                                                   ---------------           ----------------

Net operating loss carryforwards expire as follows:
         2011                                $          4,535,000
         2012                                $          6,494,000
         2013                                $         32,000,000
         2014                                $          6,719,000

NOTE 10. SEGMENTED INFORMATION

         The Company's principal activity is the exploration and development of petroleum properties in the United States. The principal assets in Canada consist primarily of cash, funds held in trust, amounts receivable, prepaid expenses and investments. The allocation of the total assets of the Company between the two segments are as follows:

                                                    March 31,              March 31,
                                                      1999                   1998
                                                 --------------         --------------
          Canada                                 $    4,195,203         $    5,381,199
          United States                              93,695,722             69,958,181
                                                 --------------         --------------
            Total identifiable assets            $   97,890,925         $   75,339,380
                                                 --------------         --------------
                                                 --------------         --------------

                                BENZ ENERGY INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)


NOTE 11. REDEEMABLE PREFERRED STOCK

         The Company authorized a new issue of Class A Preferred Shares Series
1. Dividends are payable at 10% per annum of the amount paid or deemed to have been paid for the shares, payable quarterly. Dividends are cumulative. For the first eight quarterly dividends, the Company may elect to pay the dividends in common shares, at a price based on the trailing average price of the Company's common shares as at the end of the applicable quarter. The Company has the option to redeem the Preferred Shares at any time. If a qualified public offering of the Company's common stock is not consummated within the three year period commencing January 23, 1998, the holders of a majority of the Preferred Shares may elect to cause the Company to redeem all of the Preferred Shares (See
Note 21). On the fifth anniversary of the sale of the Preferred Shares, the Company is required to redeem all of the Preferred Shares. The Preferred Shares are redeemable at an amount equal to the purchase price plus any dividends cumulated but not paid. At March 31, 1999, 9,488,140 Preferred Shares were outstanding with a redemption value of $9,488,140.

         The Class A Preferred Shares Series 1 will rank equally with all other series of Class A Preferred shares then outstanding. The Class A Preferred shares are entitled to priority over the common shares of the Company and over any other shares of the Company ranking junior to the Class A Preferred shares with respect to priority in the payment of dividends and the distribution of assets in the event of the liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, or any other distribution of the assets of the Company among its shareholders for the purpose of winding-up its affairs.

NOTE 12. WARRANTS

         During the period ended December 31, 1997, the Company issued 4,885,800 common shares on the exercise of the following special warrants:

    (i)        CLASS A SPECIAL WARRANTS
               556,000 common shares and 139,000 non-transferable share purchase warrants (the "Class A Warrants") on the exercise of 556,000 Class A Special Warrants. Each Class A Warrant entitles the holder to purchase an additional common share at Cdn. $1.80 per share on or before February 11, 1998 and at Cdn. $2.07 on or before February 11, 1999. The Class A Warrants remained unexercised at December 31, 1998 and expired unexercised in the first quarter of 1999.

    (ii)       CLASS B SPECIAL WARRANTS
               1,540,000 common shares and 1,540,000 non-transferable share purchase warrants (the "Class B Warrants") on the exercise of 1,400,000 Class B Special Warrants. Two Class B Warrants entitle the holder to purchase an additional common share at Cdn. $2.15 per share on or before March 17, 1998 and at Cdn. $2.47 per share on or before March 17, 1999. The Company has also granted the agent special options to acquire, without additional consideration, 400,000 Class B Warrants. During the period ended December 31, 1997, an additional 91,864 common shares were issued for proceeds of $141,396 on the exercise of 183,728 Class B Warrants. Of the Class B warrants, 1,756,272 warrants remained unexercised at December 31, 1998 and expired unexercised in the first quarter of 1999.

                                BENZ ENERGY INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)


    (iii)      CLASS C SPECIAL WARRANTS
               432,300 common shares and 216,000 non-transferable share purchase warrants (the "Class C Warrants") on the exercise of 393,000 Class C Special Warrants. Each Class C Warrant entitles the holder to purchase an additional common share at Cdn. $2.55 per share on or before April 13, 1998 and at Cdn. $2.95 per share on or before April 12, 1999. The Company has also granted the agent special options to acquire, without additional consideration, 40,000 Class C Warrants. As at December 31, 1998, 256,000 Class C Warrants remained unexercised and expired unexercised in 1999.

    (iv)       FIRST TRANCHE CLASS D SPECIAL WARRANTS
               2,101,000 common shares and 1,050,000 non-transferable share purchase warrants (the "First Tranche Class D Warrants") on the exercise of 1,910,000 First Tranche Class D Special Warrants. Each First Tranche Class D Warrant entitles the holder to purchase an additional common share at a price of Cdn. $3.50 per share on or before April 18, 1998 and at Cdn. $4.25 per share on or before October 18, 1998. The Company has issued 50,000 common shares, at an ascribed price of $116,571 to the agents and has also granted the agents 191,000 share purchase warrants (the "Agents' First Tranche Warrants"). Each Agents' First Tranche Warrant is exercisable to purchase one common share at a price of Cdn. $3.25 per share on or before April 18, 1998 and at Cdn. $3.75 per share thereafter until October 18, 1998, subject to certain exercise restrictions. The First Tranche Class D Warrants and the Agents' First Tranche Warrants expired unexercised in 1998; and

    (v)        SECOND TRANCHE CLASS D SPECIAL WARRANTS
               256,500 common shares and 128,250 non-transferable share purchase warrants (the "Second Tranche Class D Warrants") on the exercise of 256,500 Second Tranche Class D Special Warrants. Each Second Tranche Class D Warrant entitles the holder to purchase an additional common share at a price of Cdn. $3.50 per share on or before June 26, 1998 and at Cdn. $4.25 per share on or before December 28, 1998. The Company has also granted the agents 25,650 share purchase warrants (the "Agents' Second Tranche Warrants"). Each Agent's Second Tranche Warrant is exercisable to purchase one common share at Cdn. $3.25 per share until June 26, 1998 and at Cdn. $3.75 per share thereafter until December 28, 1998, subject to certain exercise restrictions. The Second Tranche Class D Warrants and the Agents' Second Tranche Warrants expired unexercised in 1998.

       The following additional warrants that were outstanding at December 31, 1997 were exercised or expired unexercised in 1998:

               (i) of the warrants to purchase common shares at Cdn. $1.30 per share on or before December 5, 1998: 5,000 were exercised in April for proceeds of $4,561, 89,900 were exercised in June for proceeds of $79,585 and the remaining 393,600 expired unexercised in December;

               (ii) 142,900 warrants to purchase common shares at Cdn. $2.05 per share on or before December 15, 1998 expired unexercised.

                                BENZ ENERGY INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)


NOTE 13. STOCK OPTIONS

         Stock options activity is summarized as follows:


                              Outstanding and                                          Outstanding
                   Per         Exercisable at                        Options               and
 Fiscal Year      Share         December 31,        Options         Exercised        Exercisable at         Date of
   Granted        $ CDN            1998             Granted       or Cancelled       March 31, 1999       Expiration
-------------    -------      ---------------      ---------      ------------       --------------       ----------
1997                2.60              298,700             --                --              298,700          1/16/00
1997                3.45              550,000             --                --              550,000          4/25/00
1997                1.95            1,531,539             --                --            1,531,539         12/19/02
1997                2.98              300,000             --                --              300,000         10/17/00
1998                1.83               25,000             --                --               25,000          5/06/03
1998                1.61               75,000             --                --               75,000          1/15/03
1998                1.69               20,000             --                --               20,000          3/01/03
1998                1.68               45,000             --                --               45,000          3/15/03
1998                1.89               25,000             --                --               25,000          4/01/03
1998                1.96               10,000             --                --               10,000          4/15/03
1998                1.60               10,000             --                --               10,000          6/16/03
                              ---------------      ---------      ------------       --------------
                                    2,890,239             --                --            2,890,239
                              ---------------      ---------      ------------       --------------
                              ---------------      ---------      ------------       --------------

                                                                                     Outstanding
                              Outstanding and                       Options              and
                    Per        Exercisable at                      Exercised         Exercisable
 Fiscal Year       Share        December 31,        Options           or             at March 31,           Date of
   Granted         $ CDN            1997            Granted        Cancelled             1998             Expiration
-------------     ------      ---------------      ---------      ------------       --------------       ----------
1995                0.21               45,000             --           (45,000)                  --          1/30/98
1996                0.33               42,000             --           (42,000)                  --          7/17/99
1997                2.30               40,000             --                --               40,000         11/21/98
1997                2.60              298,700             --                --              298,700          1/16/00
1997                3.45              550,000             --                --              550,000          4/25/00
1997                1.95            1,738,764             --                --            1,738,764         12/19/02
1997                2.98              300,000             --                --              300,000         10/17/00
                              ---------------      ---------      ------------       --------------
                                    3,014,464             --           (87,000)           2,927,464
                              ---------------      ---------      ------------       --------------
                              ---------------      ---------      ------------       --------------

         STOCK OPTION PLAN - In 1997, the Company instituted a stock option plan (the "Plan") covering eligible directors and employees, as defined in the Plan. The Company may issue up to 3,020,988 shares of Common Stock under the Plan, of which options to acquire 130,749 shares of Common Stock remained available for grant at March 31, 1999. Such maximum includes options issued to certain officers, directors and key employees at the discretion of the Board prior to the adoption of the Plan. Under the Plan, the exercise price of each option equals the market price of Benz's Common Stock on the date of grant. Options become exercisable immediately and expire within a period determined at grant, not to exceed ten years.

                                 BENZ ENERGY INC.
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)


         At the February 19, 1999 meeting of the Board of Directors, 2,102,319 options held by certain employees, officers and directors of the Company were cancelled. The Board reissued 2,112,349 options to these certain employees, officers and directors at an exercise price of Cdn. $0.50 per share. In addition, 300,000 options held by a former officer of the Company were cancelled and 500,000 options were reissued at an exercise price of Cdn. $0.53 per share as per his termination agreement. See Note 18, "Commitments and Contingencies" for a discussion of the termination agreement. The repricing of the options is subject to VSE approval. Of the options above, 2,023,700 options are held by executive officers and directors of the Company and repricing of such options requires shareholder approval in addition to VSE approval.

         The Company accounts for its stock option transactions under the provisions of APB No. 25. The following pro forma information is based on estimating the fair value of grants based upon the provisions of SFAS No. 123. The fair value of each option granted during the periods indicated has been estimated as of the date of grant using the Black-Scholes option pricing model with the following assumptions:


                                                                           Four Months
                                                        Year Ended             Ended            Ten Months
                                                        December 31,         December 31,      Ended August
                                                           1998                 1997             31, 1997
                                                       ------------       ---------------      ------------
      Risk Free Interest Rate                                  4.59%                 5.57%             5.57%
      Life of the Options                                   2 years             2-3 years         2-3 years
      Expected Dividend Yield                                     0%                    0%                0%
      Expected Volatility                                       138%                   30%               30%

      Weighted Average Fair Value of Options
         Granted                                              $0.14                 $0.40             $0.60

         No options were granted in the first quarter of 1999 or 1998. The Company's pro forma net loss and net loss per share assuming compensation cost was determined under SFAS No. 123 would have been the following:

                                 BENZ ENERGY INC.
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)



                                                                       For the Three Months Ended
                                                                               March 31,
                                                              ------------------------------------------
                                                                   1999                       1998
                                                              --------------             ---------------
                Net Loss                                      $   (2,801,905)            $    (2,508,105)
                Net Loss Per Basic Share                               (0.08)                      (0.08)

                                                              March 31,                  March 31,
                                                                1999                       1998
                                                           --------------             ---------------
                Weighted  Average  Option Price Per Share
                   (Cdn$):
                Granted                                    $           --             $            --
                Exercised                                              --                        0.27
                Cancelled                                              --                          --
                Outstanding at End of Period                         2.39                        2.41
                Exercisable at End of Period                         2.39                        2.41

             Weighted Average Remaining Life of Options
             Outstanding                                        33 months                   44 months

NOTE 14. RETIREMENT PLAN

         The Company sponsors a 401(k) Profit Sharing Plan (the "401(k) Plan") under Section 401(k) of the Internal Revenue Code. This plan covers all eligible employees of the Company. The Company matches $.50 for each $1.00 of employee deferral, subject to limitations imposed by the Internal Revenue Service. Company contributions to the 401(k) Plan during the periods ended March 31, 1999 and 1998 totaled $8,042 and $15,676, respectively.


NOTE 15. RELATED PARTY TRANSACTIONS

         The Company executed a secured short-term interest-bearing note with Starbucks Trust "Starbucks"), a trust controlled by the wife of the Chairman & CEO, in the amount of up to $2.5 million. The Chairman & CEO disclaims beneficial ownership or control of the trust. Starbucks invested the funds with brokerage accounts that used a portion of the funds to purchase the Company's stock. Interest accrues at a rate of 9% per annum on outstanding advances. All outstanding advances and accrued interest were due on December 31, 1998. Due to a standstill agreement described below, at March 31, 1999 advances totaling $2.9 million plus accrued interest remained outstanding.

                                 BENZ ENERGY INC.
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)


         In July 1998, the Company entered into a purchase and sale agreement with Starbucks to acquire all of Starbucks' interest in certain oil and gas leases and properties, along with other associated assets. The purchase price was $2,332,537 in cash and 600,000 common shares of the Company valued at $696,661, such price subject to post-closing adjustments. Starbucks has guaranteed that the assets acquired, on January 1, 2000 or such earlier date as Starbucks may request, will have a value of not less than $3,032,537, such valuation defined in the agreement. In the event the valuation is less than the amount guaranteed, Starbucks is required to pay the difference to the Company. During 1998, the Company paid approximately $1.1 million of the principal amount due to Starbucks plus accrued interest. At March 31, 1999, $1.2 million remained outstanding and is currently subject to a standstill agreement described below. The Company is accruing interest on the unpaid balance due Starbucks at a rate of 9% per annum. The Starbucks transaction was reviewed and approved by a committee of outside directors and received approval from the Vancouver Stock Exchange.

         During 1998, the Company sold certain shares of Stanford Energy stock for proceeds of Cdn. $1,183,735 and transferred such proceeds to Slattery Trust, a trust controlled by Prentis B. Tomlinson. In addition, the Company transferred certain shares of Stanford Energy stock to the account of Slattery Trust. Such stock was subsequently sold. Proceeds from the above transactions were used by Slattery Trust to purchase Benz Energy Ltd. common stock on the open market on behalf of the Company. The 600,000 shares of Benz Energy common stock purchased was then transferred to Starbucks Trust in satisfaction of the terms of the Starbucks acquisition discussed above.

         In April 1998, the Company agreed to acquire certain petroleum interests and assume certain liabilities from Calibre, a private limited liability company owned by certain directors and officers of the Company, and to acquire certain petroleum interests owned by certain directors and officers of the Company. The Company paid $261,000 in cash, forgave $1,450,000 of Calibre accounts payable to the Company, assumed $450,000 in debt, issued promissory notes totaling $2,000,000 and will issue 1,927,426 shares of the Company at an ascribed price of Cdn. $2.80 per share in 1999. The promissory notes bear interest at 10% per annum and were due, with accrued interest, half on April 1, 1998 and the balance on September 1, 1998. Payments of $215,000 were made during 1998. At March 31, 1999, $1,785,000 principal amount remained outstanding plus accrued interest. Of this amount, $1,485,000 and $200,000, due respectively to Prentis B. Tomlinson Jr. and Starbucks Trust, are subject to a standstill agreement described below. In addition, Mr. Tomlinson has agreed to allow amounts owed to him under such promissory notes to be offset against the Starbucks note receivable described above. The Caliber transaction was reviewed and approved by a committee of outside directors and received approval from the Vancouver Stock Exchange.

         In December 1998, as part of certain transactions by and between the Company and Shell Capital, Inc., the Company was required to deliver an agreement whereby Starbucks and Mr. Tomlinson each agreed to a deferment of payments of any amounts owing to them from Benz, Texstar or any affiliate (the "Benz Entities") until the termination date as defined in the Shell financing arrangement. The parties agreed further not to pursue collection of any such amounts from Benz Entities during such deferment period. Mr. Tomlinson and Starbucks entered into such agreement in consideration of a mutual deferment by the Benz Entities to collect or risk payments of amounts owed to them by Tomlinson, Starbucks, Texstar Holdings L.L.C. and Security Oil, L.L.C. (See Note 8, "Long-term Debt" for a description of the Shell financing).

                                 BENZ ENERGY INC.
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)


         Certain debt, as described in Note 8, "Long-term Debt" is guaranteed by Mr. Tomlinson, Slattery Trust, whose beneficiary is Mr. Tomlinson, Calibre, certain affiliates of Calibre, and Texstar Holdings.

         During the three months ended March 31, 1998, the Company made advances to Calibre Ecuador of $136,607 that were written off.

         The Company participates in various oil and gas activities with related parties. All transactions related to such activities are in the normal course of business. As of March 31, 1999 and 1998, balances with related parties were as follows:


                                                                       March 31,             March 31,
                                                                         1999                  1998
                                                                    --------------         -------------
                     Joint Interest Billing Receivable              $      899,282 (1)     $     965,433
                     Other Receivables                                      95,000                95,000

(1) Includes amount currently involved in litigation. See Note 18, "Commitments and Contingencies".


         During the periods ended March 31, 1999 and 1998, the Company was charged $9,923 and $10,487, respectively for management, professional and office services provided by companies under significant influence of former directors of the Company.



NOTE 16.        EARNINGS PER SHARE

         Securities that could potentially dilute basic earnings per share in the future that were not included in the computation of diluted earnings per share because their effect would have been antidilutive are as follows:

                                                                          March 31,             March 31,
                                                                             1999                  1998
                                                                          ---------             ---------
                        Warrants                                          2,493,903             4,799,936
                        Options                                           2,890,239             2,927,464
                                                                          ---------             ---------
                          Total Shares                                    5,384,142             7,727,400
                                                                          ---------             ---------
                                                                          ---------             ---------

                                 BENZ ENERGY INC.
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)



NOTE 17. GOING CONCERN ISSUE

         The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The Company has experienced significant delays in the completion of certain wells that are a key component of obtaining new financing for the Company. These delays have created a significant working capital deficit and depleted cash reserves. As a result, the Company has secured standstill agreements on certain financial debt covenants of which it is currently in violation. In addition, the Company was able to extend the maturity dates of currently due debt to July 31, 1999 in anticipation of completing a major well. In the event that the well is not completed timely and the Company is not able to refinance the current debt by the extended due dates, the debt may ultimately be called. The Company may not be able to meet such demands.

         The Company anticipates the completion of the major well that is necessary to obtain additional financing. The Company also is currently in negotiations with several institutions to obtain production financing to repay currently due debt. The Company also anticipates obtaining significant additional equity in the near term through a private placement. In addition, the Company has closed the sale of one non-core property for approximately $507,500 and is negotiating the sale of an interest in another property for over $4.0 million of proceeds. One additional property is currently the subject of negotiations for sale with proceeds expected to exceed $1.0 million.


NOTE 18. COMMITMENTS AND CONTINGENCIES

         LITIGATION - The Company is involved in litigation and is subject to governmental and regulatory controls arising in the ordinary course of business. It is the opinion of the Company's management that all claims and litigation involving the Company are not likely to have a material adverse effect on its financial position or results of operations.

         The Company has filed suit against STB Energy Inc., Hilton Petroleum, Inc., Trimark Resources, Inc., Westport Petroleum, Inc. and Bradley M. Colby alleging breach or participation and operating agreements, suit on a sworn account, fraudulent inducement to contract, fraud, constructive fraud, breach of fiduciary duty and conspiracy, and seeks a declaratory judgement on corporate veil and alter ego theories. The suit is pending and trial date has been set.

         The Company has filed suit against Rainbow Oil and Gas, Inc. ("Rainbow") alleging breaches of participation, operating and letter agreements covering certain prospects in Texas, Louisiana, and Mississippi. Rainbow counter-claimed and seeks relief in the form of damages for breach of contract, fraud and punitive damages plus attorneys' fees and interest. The lawsuit is presently in the initial stages of discovery. Although the outcome of this lawsuit can not be predicted with certainty, management will vigorously defend the counterclaims and believes that such counterclaims will not have a material adverse effect on the financial position or results of operations of the Company.

                                 BENZ ENERGY INC.
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)


         ENVIRONMENTAL - Benz, as owner and operator of oil and gas properties, is subject to various federal, state, and local laws and regulations relating to discharge of materials into, and protection of, the environment. These laws and regulations may, among other things, impose liability on the lessee under and oil and gas lease for the cost of pollution clean-up resulting from operations, subject the lessee to liability for pollution damages and impose restrictions on the injection of liquids into subsurface strata. Benz maintains insurance coverage that it believes is customary in the industry, although it is not fully insured against all environmental risks.

         The Company is not aware of any environmental claims existing as of March 31, 1999, that would have a material impact on its financial position or results of operations. There can be no assurance, however, that current regulatory requirements will not change, or past non-compliance with environmental laws will not be discovered on the Company's properties.

         EMPLOYMENT AGREEMENT - On December 16, 1998, the Company entered into an agreement with EnCap, the largest secured creditor of the Company, that should Prentis Tomlinson's employment be terminated, except for cause, following certain events, then EnCap will make a cash payment to Mr. Tomlinson of $1.0 million within 30 days of severance, enter into a consulting agreement with a three year term providing for payments of $185,000 per annum, and grant Mr. Tomlinson an overriding royalty interest in certain properties. These payments are obligations of the Company and EnCap has agreed to provide financing to fund such payment obligation.

         TERMINATION AGREEMENTS - The Company terminated a key officer's employment without cause and requested such officer to resign all of his positions with the Company except his position as a Director of the Company. As defined in his employment contract with the Company, such officer was entitled to certain liquidated damages, and not as a penalty, in the amount of $1,150,000 payable as follows:

         - Payments of $10,000 per month for 12 months commencing February 15, 1999;
         -  Payment of $400,000 on January 15, 2000;
         -  Payment of $200,000 on July 15, 2000; and
         - Payment of the balance due under his agreement, as adjusted, on January 15, 2001.

         In addition, the officer was granted new stock options in lieu of the 300,000 shares granted December 18, 1997. The new stock option agreement dated February 15, 1999 is for 500,000 shares of Common Shares $0.01 par value. The remaining agreed liquidated damages due on January 25, 2001 shall be reduced by the difference between the option price under the new option agreement for 500,000 shares of Common Shares and the 500,000 option shares as of the date the payment of the balance of the agreed liquidated damages. All cash payments payable to the officer shall be reduced by applicable federal, state and local withholding taxes. As a Director to the Company, he will be provided the same Director's Liability Insurance provided to other Directors. The Company also agreed that at its sole cost and expense to continue current health insurance coverage as required by applicable law until January 5, 2000; however, he notified the Company that he would forfeit such coverage as of April 15, 1999 and resigned as a director of the Company.

         On December 16, 1998, the Company entered into an agreement with EnCap that, should Mr. Tomlinson's employment be terminated, except for cause, following certain events, then EnCap on behalf of the Company will make a cash payment to Mr. Tomlinson of $1.0 million within 30 days of severance, and the Company will enter into a consulting agreement with a three-year term providing for payments of $185,000 per annum, and grant Mr. Tomlinson a permanent overriding royalty interest in certain properties. These payments are obligations of the Company and EnCap has agreed to provide financing to fund such payment obligations.

                                 BENZ ENERGY INC.
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)


         LEASE COMMITMENTS - The Company has entered into a certain noncancelable operating lease agreement for office space in Houston, Texas. The lease term expires on January 31, 2003. The lease terms are subject to certain operating expense escalations.

         Rent expense recorded in the statement of operations is $111,692 and $62,306 for the periods ended March 31, 1999 and 1998, respectively.

         Future minimum lease payments under the lease agreement for each of the years ended December 31, are as follows:

                               1999                                 $      396,187
                               2000                                        396,187
                               2001                                        396,187
                               2002                                        396,187
                               2003                                         33,016
                                                                    --------------
                                                                    $    1,617,764
                                                                    --------------
                                                                    --------------

NOTE 19. SUPPLEMENTAL DISCLOSURE OF NON-CASH FINANCIAL ACTIVITIES

         A summary of non-cash investing and financing activities for the three months ended March 31, 1999 and 1998 is presented below:

         In January 1998, the Company acquired certain oil and gas interests from Lasco for a note payable that was subsequently converted to 2,542,372 shares of Benz common stock valued at $3.0 million and 9,488,140 shares of redeemable preferred stock, as adjusted for reduction in purchase price, valued at $1 per share. In addition, the Company paid interest on the Lasco Acquisition note and dividends on the preferred shares into which the note was converted with common shares of the company valued at $782,500. There were no non-cash investing and financing activities in the first quarter of 1999.


Supplemental Disclosure of Cash Flow Information


                                                                  For the Three Months Ended
                                                                          March 31,
                                                         ------------------------------------------
                                                               1999                      1998
                                                         -----------------        -----------------
                Cash paid during the period for:
                   Interest, net of amounts
                    capitalized                          $       1,197,296        $         400,385
                Income and other taxes, net of
                    refunds                                             --                       --

                                 BENZ ENERGY INC.
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)


NOTE 20. FINANCIAL INSTRUMENTS

         The Company's financial instruments consist of cash, accounts receivable, accounts payable and long-term debt. The carrying amounts of cash, accounts receivable and accounts payable approximate fair value due to the highly liquid nature of these short-term instruments. The long-term debt, excluding the convertible debentures and special notes, approximates fair value due to the revision of terms at year-end of the bank indebtedness and the EnCap facility and the closing at year end of the Mobil promissory notes and the Shell production payment, all at current terms available to the Company. The convertible debentures and special notes approximate fair value based on the fact that holders elected to maintain the current terms when offered the ability to modify such terms.

NOTE 21. SUBSEQUENT EVENTS

The following events took place subsequent to March 31, 1999:
         - The Company executed the Seventh through Ninth Amendments to the BOCP Credit Facility wherein the maturity of such facility was extended to JuLY 31, 1999. The Company has been advanced
            $3,000,000 from this facility during the first four months of 1999.
         - Certain holders of the convertible debentures ($7,050,000) elected to be paid for the six-month period ending March 31, 1999 with 1,057,500 shares of common stock in lieu of $315,000 of interest. The stock price used in the swap was based on the 10 day trailing closing average through March 26 1999.
         - Effective March 31, 1999, a certain debenture holder has agreed to exchange $250,000 of debentures for 541,700 common shares.
         - Pursuant to the terms of the Series B Special Notes, the Company issued Series 3 Debentures in exchange for similar amounts of the Series B Special Notes.
         - The Company and Series 1 debenture holders have agreed to lower the conversion price of the debentures from Cdn. $1.70 per common share to Cdn $1.40 per common share in exchange for certain changes in the indenture agreement. The Company intends to approach the Series 3 debenture holders and Series
            B Special Note holders for the same changes. The Company has approached the Series 1 debenture holders to exchange their debentures for non-redeemable convertible preferred stock in exchange for new equity to be placed into the Company. The
            Company intends to similarly approach the Series 3 Debenture holders. The early redemption provision of the redeemable preferred stock described in Note 11 relating to a qualified public offering of the Company's common stock was waived by the holder in May 1999, subject to the completion of the exchange offer.
         - The Company is in negotiations with Pioneer Natural Resources to structure a plan to pay the balance owing Pioneer
            (approximately $4 million). Discussions have included one or all of the following; issuing stock, issuing a promissory note for payment over an extended period, paying a portion in cash or trading prospects for some or all of the amounts due.
          - The first payment to Western under the Western Geophysical contract (estimated $3.35 million) in Old Ocean has been deferred by Western to approximately June 10, 1999. The Company paid
            $700,000 on June 18, 1999 and $2.6 million on July 9, 1999. The
            Company has reached an oral agreement to pay the remaining balance of approximately $3.4 million by July 31, 1999.
         - The Company sold its Lisbon properties for proceeds of $507,500 in April 1999.
         -  On May 18, 1999, the Company migrated from the Yukon
            Territory, Canada and became a Delaware Corporation.
            Authorized capital stock will be 400,000,000 shares consisting of 300,000,000 shares of common stock and 100,000,000 shares of preferred stock.
         - Certain vendors have initiated suits against the Company for non-payment of amounts due them. These amounts have been reflected in the Company's accounts payable.
          - The Company has executed a letter of intent to sell 37.5% of its interest in the Old Ocean Prospect for approximately $5.5 million. The potential purchaser will also have the option to purchase an additional 12.5% of the Company's interest for approximately
            $2 million. Additionally, the letter of intent contains provisions relating to the overriding royalty interests in the prospect and the marketing of 3-D seismic geophysical data covering the prospect.
          - In July, 1999, the Company issued 34,596 shares of class A, series II convertible preferred stock and warrants to purchase 3,974,923 shares of common stock in connection with the retirement of 95.45% of the Mobil financing described in Note 8 and the re-conveyance of the applicable net profits interest. The balance of the financing and re-conveyance was settled through a cash payment.
          - On July 9, 1999, the Company consummated an offering pursuant to which it offered to exchange up to 354,250 shares of its class A, series II preferred stock for any and all of its outstanding 9% convertible debentures series I, due March 31, 2003 and an offering to sell up to 121,000 shares of class A, series II convertible preferred stock. At the closing, the Company exchanged $15,145,000 principal amount of the 9% convertible debentures and issued an aggregate of 238,201 shares of class A, series II preferred stock, which included 44,600 shares issued under the primary offering and the remainder of which were issued pursuant to the exchange offer. The proceeds from the exchange offer and offering of convertible preferred stock were used to retire a portion of the Mobil financing, to repurchase a portion of the Old Ocean net profits interest, to pay a portion of the seismic costs relating to the Old Ocean Prospect and to pay fees and expenses of the transactions.

                                 BENZ ENERGY INC.
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)


NOTE 22. CUSTOMER INFORMATION

         MAJOR PURCHASERS - During the three months ended March 31, 1999, Coral Energy LP and Tejas Gas Corporation accounted for approximately 60% and 14 %, respectively, of the Company's total oil and gas revenue. No other purchasers accounted for more than 10% of the Company's total oil and gas revenue in the periods indicated above. The Company does not believe the loss of any existing purchaser would have a material adverse effect on the Company.

         CONCENTRATION OF CREDIT RISK - The Company's revenues are derived principally from uncollateralized sales to customers in the oil and gas industry; therefore, customers may be similarly affected by changes in economic and other conditions within the industry. Benz has not experienced significant credit losses on such sales.


NOTE 23. SUPPLEMENTAL OIL AND GAS DISCLOSURES

         The following includes supplemental information regarding the Company's oil and gas activities:

         AMORTIZATION RATE - All of the Company's oil and gas properties are located in the United States. The amortization rate per Mcfe was as follows for the periods indicated:

                Three months ended March 31, 1999                           $1.30
                Three months ended March 31, 1998                           $1.34

         Amortization per Mcfe reflects depreciation, depletion and amortization of only capitalized costs of proved oil and gas properties.

         COSTS NOT BEING AMORTIZED - The following table sets forth a summary of oil and gas property costs not being amortized at dates indicated:


                                                             March 31,                   March 31,
                                                               1999                        1998
                                                           -------------               --------------
                Property acquisition costs                 $  32,767,775               $   12,714,993
                Exploration and development                    5,380,468                      571,261
                                                           -------------               --------------
                Total                                      $  38,148,243               $   13,286,254
                                                           -------------               --------------
                                                           -------------               --------------

                                 BENZ ENERGY INC.
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)


         CAPITALIZED COSTS INCURRED - The following table sets forth the capitalized costs incurred in oil and gas producing activities for the periods indicated:


                                                                         Three Months Ended
                                                                              March 31,
                                                                     1999                     1998
                                                              -----------------      --------------------
                Acquisition of proved properties              $         575,046      $            479,234
                Acquisition of unproved properties                    2,909,867                18,813,309
                Exploration costs                                     1,478,771                   667,647
                Development costs                                     1,147,670                   618,252
                Capitalized interest                                  1,039,897                   171,398
                Property sales                                               --                  (600,000)
                                                              -----------------      --------------------
                  Total                                       $       7,151,251      $         20,149,840
                                                              -----------------      --------------------
                                                              -----------------      --------------------

         CAPITALIZED COSTS - The following table sets forth the capitalized costs and associated accumulated depreciation, depletion and amortization, including impairments, relating to the Company's oil and gas production, exploration and development activities:


                                                                     March 31,                March 31,
                                                                       1999                     1998
                                                              -----------------      --------------------
                Proved properties                             $      51,161,009      $         32,566,598
                Unproved properties                                  38,148,243                13,286,254
                                                              -----------------      --------------------
                                                                     89,309,252                45,852,852
                Less: Accumulated DD&A                               (4,901,920)               (1,615,368)
                                                              -----------------      --------------------
                Total                                         $      84,407,332      $         44,237,484
                                                              -----------------      --------------------
                                                              -----------------      --------------------

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Delaware General Corporation Law (the "DGCL") grants every corporation the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, cardinal, administrative, or instigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys' fees) judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

         The DGCL also grants every corporation the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation and except that no indemnification shall be made in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnify for such expenses which the court shall deem proper.

         The DGCL provides that to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in the statute, or in the defense of any claim, issue, or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonable incurred by him in connection therewith.

         The Registrant's Certificate of Incorporation contains provisions which indemnify and exculpate the directors and officers of the Registrant from and against certain liabilities. The Registrant's Certificate of Incorporation provides that each person who at any time is or was a director or officer of the Registrant, and is threatened to be or is made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, by reason of the fact that such person is or was a director or officer of the Registrant, or is or was serving at the request of the Registrant as a director, officer, partner, venturer, proprietor, member, employee, trustee, agent or similar functionary of another domestic or foreign corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other for-profit or non-profit enterprise, whether the basis of the proceeding is an alleged action in such person's official capacity or in another capacity while holding such office, shall be indemnified and held harmless by the Registrant to the fullest extent authorized by the DGCL, except that such person shall not be indemnified if he is convicted of a crime in a criminal proceeding. The Registrant's Certificate of Incorporation provides that a director of the Registrant shall have no personal liability to the Registrant or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director's duty of loyalty to the Registrant or its shareholders,
(b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) for acts or omissions specified in
Section 174 of the DGCL regarding the unlawful payment of dividends and the unlawful purchase or redemption of the Registrant's stock, and (d) for any transaction from which the director derived an improper personal benefit.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND REGISTRATION

         The following table sets forth the various expenses in connection with the sale and distribution of the securities being registered. All expenses of registration of the Shares will be borne by us. All of the amounts shown are estimates except the registration fee.

Securities and Exchange Commission registration fee ...........................      $
Legal fees and expenses .......................................................
Accounting fees and expenses ..................................................
Printing expenses .............................................................
Blue sky fees and expenses ....................................................
Miscellaneous .................................................................
  Total Expenses ..............................................................      $

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES


 DATE OF TRANSACTION        PERSONS TO WHOM          TYPE OF SECURITIES         AMOUNT OF         DESCRIPTION OF THE TRANSACTION
 -------------------      SECURITIES WERE SOLD       ------------------       SECURITIES SOLD     ------------------------------
                          --------------------                                ---------------
March 26, 1998                                       Convertible Debt          $10.0 million        Private Placement
March 16, 1998                                       Convertible Debt          $27.5 million        Private Placement

ITEM 27. EXHIBITS


        EXHIBIT    DESCRIPTION
        NUMBER     -----------
        -------
         +2.1     Share Purchase Agreement Between Slattery Trust, Ruston Trust,
                  Houston Trust, Starbucks Trust, Todd Grabois, Robert Novak and
                  Benz Equities Ltd.
         +3.1     Certificate of Incorporation.
         +3.2     By-Laws.
         +5.1     Opinion of Porter & Hedges, L.L.P.
         *10.1    The Stock Option Plan
         *10.2    Employment Agreement Prentis B. Tomlinson, Jr.
         *10.3    Termination Agreement Ernest J. LaFlure
         *10.4    Purchase and Sale Agreement between Texstar Petroleum, Inc.
                  and Shell Capital Inc.
         +10.5    Bank One Credit Facility
         *10.6    First Amendment to Loan Agreement between Texstar
                  Petroleum, Inc. and Bank One, Texas, N.A.
         *10.7    Second Amendment to Loan Agreement between Texstar
                  Petroleum, Inc. and Bank One, Texas, N.A.
         *10.8    Third Amendment to Loan Agreement between Texstar
                  Petroleum, Inc. and Bank One, Texas, N.A.
         *10.9    Fourth Amendment to Loan Agreement between Texstar
                  Petroleum, Inc. and Bank One, Texas, N.A.
         *10.10   Participation Agreement between BOCP Energy Partners, L.P.
                  and Bank One, Texas, N.A.
         *10.11   Agreement among Texstar Petroleum, Inc., Benz Energy LTD,
                  Calibre Energy, L.L.C., BOCP Energy Partners, L.P. and EnCap
                  Energy Capital Fund IV, L.P.
         *10.12   First Amendment to the Participation Agreement between BOCP
                  Energy Partners, L.P. and Bank One, Texas, N.A.
         *10.13   Assignment of oil, gas and mineral leases and Bill of Sale
         *10.14   Loan Agreement among Texstar Petroleum, Inc., Perry Limited
                  Sreedeswar, Inc., Dalworth Capital, James Ladner, RP & C
                  International Limited and Energy Capital Investment Company
         *10.15   Assignment of contract rights and term assignment of oil
                  and gas lease, Old Ocean Area, Brazoria and Matagorda
                  Counties, Texas
         *15.1    Letter re-unaudited interim financial information
         *21.1    Schedule of Subsidiaries
         +23.1    Consent of Porter & Hedges, L.L.P. (included in Exhibit 5.1)
         *23.2    Consent of Merdinger, Fruchter, Rosen & Corso, P.C.
         *23.3    Consent of R.A. Lenser and Associates, Inc.
         *24.1    Power of Attorney (included herein at page II-4)
         *27.1    Financial Data Schedule

-----------
*        Filed herewith
+        To be filed by amendment

ITEM 28. UNDERTAKINGS

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

         (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement;

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement; provided, however, that subparagraphs
                  (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in the periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities and Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2) That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the Securities offered herein, and the offering of such Securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the Securities being registered which remain unsold at the termination of the offering.

         The undersigned Registrant hereby undertakes:

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to officers, directors and controlling persons of the Registrant pursuant to the provisions described under Item 24 of this registration statement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a trustee, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the Securities being registered, the Registrant will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is public policy as expressed in such Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements of filing on Form SB-2 and has duly caused this registration statement to be signed on our behalf by the undersigned, thereon duly authorized in the City of Houston, State of Texas on July 13, 1999.

                             BENZ ENERGY INC.


                             By:  /s/ Prentis B. Tomlinson, Jr.
                                --------------------------------------------
                                  Prentis B. Tomlinson, Jr.
                                  CHAIRMAN OF THE BOARD, PRESIDENT AND CHIEF
                                  EXECUTIVE OFFICER


         In accordance with the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form SB-2 has been signed below by the following persons in the capacities and on the dates indicated and each of the undersigned officers and directors of Benz Energy Inc. hereby severally constitutes and appoints Prentis B. Tomlinson, Jr. and Robert S. Herlin, his true and lawful attorney-in-fact, and each of them, to sign for him, and in his name in the capacity indicated below, such Registration Statement on Form SB-2 and for the purpose of registering such securities under the Securities Act of 1933, as amended, and any and all amendments (including post-effective amendments) thereto, hereby ratifying and confirming our signatures as they may be signed by our attorneys-in-fact to such Registration Statement and any and all amendments thereto.


         NAME                                                TITLE                             DATE
         ----                                                -----                             ----

/s/ Prentis B. Tomlinson, Jr.
------------------------------             Chairman of the Board, President and Chief      July 13, 1999
Prentis B. Tomlinson, Jr.                  Executive Officer

/s/ Robert S. Herlin
------------------------------             Director, Senior Vice President and Chief       July 12, 1999
Robert S. Herlin                           Financial Officer

/s/ Todd E. Grabois
------------------------------
Todd E. Grabois                            Vice President, Treasurer & Secretary           July 12, 1999

/s/ Kirsten A. Hink
------------------------------
Kirsten A. Hink                            Controller (Principal Financial Officer)        July 20, 1999

/s/ Robert L. Zorich
------------------------------
Robert L. Zorich                           Director                                        July 13, 1999


------------------------------
Yale Fisher                                Director                                        July __, 1999

/s/ David P. Quint
------------------------------
David P. Quint                             Director                                        July 14, 1999

                                       II-4


/s/ Gary Petersen
------------------------------
Gary Petersen                              Director                                        July 14, 1999


------------------------------
Russell Cleveland                          Director                                        July __, 1999

                                  EXHIBIT INDEX


        EXHIBIT    DESCRIPTION
        NUMBER     -----------
        -------
         +2.1     Share Purchase Agreement Between Slattery Trust, Ruston Trust,
                  Houston Trust, Starbucks Trust, Todd Grabois, Robert Novak and
                  Benz Equities Ltd.
         +3.1     Certificate of Incorporation.
         +3.2     By-Laws.
         +5.1     Opinion of Porter & Hedges, L.L.P.
         *10.1    The Stock Option Plan
         *10.2    Employment Agreement Prentis B. Tomlinson, Jr.
         *10.3    Termination Agreement Ernest J. LaFlure
         *10.4    Purchase and Sale Agreement between Texstar Petroleum, Inc.
                  and Shell Capital Inc.
         +10.5    Bank One Credit Facility
         *10.6    First Amendment to Loan Agreement between Texstar
                  Petroleum, Inc. and Bank One, Texas, N.A.
         *10.7    Second Amendment to Loan Agreement between Texstar
                  Petroleum, Inc. and Bank One, Texas, N.A.
         *10.8    Third Amendment to Loan Agreement between Texstar
                  Petroleum, Inc. and Bank One, Texas, N.A.
         *10.9    Fourth Amendment to Loan Agreement between Texstar
                  Petroleum, Inc. and Bank One, Texas, N.A.
         *10.10   Participation Agreement between BOCP Energy Partners, L.P.
                  and Bank One, Texas, N.A.
         *10.11   Agreement among Texstar Petroleum, Inc., Benz Energy LTD,
                  Calibre Energy, L.L.C., BOCP Energy Partners, L.P. and EnCap
                  Energy Capital Fund IV, L.P.
         *10.12   First Amendment to the Participation Agreement between BOCP
                  Energy Partners, L.P. and Bank One, Texas, N.A.
         *10.13   Assignment of oil, gas and mineral leases and Bill of Sale
         *10.14   Loan Agreement among Texstar Petroleum, Inc., Perry Limited
                  Sreedeswar, Inc., Dalworth Capital, James Ladner, RP & C
                  International Limited and Energy Capital Investment Company
         *10.15   Assignment of contract rights and term assignment of oil
                  and gas lease, Old Ocean Area, Brazoria and Matagorda
                  Counties, Texas
         *15.1    Letter re-unaudited interim financial information
         *21.1    Schedule of Subsidiaries
         +23.1    Consent of Porter & Hedges, L.L.P. (included in Exhibit 5.1)
         *23.2    Consent of Merdinger, Fruchter, Rosen & Corso, P.C.
         *23.3    Consent of R.A. Lenser and Associates, Inc.
         *24.1    Power of Attorney (included herein at page II-4)
         *27.1    Financial Data Schedule

-----------

*        Filed herewith
+        To be filed by amendment